SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to Section 240.14a-12

WellPoint, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 2, 2013

To Our Shareholders:

The Board of Directors joins us in extending to you a cordial invitation to attend the 2013 Annual Meeting of Shareholders of WellPoint, Inc. (the “Company”). The meeting will be held at the Indiana History Center, 450 West Ohio Street, Indianapolis, Indiana, at 8:00 a.m., Eastern Daylight Time, on Wednesday, May 15, 2013. At the meeting, we will be voting on the matters described in this proxy statement.

We are providing access to our proxy materials over the Internet at www.envisionreports.com/wlp. On or about April 2, 2013, we will mail a Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) to the majority of our shareholders of record, and on or about the same date we will mail to our other shareholders who have requested it a printed copy of this proxy statement and a proxy card. On the mailing date of the E-Proxy Notice, all shareholders and beneficial owners will have the ability to access all of the proxy materials at the website listed above.

If you are unable to attend, it is still important that your shares be represented and voted. Therefore, regardless of the number of shares you own, PLEASE VOTE THROUGH THE INTERNET, BY TELEPHONE OR BY MAIL. Any shareholder who attends the meeting may vote in person, even if he or she has voted through the Internet, by telephone or by mail, provided that if your shares are registered in the name of a bank or your broker or other nominee, you must obtain a legal proxy from your bank, broker or other nominee and bring it with you to the Annual Meeting.

Any shareholder planning to attend the Annual Meeting must comply with the requirements for admission set forth in the accompanying proxy statement under “Annual Meeting Admission” on page 4.

We hope that you will be able to attend the meeting, and we look forward to seeing you.

Sincerely,

JOSEPH R. SWEDISH Chief Executive Officer

JACKIE M. WARD
Chair of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF WELLPOINT, INC.

TO BE HELD MAY 15, 2013

TIME AND DATE	8:00 a.m., Eastern Daylight Time, on Wednesday, May 15, 2013

PLACE	Indiana History Center

450 West Ohio Street

Indianapolis, Indiana 46202

ITEMS OF BUSINESS	(1)	To elect the three members of the Board of Directors identified in the accompanying proxy statement for three-year terms.

(2)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013.

(3)	To hold an advisory vote to approve the compensation of our named executive officers.

(4)	If properly presented at the meeting, to vote on one shareholder proposal set forth in the accompanying proxy statement.

(5)	To transact such other business as may properly come before the annual meeting and any adjournment or postponement.

RECORD DATE	You can vote if you are a shareholder of record on March 15, 2013.

ANNUAL REPORT	Our 2012 Annual Report on Form 10-K, which is our Annual Report to Shareholders, is being made available with the accompanying proxy statement.

PROXY VOTING	It is important that your shares be represented and voted at the annual meeting. Whether or not you plan to attend the annual meeting, we urge you to vote your shares through the Internet or by telephone, as we describe in the accompanying materials. As an alternative, if you received a printed copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. You can revoke a proxy at any time prior to its exercise at the annual meeting by following the instructions in the accompanying proxy statement. Voting through the Internet, by telephone or by mail will not limit your right to vote in person or to attend the annual meeting.

By Order of the Board of Directors,

Kathleen S. Kiefer
Corporate Secretary

2013 PROXY STATEMENT SUMMARY

The following is a summary of certain key disclosures in this proxy statement. This is only a summary, and it may not contain all of the information that is important to you. For more complete information, please review this proxy statement as well as our 2012 Annual Report on Form 10-K.

Annual Meeting of Shareholders

Wednesday, May 15, 2013 at 8:00 a.m., EDT
Indiana History Center, 450 West Ohio Street, Indianapolis, Indiana 46202

Proposals to be Voted on and Board Voting Recommendations

Proposals	Recommendations
Election of Directors	FOR EACH NOMINEE

Ratification of Ernst & Young LLP as Auditors for 2013	FOR

Advisory vote to approve the compensation of our Named Executive Officers	FOR

Shareholder proposal	AGAINST

Business Highlights

•	Our 2012 net income increased to $8.18 per share from $7.25 per share in 2011.

•	Medical enrollment increased by 1.9 million for the year to approximately 36.1 million members at December 31, 2012.

•	Beginning in the first quarter of 2012, the Board of Directors increased the quarterly cash dividend on our common stock by 15% to $0.2875 from $0.25 in 2011.

•

In December 2012, we completed the acquisition of AMERIGROUP Corporation (“Amerigroup”), one of the nation’s leading managed care companies focused on meeting the health care needs of financially vulnerable Americans. This acquisition furthers our goal of creating better health care quality at more affordable prices for our customers. Amerigroup also advances our capabilities in effectively and efficiently serving the growing Medicaid population, including the expanding dual eligibles, seniors, persons with disabilities and long-term services and support markets.

Management and Compensation Highlights

•

2012 was a year of transition for our executive management team and our Board. In August 2012, John Cannon, our Executive Vice President, General Counsel, Secretary and Chief Public Affairs Officer, was named the Interim President and Chief Executive Officer (“CEO”), replacing Angela F. Braly. Further, the positions of Chair of the Board and CEO were separated and Jackie M. Ward, our Lead Director, was named the non-executive Chair of the Board succeeding Ms. Braly.

•

Mr. Joseph R. Swedish was selected by the Board as the new CEO, effective March 25, 2013. Mr. Swedish was also appointed to the Board of Directors, effective March 25, 2013, and is a nominee for election by our shareholders at this annual meeting.

•

Ms. Braly’s compensation for 2012 reflects one-time payments made under the terms of her employment agreement as a result of her termination without cause. Mr. Cannon’s 2012 compensation was adjusted to reflect his appointment and performance as the Interim President and CEO.

•

Leeba Lessin, who joined us with the acquisition of CareMore Health Group, Inc., became our Executive Vice President, Medicare Programs in November 2012 and Richard C. Zoretic, who joined us from Amerigroup, became our Executive Vice President, Medicaid Programs in December 2012.

•

Mr. Zoretic’s compensation during 2012 included our payment of a cash award to him equal to the value of a restricted stock grant that he received in 2010 from Amerigroup, which was cancelled upon our cash payment to him at the time of the Amerigroup acquisition.

•	The 2012 compensation of our other Named Executive Officers (“NEOs”) reflects both our 2012 performance and our compensation philosophy.

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WELLPOINT, INC.

120 Monument Circle

Indianapolis, Indiana 46204

PROXY STATEMENT

Annual Meeting of Shareholders

May 15, 2013

Purpose

This proxy statement is being made available to shareholders on or about April 2, 2013 in connection with a solicitation by the Board of Directors of WellPoint, Inc. (“WellPoint,” the “Company,” “we,” “us” or “our”) of proxies to be voted at the annual meeting of shareholders and any adjournments or postponements, to be held at 8:00 a.m., Eastern Daylight Time, Wednesday, May 15, 2013, at the Indiana History Center, at 450 West Ohio Street, Indianapolis, Indiana, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Shareholders will be admitted to the annual meeting beginning at 7:30 a.m., Eastern Daylight Time.

Internet Availability of Proxy Materials

We are using the “e-proxy” rules adopted by the Securities and Exchange Commission (the “SEC”) to furnish proxy materials to shareholders through a “notice only” model using the Internet. This allows us to reduce costs by delivering to shareholders a Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) and providing online access to the documents.

If you received an E-Proxy Notice by mail, you will not receive a printed copy of our proxy materials unless you specifically request one as set forth below. The E-Proxy Notice instructs you on how to access and review all of the important information contained in the proxy statement and our 2012 Annual Report on Form 10-K as well as how to submit your proxy through the Internet. On or about April 2, 2013, we mailed the E-Proxy Notice to the majority of our shareholders of record and a printed copy of these proxy materials to our other shareholders who had requested it.

This proxy statement, the form of proxy and voting instructions are being made available to shareholders on or about April 2, 2013, at www.envisionreports.com/wlp. If you received the E-Proxy Notice and would still like to receive a printed copy of the proxy materials, you may request a printed copy of this proxy statement and the form of proxy by any of the following methods: (a) telephone at 1-866-641-4276 in the United States, Canada or Puerto Rico or at 781-575-2300 from outside the United States, Canada or Puerto Rico; (b) Internet at www.envisionreports.com/wlp; or (c) e-mail at investorvote@computershare.com.

Record Date, Quorum and Vote Required

Record Date—At the close of business on March 15, 2013, the record date for the annual meeting, there were 301,892,172 shares of our common stock outstanding and entitled to vote at the annual meeting.

Quorum—In order for business to be conducted at the annual meeting, 25% of the votes entitled to be cast on a matter, represented in person or by proxy, must be present.

Vote Required—You will have one vote for each share held. Shares of our common stock represented by properly executed proxies will be voted at the annual meeting in accordance with the choices indicated on the proxy. Abstentions on a specific proposal will be considered as present at the annual meeting and will be counted for purposes of determining whether a quorum is present.

Each proposal at the annual meeting will be approved only if the proposal receives more votes “for” than “against.” If your shares of our common stock are held in street name, and you do not provide your broker with voting instructions, your broker has the discretion to vote your shares of common stock for or against only Proposal 2, the ratification of the appointment of our independent registered public accounting firm, and not any of the other proposals. If your broker does not have discretion to vote your common stock without your instructions, this is referred to as a “broker non-vote.” Broker non-votes will not be considered as votes cast on these proposals.

Shareholders

Shares of our common stock may be held directly in your own name or may be held beneficially through a broker, bank or other nominee in street name. Summarized below are some distinctions between shares held of record and those owned beneficially:

Shareholder of Record—If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares and we are providing proxy materials directly to you. As the shareholder of record, you have the right to vote in person at the annual meeting or to grant your voting proxy to the persons designated by us.

Beneficial Owner—If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in street name, and you have been provided proxy materials from your broker, bank or other nominee who is considered the shareholder of record with respect to the shares. As the beneficial owner, you have the right to direct the broker, bank or nominee on how to vote your shares and are also invited to attend the annual meeting. Your broker, bank or nominee is obligated to provide you with a voting instruction card for you to use. However, since you are not the shareholder of record, you may not vote these shares in person at the annual meeting unless you bring with you to the annual meeting a legal proxy, executed in your favor, from the shareholder of record.

Employee Shareholder—If you participate in the WellPoint 401(k) Retirement Savings Plan (the “401(k) Plan”) and you are invested in our common stock fund in your account, you may give voting instructions to the plan trustee as to the number of shares of common stock equivalent to the interest in our common stock fund credited to your account as of the most recent valuation date coincident with or preceding the record date. The trustee will vote your shares in accordance with your instructions received by May 13, 2013 at 11:59 p.m., Eastern Daylight Time. You may also revoke previously given voting instructions by May 13, 2013 at 11:59 p.m., Eastern Daylight Time, by filing with the trustee either written notice of revocation or a properly completed and signed voting instruction card bearing a later date. Your voting instructions will be kept confidential by the trustee. If you do not send instructions for a proposal, the trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.

Voting

Whether you hold shares as a shareholder of record or as a beneficial owner, you may vote before the annual meeting by granting a proxy or, for shares held in street name, by submitting voting instructions to your bank, broker or nominee. Most shareholders will have a choice of voting through the Internet or by telephone or, if you received a printed copy of the proxy materials, by completing a proxy card or voting instruction card and returning it in a postage-prepaid envelope. Please refer to the instructions below and in the E-Proxy Notice.

Through the Internet—You may vote through the Internet by going to www.envisionreports.com/wlp and following the instructions. You will need to have the E-Proxy Notice, or if you received a printed copy of the proxy materials, your proxy card or voting instruction card, available when voting through the Internet. If you want to vote through the Internet, you must do so before 11:59 p.m., Eastern Daylight Time, on May 14, 2013. If you vote through the Internet, you do not need to return a proxy card.

By Telephone—You may vote by touchtone telephone by calling (800) 652-8683. You will need to have your E-Proxy Notice, or if you received a printed copy of the proxy materials, your proxy card or voting instruction card, available when voting by telephone. If you want to vote by telephone, you must do so before 11:59 p.m., Eastern Daylight Time, on May 14, 2013. If you vote by telephone, you do not need to return a proxy card.

By Mail—If you are a beneficial owner, you may vote by mail by signing and dating your proxy card or voting instruction card provided by your broker, bank or nominee and mailing it in a postage-prepaid envelope. If you are a shareholder of record and you received a printed copy of our proxy materials, you may vote by signing and dating your proxy card or voting instruction card and mailing it in a postage-prepaid envelope. If you are a shareholder of record and received the E-Proxy Notice, in order to obtain a proxy card, please follow the instructions on the E-Proxy Notice. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign and date your proxy card, but do not provide instructions, your shares will be voted:

•	FOR the election of each of our nominee directors,

•	FOR the ratification of the appointment of the independent registered public accounting firm for 2013,

•	FOR the approval of the compensation of our Named Executive Officers, and

•	AGAINST the shareholder proposal.

Changing Your Vote—You may revoke your proxy at any time prior to the annual meeting. If you provide more than one proxy, the proxy having the latest date will revoke any earlier proxy. If you attend the annual meeting and you are a shareholder of record, you will be given the opportunity to revoke your proxy and vote in person. If you are a beneficial owner, you must have a legal proxy from your bank, broker or nominee in order to vote in person.

Inspector of Elections—Computershare Trust Company, N.A. has been appointed Inspector of Election for the annual meeting. The Inspector will determine the number of shares outstanding, the shares represented at the annual meeting, the existence of a quorum, and the validity of proxies and ballots, and will count all votes and ballots.

Confidentiality of Votes—The vote of each shareholder is held in confidence, except (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (b) if there is a contested proxy solicitation; (c) if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or (d) as necessary to allow the Inspector of Election to resolve any dispute about the authenticity or accuracy of a proxy card, consent, ballot, authorization or vote and to allow the Inspector of Election to certify the results of the vote.

Householding

Shareholders who share the same last name and address may receive only one copy of the E-Proxy Notice unless we receive contrary instructions from any shareholder at that address. This is referred to as “householding.” If you prefer to receive multiple copies of the E-Proxy Notice at the same address, additional copies will be provided to you promptly upon written or oral request, and if you are receiving multiple copies of the E-Proxy Notice, you may request that you receive only one copy. Please address requests for a copy of the E-Proxy Notice to our Secretary, WellPoint, Inc., 120 Monument Circle, Mail No. IN0102-B381, Indianapolis, Indiana 46204 or telephone (800) 985-0999.

Additional Information

Our Board of Directors (the “Board”) has not received notice of any, and knows of no, matters other than those described in the attached Notice of Annual Meeting of Shareholders, which are to be brought before the annual meeting. If other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy card to vote such proxy in accordance with their judgment on such matters.

Shareholders may receive, without charge, a copy of our 2012 Annual Report on Form 10-K, including consolidated financial statements, as filed with the SEC (which is our Annual Report to Shareholders). Please address requests for a copy of our 2012 Annual Report on Form 10-K to our Secretary, WellPoint, Inc., 120 Monument Circle, Mail No. IN0102-B381, Indianapolis, Indiana 46204. Our 2012 Annual Report on Form 10-K is also available on our website under “Investors—Financial Information—SEC Filings” at www.wellpoint.com.

Annual Meeting Admission

You must have an admission ticket, as well as a form of government-issued photo identification, in order to be admitted to the annual meeting. If you are a shareholder of record and received an E-Proxy Notice, your E-Proxy Notice is your admission ticket. If you are a shareholder of record and received a printed copy of our proxy materials, you must bring the admission ticket portion of your proxy card to be admitted to the annual meeting. If you are a beneficial owner and your shares are held in the name of a broker, bank or other nominee, you must request an admission ticket in advance by mailing a request, along with proof of your ownership of our common stock as of the record date of March 15, 2013, to WellPoint Shareholder Services, 120 Monument Circle, Mail No. IN0102-B381, Indianapolis, Indiana 46204. Proof of ownership would be a bank or brokerage account statement in your name showing the number of shares of WellPoint stock held by you on the record date or a letter from your broker, bank or other nominee certifying the amount of your beneficial ownership interest as of the record date.

If you wish to appoint a representative to attend the meeting in your place, you must provide the name of your representative, in addition to your E-Proxy Notice or the admission ticket portion of your proxy card if you are a shareholder of record, or your proof of ownership if you are a beneficial owner, and the address where the admission ticket should be sent. A shareholder may only appoint one representative. Requests from shareholders which are legal entities must be signed by an authorized officer or other person legally authorized to act on behalf of the legal entity.

Requests received after May 6, 2013 may not be able to be processed in time to allow you to receive your admission ticket before the meeting date so you should mail your request early.

No cameras, recording equipment, electronic devices, large bags, briefcases, signs or packages will be permitted in the annual meeting. Please note that due to security reasons, all bags may be subject to search, and all persons who attend the annual meeting may be required to pass through a metal detector or be subject to a hand wand search. We will be unable to admit anyone who does not comply with these security procedures. No one will be admitted to the meeting once the meeting has commenced.

Cost of Solicitation

We will bear the cost of the solicitation of proxies and have engaged Alliance Advisors, LLC to assist in the solicitation of proxies. Alliance Advisors, LLC will receive a fee of approximately $7,500 plus reasonable out-of-pocket expenses for this work. We also will reimburse banks, brokers or other custodians, nominees and fiduciaries for their expenses in forwarding the proxy materials to beneficial owners and seeking instruction with respect thereto. In addition, our directors, officers or other associates, without additional compensation, may solicit proxies from shareholders in person, or by telephone, facsimile transmission or other electronic means of communication.

Shareholder Proposals and Nominations for Next Year’s Annual Meeting

Shareholder Proposal for Inclusion in Our Proxy Materials—In order to submit a shareholder proposal for inclusion in our proxy statement for the 2014 annual meeting of shareholders pursuant to SEC Rule 14a-8, the proposal must be received by our Secretary at WellPoint, Inc., 120 Monument Circle, Mail No. IN0102-B381, Indianapolis, Indiana 46204, not later than December 3, 2013. Such proposals also will need to comply with the SEC regulations regarding the inclusion of shareholder proposals in our sponsored proxy materials if the shareholder would like the proposal to be so included.

Other Shareholder Proposals and Nominations—Our By-Laws also establish an advance notice procedure relating to director nominations and shareholder proposals that are not submitted for inclusion in the proxy statement, but that the shareholder instead wishes to present directly at the annual meeting. To be properly brought before the 2014 annual meeting of shareholders, the shareholder must give timely written notice of the nomination or proposal to our Secretary along with the information required by our By-Laws. To be timely, a shareholder’s notice must be delivered to our Secretary at the address listed above not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. For the 2014 annual meeting of shareholders, such notice must be delivered no earlier than January 15, 2014 and no later than February 14, 2014. In the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder must be delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

Copy of By-Law Provisions—The specific requirements of these advance notice and eligibility provisions are set forth in Section 1.5 and Section 1.6 of our By-Laws. Our By-Laws are available on our website at www.wellpoint.com under “Investors—Corporate Governance—Governance & Corporate Documents.”

GOVERNANCE OF THE COMPANY

Our business is managed under the direction of the Board of Directors. The Board has responsibility for establishing broad corporate policies and for our overall performance. We believe that the only results worth achieving are those achieved with integrity and a commitment to excellence. Accordingly, we have long recognized the importance of and have always placed a high priority upon having good corporate governance measures in place.

Board Leadership Structure

The Board believes that it should have the flexibility to establish a leadership structure that works best for the Company at a particular time, and reviews that structure from time to time. Historically, the positions of our Chair of the Board and CEO have, at different times, been separately held by two people or combined and held by the same person. Currently, the roles of Chair and CEO are separate and the positions will remain separate for at least the next two years, subject to extraordinary circumstances. Any decision to change the structure in the future will be based on what the Board believes is the most effective and efficient structure for the Company, taking into account the experience and expertise of the CEO, the skills, experience and expertise of the Directors and the Company’s circumstances and needs at that time.

The current Chair of the Board is Jackie M. Ward, and she has served in that role since August 2012. Our CEO is Joseph R. Swedish, who was also appointed by the Board to be a director, effective March 25, 2013, and is a nominee for election by our shareholders at this annual meeting. Given that Mr. Swedish has recently joined the Company, the Board believes that the current leadership structure allows Mr. Swedish to concentrate on overseeing the management of our business, while Ms. Ward oversees the functioning of the Board and our corporate governance. Upon Ms. Ward’s retirement from the Board on May 15, 2013 due to our director age limit, Mr. George A. Schaefer, Jr. will become the independent Chairman of the Board.

If the position of Chair and CEO are filled by the same person or if the Chair is not an independent Director, the independent Directors will elect a Lead Director, as required by our Corporate Governance Guidelines. The Lead Director presides at meetings of the Board and shareholders in the Chair’s absence, presides at all meetings of the non-executive directors (which are scheduled at each in-person Board meeting), serves as a liaison between the Chair and the independent directors, approves information sent to the Board, approves Board schedules, has the authority to call additional meetings of the independent directors and is available for consultation and direct communication, if requested, with major shareholders. The Board of Directors also recognizes the important leadership roles played by the chairpersons of each of the committees of the Board. The Board evaluates its leadership structure from time to time and changes it as circumstances warrant.

Board Role in Risk Oversight

Our Board of Directors oversees the risk management processes that have been designed and are implemented by our executives to determine whether those processes are functioning as intended and are consistent with our business and strategy. The Board oversees our exposure to major enterprise risks and, with the assistance of the Audit Committee, oversees the processes by which we assess, monitor and manage our exposure to major risks. The Board reviews and approves certain risk tolerance levels and action plans regarding major risks. In addition to the responsibilities delegated to the Audit Committee, the Board delegates to the Board committees the responsibility for assisting in the oversight of categories of risk within their areas of responsibility. See also “Compensation of Executive Officers—Assessment of Compensation-Related Risks” in this proxy statement for a description of the Compensation Committee’s role in overseeing compensation-related risks. A description of the enterprise risks facing us is included in Item I, Part IA “Risk Factors” in our 2012 Annual Report on Form 10-K.

In addition to its oversight of certain risks as delegated by the Board of Directors, the Audit Committee is specifically tasked with the following as it relates to enterprise risk management activities:

•	Review the appointment, promotion or dismissal of the Chief Risk Officer, who serves as the head of the internal enterprise risk management function;

•	Review and discuss our enterprise risk management framework, processes and governance structure;

•

Review and discuss our major financial risk exposures, and any other categories of risk delegated by the Board to the Audit Committee from time to time, and the steps management has taken to assess, monitor and manage such exposures; and

•	Discuss the responsibilities, budget and staffing of our enterprise risk management function.

We have formed an Enterprise Risk Council and a Strategic Risk Forum to oversee our enterprise risk management activities. The Enterprise Risk Council is comprised of members of our executive leadership team and the Chief Risk Officer. Roles and responsibilities of the Enterprise Risk Council include:

•	Drive an effective enterprise risk management culture;

•	Continually evaluate and bring forward emerging risk insight;

•	Review and approve risk tolerance levels (subject to Board review and approval where appropriate);

•	Act on risk tolerance breaches;

•	Engage with the head of internal audit to ensure appropriate two-way communication regarding our enterprise risks;

•	Review the Master Audit Plan to ensure there is appropriate coverage of the highest risk areas;

•	Review and approve the evaluation and prioritization of enterprise risks;

•	Review and approve enterprise action plans against risks; and

•	Review, approve and support resource requirements (subject to Board review where appropriate).

The Strategic Risk Forum is comprised of executives from across the Company who are directly accountable for their areas of responsibility and supports the Enterprise Risk Council. Each member of the Strategic Risk Forum is responsible for the following:

•	Evaluate and recommend levels of risk tolerance;

•	Identify, assess and categorize existing and emerging risks; and

•

Evaluate risks by estimating and conducting risk assessments, including analyzing and understanding root causes of risks, developing management’s action plan, and proposing accountabilities to the Chief Risk Officer.

The Chief Risk Officer provides quarterly updates of enterprise risk management activities conducted through the Enterprise Risk Council and Strategic Risk Forum to the Board of Directors and the Audit Committee, including separate executive sessions with the Audit Committee.

Policies on Corporate Governance

Over the past several years, we have enhanced our corporate governance practices in a number of meaningful ways, and we continually seek best practices to promote a high level of performance from the Board and management.

Among the practices we adhere to are the following:

•

We review annually our corporate governance documents, including our Articles of Incorporation, By-Laws, Corporate Governance Guidelines and committee charters, for compliance with their terms and for enhancements to improve corporate governance;

•	We have adopted majority voting for the election of directors in uncontested elections;

•	We have eliminated all supermajority voting requirements in our Articles of Incorporation and have opted out of the Indiana Control Share Acquisitions Statute;

•	Ten of our eleven current directors are “independent” under all applicable standards;

•	Only independent directors serve on the Audit, Compensation and Governance Committees;

•	Non-employee directors meet in executive session without management present at every in-person Board meeting;

•

When the positions of the Chair of the Board and CEO are held by the same person, a Lead Director presides at the executive sessions of independent directors and performs various other duties; the Lead Director position, if any, is elected annually by the independent directors;

•	The lead partner of our independent registered public accounting firm is rotated at least every five years;

•	The Board, and each committee of the Board, has the authority to engage consultants and advisors at our expense;

•

The Board, each standing committee and each director annually conduct evaluations of their performance (including director peer evaluations), and a third party governance expert reviews and reports on the evaluations;

•	The Board encourages directors to participate in continuing education programs and reimburses directors for the expenses of such participation;

•	The Board and our executive officers and associates are governed by our Standards of Ethical Business Conduct;

•	We have a recoupment policy to recover incentive compensation payments from our executive officers in the event of a restatement of our financial statements due to misconduct;

•

We do not provide tax gross-ups on payments made in connection with a change in control or on perquisites, subject only to honoring contractual requirements when assuming agreements upon a merger or other business combination;

•	We prohibit short sales, hedging transactions and pledges of Company stock by all associates, including Named Executive Officers; and

•	We have significant stock ownership guidelines that align our executives’ interests with those of shareholders.

Current versions of our Articles of Incorporation, By-Laws, Corporate Governance Guidelines, Standards of Ethical Business Conduct, and the charter of each standing committee of the Board are available on our website at www.wellpoint.com under “Investors—Corporate Governance—Governance & Corporate Documents.”

We will continue to assess and refine our corporate governance practices and share them with you.

BOARD AND COMMITTEE MEMBERSHIP

As reflected in our Corporate Governance Guidelines, our business, property and affairs are managed under the direction of our Board. Members of our Board stay informed of our business through discussions with our CEO and other officers, by reviewing materials provided to them, by visiting our offices, by participating in meetings of the Board and its committees and through their own industry knowledge and inquiries.

Director Independence

Our Board has adopted standards to assist it in making determinations of independence and whether or not a director has a material relationship with us. These standards are available on our website at www.wellpoint.com under “Investors—Corporate Governance—Governance & Corporate Documents.” Our Board has determined that all of our directors, other than Mr. Swedish, meet these standards, have no material relationship with us and are “independent” as defined by the New York Stock Exchange (“NYSE”) listing standards and the SEC’s rules.

Meetings and Committees of the Board

During 2012, the Board held sixteen meetings. The non-employee directors were given the opportunity to meet in executive session without management at all meetings. Our Board committees also conduct executive sessions that are presided over by the Chairperson of the respective committee. Each director attended at least 75% of the total meetings of the Board and each committee on which he or she served.

There are five standing committees of the Board and the Board also formed a temporary CEO Search Committee, as described in more detail below. From time to time, the Board, in its discretion, may form other committees. The following table provides membership information for each of the Board standing committees as of March 1, 2013.

Directors	Executive Committee	Audit Committee	Compensation Committee	Governance Committee	Strategic Innovation Committee
Lenox D. Baker, Jr. M.D.			X		X
Susan B. Bayh				X	X
Sheila P. Burke				X	X
Robert L. Dixon, Jr.		X		X
Julie A. Hill	X	X			Chair
Warren Y. Jobe		X			X
Ramiro G. Peru	X	X	Chair
William J. Ryan			X	X
George A. Schaefer, Jr.	X	Chair	X
Jackie M. Ward*	Chair		X	Chair

*	Chair of the Board

Set forth below are the primary responsibilities of each of the standing committees as described more fully in their charters, which are available on our website at www.wellpoint.com under “Investors—Corporate Governance—Governance & Corporate Documents.” Also set forth below is a description of the work performed by the CEO Search Committee beginning in September 2012.

The Audit Committee

The Audit Committee represents and assists the Board in its oversight of our accounting, financial reporting and internal audit controls and procedures. In its oversight of our financial statements and the independent audit thereof, the Audit Committee is responsible for the selection, evaluation and, where deemed appropriate, replacement of the independent registered public accounting firm, and for the evaluation of the independence of the independent registered public accounting firm. The Audit Committee is also responsible for the oversight of our Compliance Program and Standards of Ethical Business Conduct, as well as assisting the Board in overseeing the processes by which we assess, monitor and manage our exposure to major risks. The Chief Compliance Officer facilitates our compliance program and reports independently to the Audit Committee. The Audit Committee regularly receives a detailed report from the Chief Compliance Officer regarding our compliance program activities. See “Audit Committee Matters—Audit Committee Report” and “Governance of the Company—Board Role in Risk Oversight.”

The Audit Committee met nine times during 2012. The Audit Committee met separately, generally at each in-person meeting, with executive management (including the General Counsel), the head of internal audit, the Chief Risk Officer, the Chief Compliance Officer and the independent registered public accounting firm during 2012. The Board has determined that each of the members of the Audit Committee is “independent” as defined by the rules of the SEC and the NYSE listing standards and that each of the members, except Mr. Dixon, is an “audit committee financial expert” as defined by the SEC’s rules.

The Compensation Committee

The Compensation Committee assists the Board in discharging its responsibilities relating to compensation and benefits provided to our executive officers (which are to be determined by the Compensation Committee in its sole discretion) and other employees (except to the extent delegated by the Board to another committee of the Board), including conducting an assessment of the risks related to our compensation policies and practices. See “Compensation of Executive Officers—Assessment of Compensation-Related Risks.” One of the duties and responsibilities of the Compensation Committee is to set the compensation level of our CEO and other executive officers based on an evaluation of the executive’s performance in light of our goals and objectives. The Compensation Committee may take into consideration when setting the compensation levels of the executive officers (other than the CEO) any recommendations of the CEO with respect to the other executive officers.

In addition, the Compensation Committee has directly engaged an outside compensation consultant to assist in the evaluation of CEO and executive officer compensation, as authorized under its charter. The Compensation Committee engaged Semler Brossy Consulting Group, LLC (“Semler Brossy”) commencing in 2010 to provide executive compensation consulting services. Semler Brossy reports directly to the Compensation Committee, regularly participates in Committee meetings and advises the Committee with respect to compensation trends and best practices, plan design and the reasonableness of individual compensation awards. Semler Brossy does not provide any other services to the Company. The Compensation Committee has assessed the independence of Semler Brossy pursuant to, and based on the factors set forth in, the SEC’s rules and concluded that no conflict of interest exists that would prevent Semler Brossy from independently representing the Compensation Committee.

The Compensation Committee met four times during 2012. All members of the Compensation Committee are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), “non-employee directors” within the meaning of Section 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and “independent” within the meaning of the NYSE listing standards.

Compensation Committee Interlocks and Insider Participation

None of the Compensation Committee members is or has been an officer or employee of the Company or was involved in a relationship requiring disclosure as an interlocking director or under Item 404 of Regulation S-K.

The Governance Committee

The Governance Committee assists the Board in discharging its responsibilities relating to Board composition, director compensation and corporate governance by identifying and recommending individuals for nomination as members of the Board, recommending to the Board the overall director compensation policy and developing and recommending to the Board a set of corporate governance guidelines. The Governance Committee has directly engaged Compensation Advisory Partners, LLC (“CAP”), an outside compensation consultant, to assist in the evaluation of director compensation, as authorized under its charter. CAP reports directly to the Governance Committee. During 2012, CAP advised the Committee with respect to director compensation trends and best practices, plan design and the reasonableness of director compensation. The CAP consultants do not provide any other services to us. The Governance Committee has assessed the independence of CAP pursuant to, and based on the factors set forth in, the SEC’s rules and concluded that no conflict of interest exists that would prevent CAP from independently representing the Governance Committee.

The Governance Committee met seven times during 2012. The Board has determined that each of the members of the Governance Committee is “independent” as defined by the NYSE listing standards.

Shareholder Recommendations

The policy of the Governance Committee is to consider properly submitted shareholder recommendations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such recommendations, the Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications.” Any shareholder recommendations proposed for consideration by the Governance Committee must include the nominee’s name and qualifications for Board membership and must be addressed to our Secretary at WellPoint, Inc., 120 Monument Circle, Mail No. IN0102-B381, Indianapolis, Indiana 46204. Following verification of the shareholder status of persons proposing candidates, recommendations are aggregated and considered by the Governance Committee at a regularly scheduled meeting. If any materials are provided by shareholders in connection with the recommendation of a director candidate, such materials are forwarded to the Governance Committee.

For a description of the requirements regarding shareholder nominations and other proposals at annual meetings, see “Shareholder Proposals and Nominations for Next Year’s Annual Meeting.”

Identifying and Evaluating Nominees for Directors

The Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Governance Committee assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance Committee considers, subject to the restrictions in our By-Laws, whether the vacancy should be filled and if so, various potential candidates for director. Candidates may come to the attention of the Governance Committee through current Board members, management, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Governance Committee, and may be considered at any point during the year.

Director Qualifications

The Governance Committee periodically evaluates the size and composition of the Board to assess the skills and qualifications of Board members, and compares them with those skills and qualifications that might prove valuable in the future, considering the circumstances of the Company and the then-current Board membership. This assessment enables the Board to consider whether the skills and qualifications described below continue to be appropriate as the Company’s needs evolve over time. On an ongoing basis, the Governance Committee, assisted by outside consultants, will look for candidates who possess qualifications that meet our strategic needs and have diverse experiences in key business, financial and other challenges that face a publicly held health benefits company. In general, all directors must exhibit integrity and accountability, informed judgment, financial literacy, mature confidence and high performance standards.

The candidates should be committed to enhancing shareholder value, should have sufficient time and energy to diligently perform their duties and should be able to provide insight and practical wisdom based on experience to represent the interests of all shareholders. The candidates should also have the manifest ability to work in a collegial and constructive manner with the other members of the Board. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform all director duties responsibly. The foregoing qualifications will be applied by the Governance Committee to all candidates, including candidates submitted by shareholders.

Our Corporate Governance Guidelines provide that our Governance Committee is to take into account the overall diversity of the Board when identifying possible nominees for director, including gender, race, age and geographic location. The Committee implements that policy, and assesses its effectiveness, by examining the diversity of all of the directors on the Board when it selects nominees for directors. Currently, the Board has four female directors, one African-American director and one Hispanic director. The directors range in age from early 50s to early 70s and reside in 9 different states and the District of Columbia. The diversity of directors is one of the factors that the Governance Committee considers, along with the other selection criteria described above.

Below we identify and describe a few of the important skills and experiences that the Governance Committee looks for in a director candidate. Each of our Directors’ specific skills and experiences, as determined in the annual evaluation of each Director, are included in their individual biographies. However, the fact that we do not list a particular skill or experience for a director does not mean that the director does not possess that particular skill or experience.

•

Management experience. Directors with significant management experience, especially current and former senior executive officers, provide practical understanding of how large organizations operate and have experience in strategic thinking and risk management. They also possess significant leadership qualities and are able to identify and develop such qualities in others.

•

Insurance Industry experience. Directors with experience in the insurance industry bring an understanding of the unique nature of the business, including an understanding and appreciation of the regulatory requirements and restrictions with which they must comply. They can provide effective oversight of our regulatory compliance and risk management efforts.

•

Finance experience. Directors with an understanding of finance and financial reporting processes, particularly as they relate to large, complex, highly regulated businesses, provide an important oversight role of our financial measures and processes. We use several financial targets for measuring performance, and accurate financial reporting is critical to our success.

•

Health Care Industry experience. Directors with experience in the health care industry bring valuable insight into the activities and requirements of the providers of health care services and products that receive payments directly or indirectly from our insurance products. These directors bring knowledge of current system operations and experience with medical best practices that are valuable not only for current operations, but also for future strategic initiatives.

•

Communications, Multi-Media Networking and Public Relations experience. Directors with experience in these areas provide important skills and information to us as we deal with increased public disclosure requirements and media attention on health care and other public policy issues. They can assist us in focusing our communications to effectively present our positions.

•

Consumerism and Marketing experience. Directors with experience dealing with consumers, particularly in the areas of developing, marketing and selling products and services to consumers, provide significant direction and information to us as we identify changing market conditions and consumer trends and buying habits, because they understand consumer needs.

•

Technology and E-Commerce experience. Directors with an understanding of technology and e-commerce can help us focus our efforts in these important areas. They are able to provide oversight of our efforts to improve efficiency and productivity through the use of new technologies in providing our products and services.

•

Education experience. Directors with experience in higher education as faculty, frequent lecturers or directors bring in-depth knowledge about many areas that affect our overall business operations, including medicine, law, public policy and financial accounting. These resources are important to us in staying current in a rapidly changing economic and legal environment.

•

Government experience. Directors with government experience, whether as members of government or through extensive interactions with state or federal governmental agencies, are able to recognize, identify and understand the key issues facing us as a highly regulated entity.

•

Environmental, Social and Governance experience. Directors who have worked with non-profit entities or have led projects designed to benefit society bring to us an understanding of the need to conduct business without harm to society, which could in turn, harm our reputation and decrease our long-term sustainability. They are able to provide insights to assist us in achieving our mission of improving the lives of the people we serve and the health of our communities.

The Governance Committee, in recommending the nominees for election as directors and in concluding that the continuing directors should serve as directors, considered the items set forth above. The Governance Committee believes that each of the directors and nominees for directors possesses the judgment and integrity necessary to make independent decisions and a willingness to devote adequate time to Board duties. In addition, the Governance Committee believes that each of the directors and nominees for director brings his or her own particular experiences and set of skills, giving the Board, as a whole, competence and experience in a wide variety of areas. Additional biographical and other information concerning the qualifications, skills and experience of the directors and nominees for director can be found under “Nominees for Director”, “Directors Continuing in Office” and “Director whose Term Expires at the Annual Meeting.”

The Strategic Innovation Committee

The Strategic Innovation Committee (formerly the Planning Committee) assists the Board in discharging its responsibilities related to various strategic issues, such as our long-term plans, mergers and acquisitions, emerging trends, corporate social responsibility and emerging technology. The Strategic Innovation Committee met eight times during 2012.

The Executive Committee

Between meetings of the Board, the Executive Committee has and may exercise the powers and authority of the full Board. The Executive Committee assists the Board in discharging its responsibilities related to an emergency and long-term succession plan for our CEO and executive officers. The Executive Committee met seven times during 2012.

The CEO Search Committee

Upon the departure of Angela F. Braly as Chair, President and CEO in August 2012, the Board formed a committee to conduct a search for a new CEO. The Committee consisted of the following directors: Sheila P. Burke, Julia A. Hill, Ramiro G. Peru (Co-Chair), William J. Ryan, George A. Schaefer, Jr. (Co-Chair) and Jackie M. Ward. After evaluating several proposals, the Committee selected SpencerStuart, an executive search firm, to assist it in finding, validating and interviewing candidates for the CEO position. On February 12, 2013, the Board of Directors announced that the CEO Search Committee had completed its assignment and that Joseph R. Swedish had been appointed the new CEO, effective March 25, 2013. On February 20, 2013, Mr. Swedish was appointed by the Board to serve as a director, effective March 25, 2013, and is a nominee for election by our shareholders at this annual meeting. Prior to this appointment, Mr. Swedish was the President and CEO of Trinity Health Corporation and served as a director of Coventry Health Care, Inc. Mr. Swedish has 40 years of experience in the health care industry, with more than 20 years of experience as a chief executive officer of large, complex health care organizations.

Communications with the Board

Individuals may communicate with the Board by submitting an e-mail to our Board at boardofdirectors@wellpoint.com. Communications that are intended specifically for non-management directors or any individual director should be sent to the e-mail address above to the attention of the Chair of the Board. Individuals may also communicate with the Board by submitting a letter to our Secretary at WellPoint, Inc., 120 Monument Circle, Mail No. IN0102-B381, Indianapolis, Indiana 46204.

In addition, individuals may communicate with the Chairperson of the following committees by submitting an e-mail to:

Chairperson of the Audit Committee: auditchair@wellpoint.com

Chairperson of the Compensation Committee: compensationchair@wellpoint.com

Chairperson of the Governance Committee: governancechair@wellpoint.com

The process for collecting and organizing communications, as well as similar or related activities, has been approved by our independent directors. Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items which are unrelated to the duties and responsibilities of the Board should be excluded, such as spam, junk mail and mass mailings, medical claims inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any such unsuitable communication is made available to any non-management director upon request.

Board Attendance at Annual Meeting of Shareholders

Our policy is that Board members are expected to attend each annual meeting of shareholders. With the exception of Mr. Dixon, who had a family emergency, all members of the Board then in office attended the 2012 annual meeting of shareholders.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

Policy

The Board has adopted a written policy and procedures for review, approval and monitoring of transactions involving us and “related persons” (directors and executive officers or shareholders owning five percent or greater of our outstanding common stock or their immediate family members). The policy covers any transaction in which we are a participant that involves amounts exceeding $120,000 in any calendar year and in which a related person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than ten percent beneficial owner of another entity).

Related person transactions must be approved or ratified by the Governance Committee of the Board. In considering the transaction, the Governance Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The policy includes several categories of standing pre-approved transactions, including, but not limited to, transactions involving competitive bids, certain banking-related services and certain transactions involving amounts not in excess of the greater of $1 million or 2% of the other company’s total annual gross revenues. The Governance Committee periodically reviews and assesses on-going transactions to confirm that the transactions comply with the Governance Committee’s guidelines and remain appropriate.

Current Transactions

There were no transactions in 2012, and none are currently proposed, in which we were or are a participant and the amount involved exceeded $120,000, and in which a related person had or will have a direct or indirect material interest. In the ordinary course of business, we may, from time to time, engage in transactions with other companies whose officers or directors are also our directors. Transactions with such companies are conducted on an arm’s length basis, and in 2012, all of these transactions came within the pre-approval procedures of the Governance Committee consistent with the above policy.

STANDARDS OF ETHICAL BUSINESS CONDUCT

We have adopted Standards of Ethical Business Conduct (the “Code”) for our directors, executive officers and other associates. The purpose of the Code is to focus on areas of ethical risk, provide guidance in recognizing and dealing with ethical issues, provide mechanisms to report unethical conduct and help foster a culture of honesty and integrity. The Code is posted on our website at www.wellpoint.com under “Investors—Corporate Governance—Governance & Corporate Documents.”

Everyone is required to act in accordance with the requirements of the Code. Waivers of the Code for any director, our Chief Executive Officer, our Chief Financial Officer and our other executive officers may only be made by the Board or by a Board committee composed of independent directors. Any such waiver and any amendment to the Code will be posted on our website at www.wellpoint.com under “Investors—Corporate Governance—Governance & Corporate Documents” and otherwise disclosed as required by law. During 2012, there were no waivers of the Code for any of our directors, our Chief Executive Officer, our Chief Financial Officer or any of our other executive officers.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

2012 Compensation to Non-Employee Directors(1)

Name	Fees Earned or Paid in Cash ($)(2)		Stock Awards ($)(3)	All Other Compensation ($)(4)		Total ($)
Lenox D. Baker, Jr., M.D.	$84,288		$174,962	$13,793		$273,043
Susan B. Bayh	$88,288		$174,962	$3,793		$267,043
Sheila P. Burke	$93,538		$174,962	$3,793		$272,293
Robert L. Dixon, Jr.	$89,288		$174,962	$9,167		$273,417
Julie A. Hill	$117,038		$174,962	$6,793		$298,793
Warren Y. Jobe	$93,038		$174,962	$13,793		$281,793
Ramiro G. Peru	$98,500		$174,962	$3,793		$277,255
William J. Ryan	$107,038		$174,962	$3,793		$285,793
George A. Schaefer, Jr.	$121,000		$174,962	$13,793		$309,755
Jackie M. Ward	$205,440	(5)	$174,962	$13,793	(5)	$394,195

(1)	Employee directors do not receive any compensation for their service as a director. Ms. Braly’s compensation for 2012 is shown in the Summary Compensation Table.

(2)

In addition to annual Board and committee chairperson retainer fees and meeting fees, amounts include $37.94 paid in cash to each non-employee director, which represents cash payments in lieu of issuing fractional shares in connection with the annual grant of shares of our common stock received on the date of our annual meeting of shareholders.

(3)

The amounts in this column reflect the grant date fair value of stock awards issued to each non-employee director during the year ended December 31, 2012, in accordance with Accounting Standards Codification Topic 718, “Compensation—Stock Compensation” (“ASC 718”). During 2012, each non-employee director received 2,681 phantom shares of our common stock for the annual retainer grant of shares of our common stock on the date of our annual meeting of shareholders (May 16, 2012). The phantom shares will be converted into common stock upon the lapse of the deferral period. See also “—Board Equity Compensation and Stock Ownership Guidelines.” The grant date fair value for the 2012 stock awards is calculated by multiplying the closing price of our common stock on the NYSE on the date of grant, which was $65.26, by the number of shares in the stock award. As of December 31, 2012, each non-employee director had the following number of phantom shares and deferred shares under our Board of Directors’ Deferred Compensation Plan (“Board Deferred Compensation Plan”) in the aggregate and stock options, respectively, for all years of service as a director: Lenox D. Baker, Jr., M.D.: 20,543 and 16,667; Susan B. Bayh: 20,543 and 0; Sheila P. Burke: 30,699 and 9,920; Robert L. Dixon, Jr.: 2,681 and 0; Julie A. Hill: 30,699 and 0; Warren Y. Jobe: 20,543 and 9,920; Ramiro G. Peru: 20,543 and 0; William J. Ryan: 20,543 and 20,000; George A. Schaefer, Jr.: 20,543 and 20,000; and Jackie M. Ward: 24,787 and 0. The phantom shares and deferred shares for each current director are included in the Security Ownership of Certain Beneficial Owners and Management table.

(4)

Includes the matching charitable contributions made by the WellPoint Foundation on behalf of Dr. Baker, Messrs. Dixon, Jobe and Schaefer, and Mses. Hill and Ward. See “—Matching Gift Program.” Also includes $3,793 in dividend equivalents paid on directors’ deferred shares that vested in 2012 for all directors except Mr. Dixon, who did not yet have any deferred shares. Mses. Burke and Hill deferred receipt of the dividend equivalent payment. This column does not include perquisites received by a director to the extent the amount of all perquisites received by such director was less than $10,000.

(5)

All of Ms. Ward’s 2012 compensation was deferred by her pursuant to the Board Deferred Compensation Plan, other than the $37.94 paid in cash in lieu of a fractional share, and the dividend equivalents paid on deferred shares that vested in 2012.

The compensation of our non-employee directors is paid in the form of an annual retainer, meeting and chairperson fees and stock-based awards. During 2012, each non-employee director received:

•	an annual cash retainer fee of $50,000, paid in advance in four equal quarterly installments;

•	an annual stock retainer fee of $175,000 as described under “—Board Equity Compensation and Stock Ownership Guidelines”;

•	an additional annual cash retainer of $225,000 for the Chair of the Board if the position is held by a non-executive Director;

•	an additional annual cash retainer of $15,000 for the chairperson of the Audit Committee and $10,000 for the chairperson of the other committees, paid in four equal quarterly installments;

•	an additional annual cash retainer of $25,000 for the Lead Director, if any;

•	a meeting fee of $2,000 cash for attendance at each Board meeting held in person and $1,000 cash for participation in each Board meeting held telephonically unless otherwise specified;

•

a meeting fee of $2,000 cash for attendance at each Audit Committee meeting held in person and $1,000 cash for participation in each Audit Committee meeting held telephonically unless otherwise specified;

•

a meeting fee of $1,500 cash for attendance at each other committee meeting held in person and $750 cash for participation in each other committee meeting held telephonically unless otherwise specified; and

•	eligibility for an annual physical examination paid for by us.

In addition, all non-employee directors were reimbursed for expenses incurred in connection with attendance at and/or participation in any Board and committee meetings.

As an employee, Ms. Braly did not receive an additional retainer for her services as Chair of the Board.

WellPoint Board of Directors’ Deferred Compensation Plan

Cash fees paid to directors may be deferred under the Board Deferred Compensation Plan, which provides a method of deferring payment until a date selected by the director. Deferred cash fees accrue interest at a declared interest rate, which is determined on January 1 of each year and is the average of the 10-year U.S. Treasury Note monthly average rates for the 12-month period ending on September 30 of the previous year, plus 150 basis points, but not to exceed 120% of the applicable federal long-term rate, with compounding. Fees paid to non-employee directors in our common stock may also be deferred under the Board Deferred Compensation Plan, with the cash dividends accruing during the deferral period and paid in cash at the end of the deferral period. Fees paid in stock and deferred under the Board Deferred Compensation Plan are distributed in stock pursuant to their election under the plan.

Board Equity Compensation and Stock Ownership Guidelines

For 2012, each non-employee director received, subject to the deferral described below, an annual grant, on the date of our annual meeting of shareholders, of the number of shares of our common stock equal to $175,000, which is three and one-half times the annual Board cash retainer fee. In 2012, each then non-employee director received 2,681 shares based on the market price of $65.26 per share pursuant to this grant. Each annual grant of common stock is deferred for a minimum of five years from the date of grant. The shares of common stock, along with the cash dividends accrued thereon, will not be distributed until the earlier of the expiration of such deferral period or the date on which a director ceases to be a member of the Board.

In addition, each non-employee director has an obligation to own at least $400,000 of our common stock by no later than the fifth anniversary of the date such director became a member of the Board. Other than Mr. Dixon who joined the Board in 2011, each director owns stock in excess of the stock ownership requirements.

Matching Gift Program

Directors are eligible to participate in the WellPoint Foundation matching gift program. Under this program, the foundation matches 100% of charitable donations to qualified entities up to a maximum of $10,000 per year for each director.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock beneficially owned as of January 31, 2013 by:

•	each of our directors in office as of such date,

•

each of our CEO, CFO and the three other most highly compensated executive officers during 2012 and any former executive officers required to be disclosed by SEC rules (collectively, the “Named Executive Officers”),

•	all directors and executive officers as a group in office as of such date, and

•	each person known by us to own beneficially more than five percent of our common stock.

Except as otherwise indicated below, each individual directly owns such shares of common stock and has sole investment and sole voting power. The table includes shares that may be purchased pursuant to stock options that are exercisable within 60 days of January 31, 2013 (“currently exercisable options”) and shares of common stock underlying restricted stock units that will vest within 60 days of January 31, 2013 (“vested restricted stock units”), unless otherwise noted.

Name	Position	Number of Shares Owned		Number of Shares Supplementally Owned(1)	Total Number of Shares Beneficially Owned	Percent of Class (if more than 1%)
Lenox D. Baker, Jr., M.D.	Director	82,055	(2)	20,543	102,598	*
Susan B. Bayh	Director	0		20,543	20,543	*
Sheila P. Burke	Director	26,120	(3)	30,699	56,819	*
Robert L. Dixon, Jr.	Director	0		2,681	2,681	*
Julie A. Hill	Director	0		30,699	30,699	*
Warren Y. Jobe	Director	17,654	(4)	20,543	38,197	*
Ramiro G. Peru	Director	6,267		20,543	26,810	*
William J. Ryan	Director	33,498	(5)	20,543	54,041	*
George A. Schaefer, Jr.	Director	27,806	(6)	20,543	48,349	*
Jackie M. Ward	Chair of the Board	23,914	(7)	24,787	48,701	*
John Cannon	Interim President and Chief Executive Officer	257,476	(8)	64,589	322,065
Wayne S. DeVeydt	Executive Vice President and Chief Financial Officer	348,970	(9)	12,546	361,516	*
Kenneth R. Goulet	Executive Vice President, Commercial, Individual and Marketing	451,663	(10)	12,092	463,755	*
Richard C. Zoretic	Executive Vice President, Medicaid Programs	2,060	(11)	51,778	53,838
Lori A. Beer	Executive Vice President, Specialty Business and Information Technology	287,840	(12)	21,470	309,310	*
Angela F. Braly	Former Chair of the Board, President and Chief Executive Officer	1,801,329	(13)	0	1,801,329	*
V. Rajamannar Madabhushi	Former Executive Vice President, Senior Business and Chief Transformation Officer	45,237	(14)	0	45,237
Barrow, Hanley, Mewhinney & Strauss, LLC 2200 Ross Avenue, 31st Floor Dallas, TX 75201(15)		18,129,324		N/A	18,129,324	6.0%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022(16)		16,142,086		N/A	16,142,086	5.3%
All directors and executive officers as a group (20 persons)		2,665,850	(17)	400,537	3,066,388	*

*	Less than 1%

(1)

For Named Executive Officers, this number represents shares of restricted stock that had not yet vested as of January 31, 2013. The Named Executive Officers have voting but not investment power over the shares of restricted stock shown as supplementally owned by them. For directors and other executive officers, this number represents unvested restricted stock, phantom shares and/or stock compensation deferred by the individual pursuant to our deferred compensation plans. The directors and executive officers do not have voting or investment power over the shares of our common stock that have been deferred or that are phantom shares.

(2)	Includes currently exercisable options to purchase 16,667 shares of our common stock.
(3)	Includes currently exercisable options to purchase 9,920 shares of our common stock.

(4)	Includes currently exercisable options to purchase 9,920 shares of our common stock.

(5)	Includes currently exercisable options to purchase 20,000 shares of our common stock.

(6)	Includes currently exercisable options to purchase 20,000 shares of our common stock.

(7)	Includes 108 shares owned by Ms. Ward’s spouse.

(8)	Includes currently exercisable options to purchase 183,913 shares of our common stock.

(9)	Includes currently exercisable options to purchase 314,717 shares of our common stock.

(10)	Includes currently exercisable options to purchase 394,139 shares of our common stock and 5,818 shares held in Mr. Goulet’s 401(k) Plan account.

(11)	Includes currently exercisable options to purchase 2,060 shares of our common stock.

(12)	Includes currently exercisable options to purchase 213,044 shares of our common stock.

(13)	Ms. Braly’s ownership is as of August 28, 2012 and includes then exercisable options to purchase 1,317,853 shares of our common stock and 6,973 shares held in Ms. Braly’s 401(k) Plan account.

(14)	Mr. Madabhushi’s ownership is as of September 19, 2012.

(15)

The amount shown and the following information were provided by Barrow, Hanley, Mewhinney & Strauss, LLC (“Barrow”) pursuant to a Schedule 13G filed with the SEC on February 11, 2013 indicating beneficial ownership as of December 31, 2012. Barrow is a registered investment advisor that has (a) sole power to dispose of or direct the disposition with respect to 18,129,324 shares of our common stock; (b) sole power to vote or direct the vote of 5,542,092 shares of our common stock; and (c) shared power to vote or direct the vote of 12,587,232 shares of our common stock. Barrow reports that the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock is held by certain clients of Barrow, none of which individually has such right or power with respect to five percent or more of the common stock.

(16)

The amount shown and the following information were provided by BlackRock, Inc. (“BlackRock”) pursuant to a Schedule 13G/A filed with the SEC on February 11, 2013, indicating beneficial ownership as of December 31, 2012. BlackRock is a parent holding company or control person and has sole voting and dispositive power with respect to 16,142,086 shares. BlackRock reported that the following of its subsidiaries acquired the shares: BlackRock Japan Co. Ltd., BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock (Singapore) Limited, BlackRock Fund Managers Limited, BlackRock Life Limited, BlackRock Asset Management Ireland Limited, BlackRock International Limited, and BlackRock Investment Management (UK) Limited.

(17)	Includes currently exercisable options to purchase 2,123,236 shares of our common stock.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board currently consists of 11 directors divided into three classes, with two classes containing four directors and one class containing three directors. This classified Board structure is one of the specific requirements imposed by the Blue Cross Blue Shield Association (BCBSA) in license agreements with all Blue Cross Blue Shield licensees, including us. The term of one class of directors expires each year. Generally, each director serves until the annual meeting of shareholders held in the year that is three years after such director’s election and until such director’s successor is elected and has qualified. In addition, directors are no longer eligible for election after reaching 72 years of age.

Three directors are to be elected at the annual meeting, each to hold office for a term to expire at the 2016 annual meeting of shareholders and until his or her successor is elected and qualified. It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election to the Board of Sheila P. Burke, George A. Schaefer, Jr. and Joseph R. Swedish. Each of the nominees for director is presently a director, has consented to being named as a nominee in this proxy statement and has indicated a willingness to serve if elected. However, if any such person is unable or unwilling to accept nomination or election, it is the intention of the persons named in the accompanying form of proxy to nominate such other person as director as they may in their discretion determine, in which event the shares will be voted for such other person. Each of the nominees for director, other than Mr. Swedish, was previously elected by our shareholders to serve on our Board. Ms. Jackie M. Ward, whose current term expires at this year’s annual meeting, is retiring from the Board of Directors due to our director age limit.

The election of directors will be determined by the vote of a majority of the votes cast on such election, which means that the number of shares voted “for” a director nominee must exceed the number of shares voted “against” such nominee.

Recommendation

The Board of Directors recommends a vote FOR the election as directors of

Sheila P. Burke, George A. Schaefer, Jr. and Joseph R. Swedish

The biographies of each of the nominees and continuing directors contain information regarding the person’s service as a director, business experience, director positions at publicly held corporations or investment companies registered under the Investment Company Act of 1940 held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Governance Committee and the Board to recommend each of the director nominees and to conclude that the continuing directors should serve as members of our Board. Unless otherwise indicated below, the principal occupation of each director or nominee has been the same for the last five years. There is no family relationship between any of our directors or executive officers. The ages listed below for each director or nominee are as of April 1, 2013.

NOMINEES FOR DIRECTOR

Three-year term to expire at the Annual Meeting of Shareholders in 2016

Sheila P. Burke, age 62, has been a director of the Company since November 2004. Ms. Burke served on the former board of directors of WellPoint Health Networks Inc. (“WHN”) from April 1997 until WHN’s merger with us in November 2004. Ms. Burke is a faculty member at the John F. Kennedy School of Government at Harvard University and a member of the Harvard Interfaculty Program for Health Systems Improvement. Ms. Burke is also an adjunct faculty member of Georgetown University Public Policy Institute and a member of the Board of Visitors of the School of Nursing and Health Studies at Georgetown University. In addition, beginning in October 2009, she joined the law firm of Baker, Donelson, Bearman, Caldwell & Berkowitz as a senior policy advisor. Ms. Burke joined the Smithsonian Institution in July 2000 and was the Smithsonian Institution Deputy Secretary and Chief Operating Officer from 2004 through September 2007. Ms. Burke is a director of The Chubb Corporation (property and casualty insurance). She also serves on the board of The Bipartisan Policy Center, The Institute of Medicine of the National Academies, and previously served on the Presidential Advisory Board of the National Academy of Public Administration. Ms. Burke serves on the Board of the Association of American Medical Colleges and on the National Board of the American Cancer Society. She is a member of the Kaiser Commission on the Future of Medicaid and the Uninsured.

Ms. Burke brings management experience to the Board from her service as the Chief Operating Officer of the Smithsonian Institute. She also brings experience in the insurance industry from her service as a director of a large property and casualty insurance company. Ms. Burke also has health care industry and education experience, having served as a faculty member or board member at several universities, and on many commissions dealing with health and public policy issues. Ms. Burke also has a nursing degree. In addition, she has significant government and environmental, social and governance experience from her service as a senior member of the staff of the United States Senate from 1977 to 1996, including Chief of Staff to the Senate Majority Leader, and as a senior policy advisor to governmental and foundation commissions dealing with social issues, as well as from her current position at a law firm.

George A. Schaefer, Jr., age 67, has been a director of the Company since 2001 and a director of Anthem Insurance Companies, Inc. (“Anthem Insurance”) from 1995 to May 2003. He served as Chairman of the Board and Chief Executive Officer of Fifth Third Bancorp (banking) from 1990 to April 2007 and as Chairman of the Board until June 2008. He is also a director of Ashland, Inc. (petroleum and chemical business). He is a member of the Medical School Advisory Board at the University of Cincinnati, and a board member of the University of Cincinnati Healthcare System.

As the former President, CEO and Chairman of a large Midwest bank holding company, Mr. Schaefer brings extensive management and finance experience to the Board, as well as communications, multi-media networking and public relations, consumerism and marketing and technology and e-commerce experience from his involvement in retail marketing and product development for the financial institution. Also, he has health care industry experience through his service on the boards of several hospital systems and medical schools and education experience from his service on the boards of several colleges and universities. Further, Mr. Schaefer qualifies as an “audit committee financial expert” under the SEC’s rules.

Joseph R. Swedish, age 61, has been a director since March 2013 when he was appointed our CEO. Prior to his appointment, Mr. Swedish served as President and CEO of Trinity Health Corporation (“Trinity”), a multi-state integrated health care delivery system which operates 47 hospitals in 10 states, since December 2004. Prior to his service at Trinity, Mr. Swedish was President and CEO of Centura Health (large health care provider) from 1999 to 2004. Mr. Swedish served as a member of the Board of Directors of Coventry Health Care, Inc. (national managed health care company) from 2010 to February 2013, Cross Country Health Care, Inc. (health care staffing company) from 2002 to 2005, RehabCare Group, Inc. (health care services company) from 2003 to 2005, and BankFirst (community bank) from 1995 to 1999. He also serves as Chair of the Catholic Health Association and on the Boards of Loyola University Chicago, The National Quality Forum and the Health Care Education Trust. Mr. Swedish also served in a variety of roles with the American Hospital Association.

Mr. Swedish brings significant management and health care industry experience to the Board from his chief executive positions with several health care systems and participation in numerous associations in the health care industry. He also has finance experience from his service as a bank director and education experience as a board member of a major university and an education trust.

DIRECTORS CONTINUING IN OFFICE

Term expiring at the Annual Meeting of Shareholders in 2014

Robert L. Dixon, Jr., age 57, has been a director of the Company since July 2011. Mr. Dixon has been the Senior Vice President and Global Chief Information Officer of PepsiCo, Inc. since 2007. Prior to that position, Mr. Dixon held various positions with The Procter & Gamble Company (consumer products) since 1977, including Vice President of Global Services from 2005 until 2007. Mr. Dixon served on the President’s Advisory Board of the Georgia Institute of Technology from 2003 until 2009 and currently serves on an Advisory Board for International Business Machines Corp.

Mr. Dixon has extensive management and technology and e-commerce experience through his senior positions in information technology for two large public companies. Further, those positions provided him with significant experience in consumerism and marketing due to the consumer product focus of both companies. Mr. Dixon also brings education experience to the Board with his position on a university’s advisory board.

Warren Y. Jobe, age 72, has been a director of the Company since November 2004. Mr. Jobe served on the former board of directors of WHN from March 2001 until WHN’s merger with us in November 2004. Mr. Jobe was elected a director of WHN upon completion of its merger with Cerulean Companies, Inc. (“Cerulean”) in 2001. Mr. Jobe served as a director of Cerulean and Blue Cross and Blue Shield of Georgia, Inc. from April 1999 to March 2001. Mr. Jobe was Senior Vice President of Southern Company responsible for Corporate Development from 1998 until 2001. During the period from 1975 to 1998, Mr. Jobe held various finance and accounting positions at Georgia Power Company, including Executive Vice President and Chief Financial Officer from 1982 to 1998. He was also a member of the Board of Directors of Georgia Power Company from 1982 to 1998. Mr. Jobe is a director of UNS Energy Corporation (an electric and gas utility holding company) and is a trustee of RidgeWorth Funds (mutual funds). He also is a member of the board of trustees of Oglethorpe University and a trustee for the Tull Charitable Foundation. Mr. Jobe is also a director of the Path Foundation and the Georgia Council on Substance Abuse. He was also a director of HomeBanc Corporation (residential mortgage company) until February 2009. He is a certified public accountant and a member of the American Institute of Certified Public Accountants.

Mr. Jobe has significant management and finance experience from his position as a chief financial officer for a public utility, as well as his board positions with a mortgage company and a mutual fund. He also has significant health care industry experience from his previous service on the boards of several health care organizations, and education experience as a board member of a university. Further, Mr. Jobe qualifies as an “audit committee financial expert” under the SEC’s rules.

William J. Ryan, age 69, has been a director of the Company since 2001 and a director of Anthem Insurance from 2000 to May 2003. Mr. Ryan served as Chairman of the Board of the former Blue Cross Blue Shield of Maine until its acquisition by us in 2000. He served as Chairman of the Board and CEO of TD Banknorth Inc. (banking) from 1990 to March 2007 and as Chairman of the Board until March 2010. Mr. Ryan is the majority owner of the Maine Red Claws, an NBA Development League basketball team. He is a director of Unum Group (life, long-term care and supplemental insurance company) serving as Chair of the Board since September 2011, and served as a director of EFunds Corp. until June 2007. Mr. Ryan also serves as a trustee of the Libra Foundation and serves on the board of advisors at the University of New England.

Mr. Ryan has extensive management and finance experience through his position as CEO and Chairman of a large bank holding company. He also has communications, multi-media networking and public relations experience from his service with the bank holding company and as a director of a payment delivery systems company. Mr. Ryan also has insurance industry experience as a director of a life and disability insurance company. Mr. Ryan also brings education experience to the Board from his service on the boards of several colleges.

Term expiring at the Annual Meeting of Shareholders in 2015

Lenox D. Baker, Jr., M.D., age 71, has been a director of the Company since 2002 and a director of Anthem Insurance from 2002 to May 2003. Dr. Baker had served on the former Trigon Healthcare, Inc. board of directors from 1985 until its merger with us in July 2002. He is a cardiac and thoracic surgeon, and was the President of Mid-Atlantic Cardiothoracic Surgeons, Ltd. from 2001 until his retirement in June 2010. He was a director of Surgivision, Inc. (medical technology company) from 1998 to 2011. Dr. Baker also started and ran a cardiac program for the U.S. Navy at the Portsmouth Naval Hospital from 2004 to 2010. Dr. Baker is a trustee of Johns Hopkins University and a member of the board of trustees of Johns Hopkins Medicine (which includes Johns Hopkins Hospital and Health System). Dr. Baker is also a member of the board of trustees of West Park Hospital in Wyoming since January 2013.

As a surgeon and former President of a cardiothoracic surgery practice, Dr. Baker has extensive management and health care industry experience. Dr. Baker also has government experience from his work with the U.S. Navy in starting a cardiac practice at a naval facility. In addition, Dr. Baker has technology experience through his positions with several medical device companies. He also brings education experience from his service as a faculty member and board member of several medical universities. Dr. Baker has also been involved in environmental initiatives and brings that experience to the Board.

Susan B. Bayh, age 53, has been a director of the Company since 2001 and a director of Anthem Insurance from 1998 to May 2003. Ms. Bayh was a Distinguished Visiting Professor in the Graduate School of Business at Butler University from 1994 until 1999. Ms. Bayh served on the Board of Trustees of Butler University from 2000 to 2004. She was a member of the International Joint Commission between the United States and Canada from 1994 to 2001. Prior thereto, she was a federal regulatory senior attorney for Eli Lilly and Company (pharmaceutical company) from 1989 to 1994. Ms. Bayh is a director of Dendreon Corporation (biotechnology), Curis, Inc. (biomedical) and Emmis Communications Corporation (media). She also served as a director of MDRNA, Inc. (pharmaceuticals) until January 2009, Novavax, Inc. (biotechnology) until 2007 and Dyax Corporation (biopharmaceutical company) until March 2012.

Ms. Bayh has significant health care industry experience as a director or employee of several pharmaceutical and biotechnology companies. She also brings governmental and environmental experience to the Board with her service as a Commissioner of the International Joint Commission between the U.S. and Canada overseeing environmental issues. Ms. Bayh also has educational experience from her service as a university faculty member and trustee and communications, multi-media networking and public relations experience from her service as a director of a large communications company.

Julie A. Hill, age 66, has been a director of the Company since November 2004. Ms. Hill served on the former WHN board of directors from March 1994 until WHN’s merger with us in November 2004. Since December 2002, she has been the owner of The Hill Company (real estate company). From December 1998 to December 2002, Ms. Hill was the President and owner of Hiram-Hill Development Company (residential real estate development firm). Prior thereto, she was the Chairman, President and Chief Executive Officer of Costain Homes, Inc. (home builders) from 1988 to 1997. Ms. Hill is also a director of the Lord Abbett Family of Mutual Funds (mutual funds) and was a director of Lend Lease, Ltd. (international retail and residential property group) until November 2012. She serves on the Paul Merage School of Business Dean’s Advisory Board, the University of California at Irvine Foundation Board, the Orange County Community Foundation Board, the University of California at Irvine Social Ecology School, Dean’s Leadership Council, and the University of California at Irvine School of Medicine’s Dean’s Advisory Board. She also served as a director of Resources Connection (accounting) until November 2007 and Holcim (US) Inc. (concrete manufacturer and supplier) until November 2007.

Ms. Hill brings extensive management and finance experience to the Board gained through her ownership and management of several companies. She also has significant communications, multi-media networking and public relations and consumerism and marketing experience, having held several positions in sales, marketing, advertising and product development. In addition, Ms. Hill has education and environmental, social and governance experience through her many university board positions and service with groups promoting environmental, sustainability and other public policy issues. Further, Ms. Hill qualifies as an “audit committee financial expert” under the SEC’s rules.

Ramiro G. Peru, age 57, has been a director of the Company since November 2004. Mr. Peru served on the former WHN board of directors from May 2003 until WHN’s merger with us in November 2004. During the second half of 2007, Mr. Peru was Executive Vice President and Chief Financial Officer of Swift Corporation (transportation) and prior thereto was Executive Vice President and Chief Financial Officer of Phelps Dodge Corporation (mining and manufacturing) from 1999 to 2007 (“Phelps Dodge”). Mr. Peru joined Phelps Dodge in 1979 and held various finance and accounting positions with Phelps Dodge and its affiliates. Mr. Peru is also a director for UNS Energy Corporation (an electric and gas utility holding company) and served as a member of the Advisory Board of the Eller Graduate School of Management at the University of Arizona.

Mr. Peru brings significant finance and management experience to the Board as a former chief financial officer of two public companies. Mr. Peru’s management positions also included technology experience as Senior Vice President at Phelps Dodge with responsibility for managing both information systems and technology and human resources. He also has education experience from his service as a board member at the University of Arizona. Further, Mr. Peru qualifies as an “audit committee financial expert” under the SEC’s rules.

DIRECTOR WHOSE TERM EXPIRES AT THE ANNUAL MEETING

Jackie M. Ward, age 74, has been a director of the Company since 2002 and a director of Anthem Insurance from 2002 to May 2003. Ms. Ward served on the former Trigon Healthcare, Inc. board of directors from 1993 until its merger with us in July 2002. She was a founder and served as President, Chief Executive Officer and Chairman of Computer Generation Incorporated (software/hardware developer) (“CGI”) from 1970 to 2000. From 2000 to 2006, Ms. Ward served as the outside managing director of Intec Telecom Systems PLC (telecom software/hardware), which purchased CGI. Ms. Ward currently serves as a director of Flowers Foods, Inc. (manufacturing and distribution), Sanmina Corporation (electronics manufacturing services) and SYSCO Corporation (food distribution). Ms. Ward also served as a director of Bank of America Corporation (banking) until June 2009 and Equifax, Inc. (consumer financial information) until September 2008.

Ms. Ward has held numerous senior management and director positions with companies in the technology and e-commerce, finance and health care industries, and brings significant skills to the Board based on those experiences. Ms. Ward also has consumerism and marketing experience with several of these companies. In addition, she has implemented and overseen environmental, social and governance initiatives in her position as a director of various companies. Ms. Ward’s experiences also include involvement with governmental contracts and agencies while in management positions at several companies, and education experience from serving as a board member of many higher education institutions.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Appointment

The firm of Ernst & Young LLP served as our independent registered public accounting firm for the year ended December 31, 2012. The Audit Committee has selected Ernst & Young LLP to continue in that capacity for 2013 and is submitting this matter to shareholders for their ratification as a matter of good corporate governance. In the event this proposal is not approved, the Audit Committee will consider whether to select another independent registered public accounting firm for 2014. A representative of Ernst & Young LLP is expected to be present at the annual meeting, will be given an opportunity to make a statement if he or she desires and is expected to be available to respond to appropriate questions. Notwithstanding ratification by the shareholders, the Audit Committee reserves the right to replace our independent registered public accounting firm at any time.

Recommendation

The Board of Directors recommends a vote FOR

the ratification of the appointment of Ernst & Young LLP.

AUDIT COMMITTEE MATTERS

Independent Registered Public Accounting Firm’s Fees

The following table presents fees billed for all professional services provided by Ernst & Young LLP for the audit of our consolidated financial statements for the years ended December 31, 2012 and 2011, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	Fiscal Year
Fee Category	2012	2011
Audit fees(1)	$9,855,000	$8,804,000
Audit-related fees(2)	$1,562,000	$1,484,000
Tax fees(3)	$411,000	$203,000
All other fees(4)	$15,000	$24,000

(1)

Audit fees consisted principally of fees for audit work performed on our consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting as of each respective year-end, review of quarterly financial statements, insurance statutory audits, other required audits, comfort letter procedures, review of registration statements and periodic reports filed with the SEC and other accounting and reporting consultation.

(2)

Audit-related fees consisted principally of fees for reviews pursuant to Statement of Standards for Attestation Engagement No. 16, Examinations, employee benefit plan audits, due diligence and other audit-related services.

(3)	Tax fees consisted principally of fees for tax compliance and tax advice.

(4)	All other fees represent fees for advisory services related to certain corporate functions and accounting research tools.

The Audit Committee’s Consideration of Independence of Independent Registered Public Accounting Firm

The Audit Committee has reviewed the nature of the non-audit services provided by Ernst & Young LLP and has concluded that these services are compatible with maintaining the firm’s ability to serve as our independent registered public accounting firm.

Audit Committee Pre-Approval Policy

The Audit Committee of the Board has adopted a policy concerning the pre-approval of audit and non-audit services. Pursuant to this policy, unless a type of service to be provided by the independent registered public accounting firm was approved in connection with the audit engagement letter, such service must be pre-approved by the Audit Committee. In addition, the Audit Committee has delegated its authority to pre-approve to the Chairperson of the Audit Committee for engagements of up to $500,000. The Chairperson reports any pre-approval decisions to the Audit Committee at the next regularly scheduled meeting of the Audit Committee. Procedures have been established which require that all requests for pre-approval be submitted to the Audit Committee or Chairperson by the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or other designated executive. All services performed by Ernst & Young LLP were approved by the Audit Committee and/or pursuant to the Audit Committee pre-approval policy.

Audit Committee Report

The Audit Committee of the Board is composed of the five members set forth below. The Board has determined that each current member of the Audit Committee is an “independent director” and that Ms. Hill and Messrs. Jobe, Peru and Schaefer are each an “audit committee financial expert” as defined by the SEC’s rules. The Audit Committee operates under a written charter adopted by the Board which details the responsibilities of the Audit Committee.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management is responsible for the Company’s financial statements and reporting process, including the system of internal controls, and has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s annual consolidated financial statements and expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements with the Company’s management and the independent registered public accounting firm. This review included a discussion of the quality and acceptability of the Company’s financial reporting and controls, including the clarity of disclosures in the consolidated financial statements. The Audit Committee reviewed, and discussed with management and the independent registered public accounting firm, management’s report and the independent registered public accounting firm’s report and audit of the Company’s internal control over financial reporting.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable rules of the Public Company Accounting Oversight Board (“PCAOB”) including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from the Company and its management.

The Audit Committee further discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended, and the Board approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 as filed with the SEC.

Audit Committee

George A. Schaefer, Jr., Chairperson

Robert L. Dixon, Jr.

Julie A. Hill

Warren Y. Jobe

Ramiro G. Peru

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act that may incorporate future filings (including this proxy statement, in whole or in part), the preceding Audit Committee Report and the Compensation Committee Report contained below in this proxy statement shall not be incorporated by reference in any such filings.

EXECUTIVE OFFICERS OF THE COMPANY

Name	Age	Position
Joseph R. Swedish	61	Chief Executive Officer

Lori A. Beer	45	Executive Vice President, Specialty Business and Information Technology

Randal L. Brown	54	Executive Vice President and Chief Human Resources Officer

John Cannon	59	Executive Vice President, General Counsel and Chief Public Relations Officer

Wayne S. DeVeydt	43	Executive Vice President and Chief Financial Officer

John E. Gallina	53	Senior Vice President, Chief Accounting Officer, Controller, and Chief Risk Officer

Kenneth R. Goulet	53	Executive Vice President, Commercial, Individual and Marketing

Leeba Lessin	54	Executive Vice President, Medicare Programs

Gloria M. McCarthy	60	Executive Vice President, Enterprise Execution and Efficiency

Samuel R. Nussbaum, M.D	64	Executive Vice President, Clinical Health Policy and Chief Medical Officer

Richard C. Zoretic	54	Executive Vice President, Medicaid Programs

The ages and positions listed above for each executive officer are as of March 25, 2013.

The following is biographical information for our executive officers:

Joseph R. Swedish – See the biographical information under “Nominees for Director” at page 20.

Lori A. Beer has served as our Executive Vice President of Specialty Business and Information Technology since October 2012. Prior to that appointment, she served as our Executive Vice President of Enterprise Business Services since October 2010 and as Executive Vice President and Chief Information Officer since May 2008. Ms. Beer has held various executive positions since joining us in 1998, including Chief Technology Officer from 2006 until May 2008. From 1989 to 1998, she held various positions with Convergys Corporation (relationship management firm).

Randal L. Brown has served as Executive Vice President and Chief Human Resources Officer since November 2006. Previously, Mr. Brown served as our Senior Vice President of Human Resources since 2001. Prior to joining us, Mr. Brown served in a variety of human resource leadership roles for Thomson Multimedia (video products and services) from 1982 to 2001.

John Cannon, our Executive Vice President, General Counsel and Chief Public Affairs Officer, served as our Interim President and Chief Executive Officer from August 2012 through March 2013. Prior to that appointment, he served as our Executive Vice President and General Counsel since December 2007 and he served as our Corporate Secretary from February 2009 to September 2012. Mr. Cannon assumed responsibility for the Public Affairs department in December 2010. Before joining us, Mr. Cannon spent 19 years with CIGNA Corporation in a variety of roles of increasing responsibility, including as senior vice president, deputy general counsel and head of Public Affairs. Prior to that, Mr. Cannon was associated with the law firm of Rawle and Henderson.

Wayne S. DeVeydt has served as our Executive Vice President and Chief Financial Officer since June 2007. Previously, Mr. DeVeydt served as our Senior Vice President and Chief Accounting Officer since June 2005 and Chief of Staff from 2006 to 2007. Prior to joining us, Mr. DeVeydt served with PricewaterhouseCoopers LLP (public accounting firm) in many roles from 1996 to 2005, including as the lead engagement partner for a number of large, national managed care and insurance companies including WHN.

John E. Gallina has served as our Senior Vice President, Controller, Chief Accounting Officer and Chief Risk Officer since May 2011. Mr. Gallina has held numerous financial positions with us since 1994. Previously, Mr. Gallina served as Senior Vice President of Internal Audit and Continuous Improvement since March 2010, Senior Vice President, Finance since August 2008 and interim Chief Accounting Officer from April 2008 to September 2008. Also, he previously served as Chief Financial Officer of our Comprehensive Health Solutions Business Unit from January 2008 to January 2010. Prior thereto, Mr. Gallina served as Vice President, Corporate Financial Planning and Analysis from November 2000 to January 2008.

Kenneth R. Goulet has served as our Executive Vice President of Commercial, Individual and Marketing since October 2012 and prior to that as Executive Vice President, Employer, Medicaid, Individual and Specialty since March 2012. Prior to that date, he served as Executive Vice President, and President and CEO of the Commercial Business Unit since October 2007 and assumed interim responsibility for the Consumer Business Unit in February 2012. Prior to joining WellPoint, Mr. Goulet worked at Cigna Healthcare from June 1981 to June 2004. Mr. Goulet has more than 32 years of health insurance industry experience in management, sales, operations, strategy and plan execution.

Leeba Lessin has served as our Executive Vice President, Medicare Programs since November 2012, as Senior Vice President, Senior Businesses from September 2012 to November 2012 and as President and CEO, CareMore Medicare Programs since August 2011. Prior to our acquisition of CareMore Health Plan, Inc. (“CareMore”) in August 2011, Ms. Lessin served in various positions with CareMore, including President and Chief Executive Officer of CareMore from March 2006 to August 2011. Before joining CareMore in 2006, Ms. Lessin held several executive positions with PacificCare Health Systems and was a principal of Lessin Management Associates, a managed care strategic consultation service.

Gloria M. McCarthy has served as our Executive Vice President of Enterprise Execution and Efficiency since October 2012. Prior to that appointment, she served as Executive Vice President, Office of the CEO since February 2012, as Senior Vice President for Operational Excellence since June 2008, as Senior Vice President of Service Operations from December 2006 to June 2008 and as Senior Vice President and Chief Operating Officer of our East Region from December 2005 to December 2006. Prior to our acquisition of WellChoice, Inc. in December 2005, Ms. McCarthy served as Executive Vice President and Chief Operating Officer of WellChoice.

Samuel R. Nussbaum, M.D. has served as our Executive Vice President, Clinical Health Policy and Chief Medical Officer since 2001. Dr. Nussbaum became the Interim President of Comprehensive Health Solutions in October 2010 and served in that position until July 2011. Since 1997, Dr. Nussbaum has served as a Professor of Clinical Medicine at Washington University School of Medicine, St. Louis, Missouri and since 1998 as an Adjunct Professor at the Olin School of Business at Washington University. From 1996 to 2000, he served both as Executive Vice President for Medical Affairs and System Integration at BJC Health System of St. Louis (academic and community integrated health and hospital system) and as Chief Executive Officer of Health Partners of the Midwest (health plan).

Richard C. Zoretic has served as our Executive Vice President, Medicaid Programs since joining our company in December 2012 in connection with our acquisition of Amerigroup. Prior to joining us, Mr. Zoretic served as Executive Vice President and Chief Operating Officer of Amerigroup since September 2007. Mr. Zoretic joined Amerigroup in September 2003 and has over 30 years of experience in health care and insurance.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership with the SEC. Such persons also are required to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such forms received by us, or written representations from certain reporting persons, we believe that during 2012, our executive officers, directors, and greater than 10% shareholders complied with all applicable filing requirements relating to our common stock.

PROPOSAL NO. 3

ADVISORY VOTE TO

APPROVE THE COMPENSATION OF

OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act enables our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our Named Executive Officers (“Say-on-Pay”) as disclosed in this proxy statement in accordance with the SEC’s compensation disclosure rules. At our annual meeting of shareholders held in May 2012, approximately 96% of the votes cast on the Say-on-Pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes this affirms our shareholders’ support of our approach to executive compensation and no significant changes were made to this approach for 2012 as a result of the vote. The Board of Directors has considered the prior vote of the shareholders expressing a preference for an annual advisory vote on executive compensation and intends to hold an annual Say-on-Pay vote until the next advisory vote on frequency.

Our executive compensation program (the “Total Rewards” program) is designed to attract, engage, motivate and retain a talented team of executive officers and to appropriately reward those executive officers for their contribution to our business and our members. Our Total Rewards program emphasizes performance-based compensation in the form of our Annual Incentive Plan (“AIP”) and equity grant programs. In 2012, fixed compensation (salary and benefits) made up only a small percentage of target total compensation for our executives, with 10% for Ms. Braly as CEO (excluding one-time severance compensation), 16% for Mr. Cannon as Interim CEO, and an average of approximately 36% for the other continuing Named Executive Officers. The majority of the CEO and other Named Executive Officers’ compensation is variable based on both individual and overall Company performance. Our Total Rewards program contains specific annual, financial and strategic goals and the value of equity based awards will depend on our long-term stock price performance. Please read the “Compensation Discussion and Analysis,” along with the tables and narrative discussion, beginning on page 31 for additional details about our executive compensation program, including information about the fiscal year 2012 compensation of our Named Executive Officers.

We are asking our shareholders to indicate their support for our Named Executive Officers’ compensation as described in this proxy statement. This proposal gives our shareholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to approve any specific item of compensation but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we recommend that our shareholders vote “for” the following resolution at the annual meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosures.”

The Say-on-Pay vote is advisory, and therefore not binding on the Company, our Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our shareholders and to the extent that there is any significant vote against the Named Executive Officers’ compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Approval of the Say-on-Pay proposal requires that the votes cast “for” the proposal exceed the votes cast “against” the proposal.

Recommendation

The Board of Directors recommends a vote FOR approval

of the compensation of our Named Executive Officers.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Executive Summary

Our Total Rewards compensation program is designed to attract, engage, motivate and retain a talented team of executive officers and to appropriately reward those executive officers for their contributions to our business, our members and our shareholders. We seek to accomplish this goal in a way that is closely aligned with the long-term interests of our shareholders and the expectations of our members. The Compensation Committee of our Board of Directors (the “Committee”) oversees our Total Rewards compensation program for our executive officers, including the persons identified in the Summary Compensation Table (the “Named Executive Officers”) and determines their compensation. This program emphasizes performance-based compensation based on both individual and Company performance results.

2012 Business Results

We believe that the pay-for-performance philosophy of our Total Rewards compensation program, described in more detail below, played an important role in our achieving the following financial and operational performance highlights in 2012:

•

Our 2012 net income increased to $8.18 per share from $7.25 per share in 2011. As reported in our fourth quarter 2012 earnings announcement, our 2012 net income, adjusted for certain items increased by 8% to $7.56 per share from 2011 adjusted net income of $7.00 per share.

•	Medical enrollment increased by approximately 1.9 million members for the year to approximately 36.1 million members at December 31, 2012.

•	Beginning in the first quarter of 2012, the Board of Directors increased the quarterly cash dividend on our common stock by 15% to $0.2875 from $0.25 in 2011.

•

In June 2012, we completed the acquisition of 1-800 CONTACTS, Inc. 1-800 CONTACTS is the largest direct-to-consumer retailer of contact lenses in the U.S., providing consumers with a convenient and affordable way to purchase contact lenses through its easy-to-remember, toll-free telephone number, “1-800 CONTACTS” and its www.contacts.com web site; or glasses through its glasses.com web site. 1-800 CONTACTS served approximately 3.3 million customers during 2012.

•

In December 2012, we completed the acquisition of AMERIGROUP Corporation (“Amerigroup”), one of the nation’s leading managed care companies that is focused on meeting the health care needs of financially vulnerable Americans. We believe the acquisition advances our ability to more effectively and efficiently serve the growing Medicaid population, including the expanding dual eligible, seniors and persons with disabilities, and long-term services and support markets. By leveraging our combined clinical capabilities, resources and expertise, we believe that our competitive position in the Dual Eligible and Medicaid markets will be enhanced and will help create more value for state governments and their program beneficiaries.

•

We continue to improve the health of our members through programs that encourage members to receive recommended prevention, screening, and wellness services as well as best practice treatment for chronic disease. Our care management programs identify individuals at high risk for disease complications and work with them to prevent complications, leading to fewer hospitalizations and emergency room visits. We also encourage increased safety, effectiveness and affordability of health care. For example, our quality hospital insights program, which improves the clinical effectiveness of hospital-based care, continues to expand and over 50% of our members receive care in hospitals that are participating in this program.

Despite these accomplishments, we did not meet our financial goals for the year. As a result, and as shown in the table below, our performance-based incentive compensation for 2012 was below target.

2012 Compensation Actions

The table below summarizes the compensation actions taken related to the Named Executive Officers for 2012:

Named Executive Officer	Salary Increase Percent	Target Annual Incentive Plan (“AIP”) Award Increase as Percent of Base Salary	Equity Awards (ASC Topic 718 Expense on Grant Dates)	2012 Earned AIP As a Percent of Target	2012 Earned Performance Share Units As a Percent of Target
Mr. Cannon(1)	4.2%	+ 5%	$4,500,017	87.2%	83.0%
Mr. DeVeydt	3.6%	No change	$3,000,008	81.4%	83.0%
Mr. Goulet	3.6%	+ 5%	$3,000,008	81.1%	83.0%
Ms. Beer	8.3%	+ 10%	$2,000,007	82.4%	83.0%
Mr. Zoretic(2)	NA	NA	NA	NA	NA
Ms. Braly(3)	5.3%	+ 10%	$10,000,011	77.2%	30.0%
Mr. Madabhushi(4)	NA	NA	$ 4,700,156	0.0%	0.0%

(1)

Mr. Cannon’s salary increase percentage and target AIP award percentage of base salary were for his position as Executive Vice President, General Counsel, Corporate Secretary and Chief Public Affairs Officer. For the period from August 28, 2012 through March 24, 2013, when Mr. Cannon held the Interim CEO position, Mr. Cannon’s annualized salary was adjusted from $625,000 to $1 million and his target AIP award was adjusted from 90% of salary paid to 110% of salary paid. $2.5 million of the equity award shown above was a special restricted stock unit grant, vesting over four years, that was additional compensation granted for this Interim CEO position. Additionally, in recognition of his performance as Interim CEO during 2012, on March 1, 2013, the Committee awarded Mr. Cannon a bonus of $500,000 and a $1.5 million special restricted stock unit grant, vesting over three years.

(2)

Mr. Zoretic joined WellPoint on December 24, 2012 as part of the Amerigroup acquisition. He was not eligible for compensation increases, AIP, or equity awards at WellPoint during 2012. He received a cash payment of $4,321,792 in 2012, which was equal to the value on December 24, 2012 of an Amerigroup restricted stock grant from 2010 that was cancelled upon our payment to him upon completion of the Amerigroup acquisition.

(3)

All of Ms. Braly’s unvested equity awards were cancelled on December 31, 2012. This cancellation includes $7,166,670 of the $10,000,011 equity award value shown on this table. Pursuant to the applicable performance schedule, on December 10, 2012, 30.0% of Ms. Braly’s performance share units were earned and vested. The remaining unearned and unvested performance share units are included in the $7,166,670 value that was cancelled.

(4)

Mr. Madabhushi joined WellPoint in March 2012 and was not eligible for increases to salary or target AIP. Mr. Madabhushi ceased serving as an executive officer in September 2012. Pursuant to his separation agreement entered on September 19, 2012, he did not receive an AIP award for 2012 and all of Mr. Madabhushi’s equity awards, with an ASC Topic 718 grant date fair value of $4,700,156 on April 2, 2012, were cancelled. Mr. Madabhushi’s grant included a restricted stock unit grant with a grant date fair value of $2,700,025 as a new hire inducement covering the value of forfeited equity grants from his prior employer. Pursuant to his offer letter entered on March 1, 2012 and his separation agreement, he received a cash payment of $2,256,599 in lieu of the vesting of his inducement grant.

Impact of Historical Business Results on Executive Compensation Decisions

Consistent with our pay-for-performance philosophy, and based on our financial and operational results in relation to our annual business plan, performance-based variable compensation has fluctuated over the years and was paid well below target during 2007 and 2008, near target in 2009, above target in 2010 and 2011, and below target in 2012 as follows:

Earned Performance-Based Awards as a Percent of Target from 2007 – 2012

Variable Compensation Component	2007	2008	2009	2010	2011	2012
AIP(1)	58.6%	5.0%	92.9%	163.0%	116.2%	77.2%
Performance-Based Equity Awards	66.4%	0.0%	94.4%	150.0%	150.0%	83.0%

(1)	Average award level for all participants

Impact of Stock Price and Shareholder Returns on Executive Compensation

The compensation value received by our executives is highly dependent on shareholder returns.

A significant portion of our compensation opportunity for executive officers continues to be delivered in stock options. The stock option exercise price for each grant was 100% of the closing price of our common stock on the grant date.

Stock options only have intrinsic value when the current stock price is greater than the option exercise price. The following table shows the intrinsic value on December 31, 2012 of the regular stock option grants from 2005 through 2012. Where the intrinsic value is less than $0, the amount represented is the increase to our stock price needed before these stock options begin to have any intrinsic value.

Intrinsic Value of Stock Options based on the December 31, 2012 Closing Price of $60.92

	April 4, 2005	March 1, 2006	March 1, 2007	March 3, 2008	March 2, 2009	March 1, 2010	March 1, 2011	March 1, 2012
Option Exercise Price	$63.36	$76.59	$80.81	$70.80	$30.10	$62.06	$65.98	$66.23
Intrinsic Value(1)	($2.44)	($15.67)	($19.89)	($9.88)	$30.82	($1.14)	($5.06)	($5.31)
Stock Price Change	-4%	-20%	-25%	-14%	+102%	-2%	-8%	-8%

(1)	Intrinsic value of stock options equals $60.92 minus the stock option grant price.

Performance share units and restricted stock units also represented a significant portion of the compensation opportunities for our executive officers in 2012. The value of these units is also impacted by changes in our stock price. The stock price change percentages shown above represent the change in value for those awards from the earned amount for performance share units and the grant date fair value for restricted stock units.

During 2011, we began paying quarterly cash dividends on our common stock. Cash dividends paid during 2011 totaled $1.00 per share, and cash dividends paid during 2012 totaled $1.15 per share. Performance share units and restricted stock units accrue cash dividend equivalents equal to the cash dividend per share amount and are paid to participants without interest upon vesting, but only if the underlying shares vest. We do not accrue or pay cash dividend equivalents on stock options.

Impact of Shareholder Advisory Votes on Executive Compensation Decisions

In May 2011, we held our first shareholder advisory vote on the compensation of our Named Executive Officers as disclosed in the 2011 proxy statement, commonly referred to as a “say-on-pay” vote. Our shareholders approved the proposal, with approximately 84% of shareholder votes cast in favor of the 2011 say-on-pay vote.

At its meeting in September 2011, the Committee reviewed a presentation from our independent compensation consultant with respect to our Total Rewards program, shareholder say-on-pay voting results, and trends in executive compensation. The Committee determined that our Total Rewards program was fundamentally sound, supported the needs of our business, was aligned with the trends in the market, and as demonstrated by our say-on-pay voting results, was supported by our shareholders.

As a result, at its December 2011 meeting, the Committee decided to retain our 2011 executive compensation philosophy, components, component mix, performance metrics, and competitive positioning targets for 2012 compensation. The performance targets for our AIP awards and performance share units were updated to conform to our 2012 business plan. In 2012, base salaries, target AIP awards and long term equity award grant sizes were reviewed and adjusted to ensure appropriate competitive positioning.

In addition, when determining how often to hold a shareholder advisory vote on executive compensation, the Board took into account the strong preference for an annual vote expressed by our shareholders at our 2011 annual meeting. Accordingly, the Board determined that we will hold an annual advisory shareholder vote on the compensation of our Named Executive Officers until the next say-on-pay frequency vote, which will be held no later than our 2017 annual meeting.

In May 2012, we held the shareholder advisory “say-on-pay” vote on the compensation of our Named Executive Officers as disclosed in the 2012 proxy statement. Our shareholders approved the proposal, with approximately 96% of shareholder votes cast in favor of the 2012 say-on-pay vote.

At its meeting in September 2012, the Committee reviewed a presentation from our independent compensation consultant with respect to our Total Rewards program, shareholder say-on-pay voting results, and trends in executive compensation. The Committee again determined that our Total Rewards program is fundamentally sound, supports the needs of our business, is aligned with the trends in the market, and as again demonstrated by our say-on-pay voting results, is strongly supported by our shareholders.

As a result, at its December 2012 meeting, the Committee decided to retain our 2012 executive compensation philosophy, components, component mix, competitive positioning targets, and most of our 2012 performance metrics for 2013 compensation.

For the AIP, the Committee removed the small service excellence and member health metrics and added the 10% weighting previously assigned to those metrics to our business unit operating gain metric in order to strengthen the focus of our business leaders on the financial results of their business units. For our performance share unit grants, the Committee removed the selling, general and administrative expense per-member per-month (“SG&A PMPM”) metric, such that for the 2013 grants, 50% of each award will be based on EPS performance and 50% of each award will be based on membership performance.

The performance targets and scales for our AIP awards and performance share units were also updated to conform to our 2013 business plan. Additionally, the Committee increased the performance levels needed to reach threshold as a percent of plan and maximum as a percent of plan on the corporate and business unit operating gain scales used in the AIP and the EPS scale used for performance share units.

The Committee believes the changes that it made to the AIP and performance share unit programs further strengthen our focus on financial results and align with our business strategy in 2013.

Transition of Executive Leadership Team and Determination of 2012 Named Executive Officers

2012 was a year of transition for our executive leadership team. As a result of this transition, our Named Executive Officers for 2012 consisted of the following seven individuals:

•	Principal Executive Officer:

•	Angela F. Braly. Ms. Braly’s service as our President and Chief Executive Officer and as Chair of our Board of Directors terminated on August 27, 2012 and her employment with WellPoint terminated on December 31, 2012. On August 28, 2012, Ms. Braly entered into a separation agreement with the Company, which provided for her to receive the severance compensation and benefits described in her employment agreement, and also provided that her stock options that were vested as of December 31, 2012 would continue to be exercisable until their original expiration dates, and that all unvested equity grants would be cancelled upon her termination on December 31, 2012.

On December 31, 2012, Ms. Braly held 102,436 vested stock options with an average exercise price of $30.1617 and an intrinsic value of $3,130,452 that will continue to be exercisable. The intrinsic value equaled the closing price on such date minus the average exercise price times the number of outstanding stock options with exercise prices below the closing price. Ms. Braly also held 1,335,975 vested stock options with exercise prices averaging $71.71, or $10.79 above the closing market price on December 31, 2012. These stock options had no intrinsic value on that date but will continue to be exercisable. Ms. Braly’s vested stock option awards are detailed in the Outstanding Equity Awards at Fiscal Year-End table on page 60 in this proxy statement.

Ms. Braly also held 326,096 unvested stock options, 133,575 unvested restricted stock units and performance share units with an intrinsic value of $8,137,450 plus $206,658 in unvested dividend equivalents, all of which were cancelled. The intrinsic value equaled the closing price on December 31, 2012 times the number of unvested restricted stock units and performance share units that were cancelled.

Our equity plan agreements provide that upon an eligible retirement, unvested restricted stock unit awards, performance share unit awards, dividend equivalent payments and stock option awards generally continue to vest on their existing vesting schedule and stock options can continue to be exercised for the lesser of five years or until their original expiration dates. Since Ms. Braly met the service requirements but did not meet the age requirement for an eligible retirement to receive this equity treatment, the Committee accorded Ms. Braly the lesser benefit of continued exercisability of vested options. The Committee made this decision to afford Ms. Braly with the opportunity to realize some value for stock price gains after her termination in order to recognize that a portion of the Company’s future success is based on her contributions during her tenure as our CEO. As consideration for this action, the time period for which Ms. Braly will be required to adhere to the restrictive covenants contained in her Employment Agreement, as described on page 72 in this proxy statement, was potentially lengthened. Absent this amendment, her restrictive covenant period would have ended on June 30, 2014. This was changed to be the later of June 30, 2014 or so long as she holds outstanding vested stock options, the last of which does not expire until March 1, 2019.

For a more detailed discussion of Ms. Braly’s employment agreement, separation agreement and payments and benefits received related to her departure, see “Compensation Plans – Employment Agreements – Angela F. Braly” and “Compensation of Executive Officers – Potential Payments Upon Termination or Change in Control” in this proxy statement.

•

John Cannon. Mr. Cannon served as our Executive Vice President, General Counsel, Corporate Secretary and Chief Public Affairs Officer until August 28, 2012, when he was appointed Interim President and Chief Executive Officer upon Ms. Braly’s termination from the CEO role. In September 2012, the Committee approved increases to Mr. Cannon’s base salary and target AIP compensation in recognition of his increased responsibilities, which increases were effective through March 24, 2013, as Joseph R. Swedish began serving as our Chief Executive Officer on March 25, 2013. In addition, on October 1, 2012, Mr. Cannon was granted 43,119 restricted stock units in recognition of his increased responsibilities, and on March 1, 2013, Mr. Cannon was awarded a bonus of $500,000 and an additional 24,241 restricted stock units to recognize his performance as CEO during 2012.

•	Principal Financial Officer:

•	Wayne S. DeVeydt, Executive Vice President and Chief Financial Officer

•	Three Other Most Highly Compensated Executive Officers:

•	Lori A. Beer, Executive Vice President, Specialty Business and Information Technology

•	Kenneth R. Goulet, Executive Vice President, Commercial, Individual and Marketing

•

Richard C. Zoretic, Executive Vice President, Medicaid Programs. Mr. Zoretic joined the Company on December 24, 2012 upon the closing of the Amerigroup acquisition. During 2012, Mr. Zoretic was not eligible for a salary increase, was not eligible to participate in the AIP and did not receive any equity-based awards from the Company. Pursuant to the terms of his employment agreement with the Company, upon the closing of the Amerigroup acquisition, Mr. Zoretic received a cash payment of $4,321,792, which was equal to the value on December 24, 2012 of a restricted stock grant that he received in 2010 from Amerigroup, which grant was cancelled upon our cash payment to him upon completion of the Amerigroup acquisition. This restricted stock grant would otherwise have vested in 2013 and 2014 or earlier upon an involuntary or good reason termination. We also granted 41,038 restricted stock units to Mr. Zoretic on January 2, 2013, which vest after one year. These actions were taken to entice Mr. Zoretic to accept an executive officer position with the Company as the President of our Medicaid business and to enter into the employment agreement with the Company as described on page 73 in this proxy statement.

•	Former Executive Officer:

•

V. Rajamannar Madabhushi, Former Executive Vice President, Senior Business and Chief Transformation Officer. Mr. Madabhushi joined the Company in March 2012 and was eligible to participate in the AIP during 2012. In addition, on April 2, 2012 Mr. Madabhushi received a new hire inducement grant of 37,012 restricted stock units, with a value of $2,700,025, covering the value of the equity grants from his former employer that were forfeited upon his voluntary termination from his former employer. Mr. Madabhushi was terminated as an executive officer in September 2012, and under the terms of his separation agreement with the Company, Mr. Madabhushi agreed to forego any bonus payments under the AIP that he might otherwise be entitled to for 2012, and all of his equity grants that were unvested as of September 19, 2012 were cancelled and forfeited. Under the separation agreement, and as required pursuant to the terms of his offer of employment, due to Mr. Madabhushi’s involuntary termination without cause, we paid Mr. Madabhushi cash in the amount of $2,256,599 based on the value of our common stock on January 2, 2013, and in lieu of the vesting of his inducement grant.

2013 Changes in Executive Leadership

The Board of Directors elected Joseph R. Swedish as CEO, effective March 25, 2013 and provided for the following compensation arrangements. Mr. Swedish will receive an annualized base salary of $1,250,000, an annual target incentive bonus opportunity of 150% of base salary, and a maximum bonus opportunity of 300% of base salary. Under the Company’s Incentive Compensation Plan, on April 1, 2013, Mr. Swedish received equity incentive grants with a target value of $8,000,000, and a grant of restricted stock with a grant date fair value of $1,500,000 as an inducement for accepting the CEO position. On March 25, 2013, Mr. Swedish became a participant in our Executive Agreement Plan and Employment Agreement, as more fully described in this proxy statement under “Compensation Plans — Other Executive Severance Arrangements”. Mr. Swedish will also receive a “make whole” payment to replace compensation forfeited upon accepting employment with us, estimated at approximately $3,561,000.

Throughout this Compensation Discussion and Analysis, we have included charts and tables explaining our compensation programs and decisions. Each such chart or table includes only those Named Executive Officers for whom the chart or table is applicable.

The following portion of the Compensation Discussion and Analysis discusses in greater detail our objectives and approach to setting executive compensation, as well as the Committee’s decisions for our Named Executive Officers in 2012.

Compensation Program Objectives

Our Total Rewards program is designed to:

•	Attract, engage, retain and appropriately reward executives for their contributions to our business, our members and our shareholders.

•	Closely align executive interests and rewards with the long-term interests of our shareholders and the expectations of our members.

•	Drive the achievement of our mission and strategy.

•	Deliver compensation that is commensurate with company and individual performance within the context of the external market.

These objectives are extended beyond the executive ranks to include all associates and are intended to promote our culture and enhance teamwork and perceptions of fairness. To achieve these objectives, the Total Rewards program is designed to reward our associates when they:

•	Create long-term value for our shareholders through sustained growth in our stock price.

•	Achieve our mission, to improve the lives of the people we serve and the health of our communities.

•	Meet or exceed our annual financial plans.

•	Prioritize our strategic objectives, which are:

(1)	Affordability – reduce cost to create the best health care value in our industry;

(2)	Access – provide convenient access to health care; and

(3)	Consumer Experience – create a differentiated health experience for consumers.

•	Operate within our core values, which are:

(1)	Customer first;

(2)	Integrity;

(3)	Personal accountability for excellence;

(4)	One company, one team; and

(5)	Continuous improvement.

Pay–for-Performance Philosophy and Pay Mix

To align executive interests and rewards with the long-term interests of our shareholders and drive the achievement of our mission and strategy, our Total Rewards program emphasizes performance-based compensation in the form of our AIP and equity grant programs.

A significant portion of the compensation of each of our Named Executive Officers is delivered through performance-based programs. As shown in the chart below, most of the total target compensation opportunity available to our Named Executive Officers is in the form of variable performance-based pay that is tied to our business results, including:

•	AIP awards, the value of which depends on the extent to which we meet or exceed metrics in our annual business plan.

•	Stock options, which are only valuable to the extent that the price of our stock increases.

•

Performance share units that were earned in 2012 based on our 2012 EPS, membership and SG&A calculated on a per-member, per-month basis and become more or less valuable based on our stock price performance.

•	Time-based restricted stock units, which encourage retention and become more or less valuable based on our stock price performance.

PRIMARY COMPONENTS OF TARGET COMPENSATION

(1)	Annual and Long-Term Incentive percentages are based on achievement of targeted performance.

(2)	Mr. Cannon’s values include prorated compensation for time spent as the EVP, General Counsel, Secretary and Chief Public Affairs Officer and for time spent as the Interim CEO.

(3)	Ms. Braly’s values exclude amounts paid to her solely related to her termination.

Our executive compensation program has four available compensation levers to recognize and reward individual performance:

•	Adjusting base salary to recognize both performance and changes in the scope of an executive’s responsibilities;

•	Setting an executive’s AIP target as a percent of salary within a competitive target range;

•	Adjusting the AIP award payout based on individual achievements and contributions; and

•	Adjusting the size of stock option, restricted stock unit and performance share unit grants within a competitive range.

Additionally, individual performance is rewarded by providing executives with career growth through challenging assignments and, as positions become available, promotional opportunities.

Elements of Total Rewards

Overview

Our 2012 Total Rewards program for our business leaders, including the Named Executive Officers, includes the following financial elements:

•	base salary;

•	annual performance-based incentive awards under the AIP;

•	equity awards in the form of performance share units, time-based restricted stock units and stock options;

•	broad-based employee benefits; and

•	executive benefits and perquisites.

Each year management sets the broad-based employee salary and benefits programs and budgets, and the Committee reviews and approves the merit salary increase budget, broad-based AIP, equity awards plan, perquisites and stock ownership guidelines. The Committee bases these decisions on our business needs, best practice information, competitive market data and operating budget constraints.

The Committee reviews the business and individual performance of each executive officer and sets (1) the AIP award payouts for the prior year pursuant to the formulas previously established, (2) prospective base salary adjustments, (3) prospective adjustments to target incentive award percentages of base salary and (4) the size and type of equity awards granted to each executive officer.

All Board members evaluate the CEO’s individual performance on numerous factors, including: leadership, strategic planning, getting results, external and internal relations, and interaction with the Board of Directors. The Committee’s 2012 compensation decisions were based on its evaluation of each executive’s performance (including performance assessments by the CEO for the other executive officers), as well as our 2011 and 2012 achievements, all of which reflect the Named Executive Officers’ individual performance. There is no formulaic or target-based assessment for such adjustments, but rather such determinations are based on the Committee’s subjective assessments after consideration of management recommendations, benchmarking information and advice of the Committee’s independent compensation consultant. The assessments represent the Committee’s view of how the Named Executive Officer’s performance contributed to our performance and achievements, as well as other leadership accomplishments, including the challenges associated with implementing health care reform.

These decisions are made as part of a unified process so that all components of pay are reviewed in concert with each other, and, as appropriate, decisions about one component can affect decisions regarding the other components of pay. This is intended to ensure that the Total Rewards package for the Named Executive Officers fits with our compensation objectives as described above.

The Committee does not have a specific target for allocating the amount of compensation among the pay elements (base salary, annual incentive and equity grants), but seeks to apply a higher weighting to performance-based variable pay than to fixed pay. In addition, the Committee has weighted the equity grants more heavily toward performance share units than stock options or restricted stock units. Each Named Executive Officer’s total compensation opportunity is targeted to the level the Committee considers market competitive and reflective of individual performance.

When setting compensation for 2012, the Committee reviewed prior year compensation and compensation actions to compare year-over-year pay actions relative to year-over-year performance and internal equity factors (how the compensation of the particular executive relates to the other executives).

In February 2012, the Committee reviewed comprehensive tally sheets for each Named Executive Officer covering up to five years of Total Rewards data and realized equity, in addition to then current levels of unrealized vested and unvested equity. Tally sheets are only one of a number of information resources and tools made available to the Committee for its reference and use. Although tally sheets provide good background information for the Committee, the Committee did not base any specific awards for 2012 or any modifications to our compensation program on them. The Committee reviewed historical realized pay for the CEO in comparison to realized pay amounts paid to CEOs among the direct peers as a component in assessing Ms. Braly’s competitive position in 2012. The Committee has not otherwise taken into account realized compensation in setting future compensation. The Committee does review unvested compensation in setting future compensation to determine its likely impact on retention of our executives.

Base Salary

Base salary provides competitive annual compensation that reflects the scope and nature of job responsibilities of our Named Executive Officers. The Committee grants merit-based salary increases to our Named Executive Officers based on the Committee’s assessment of an individual’s performance, whether the current salary is competitive compared to the median of the market relative to executives in comparable positions at comparator group companies, and our overall merit increase budget for the year. The Committee also grants promotional salary increases to recognize increased job responsibilities. Our Named Executive Officers did not receive promotional salary increases in 2012. Mr. Cannon received a temporary salary increase for the period that he assumed the Interim CEO position.

Consistent with management’s recommendations, the Named Executive Officers did not receive salary increases during 2011. After consideration of the factors above, shown in table below are the salary increases for the Named Executive Officers in 2012:

Named Executive Officer	Annualized Salary as of 12/31/2011	Annualized Salary as of 12/31/2012	Percent Change
Mr. Cannon(1)	$600,000	$625,000	4.2%
Mr. DeVeydt	$700,000	$725,000	3.6%
Mr. Goulet	$700,000	$725,000	3.6%
Ms. Beer	$600,000	$650,000	8.3%
Mr. Zoretic	NA	$575,000	NA
Ms. Braly	$1,144,000	$1,200,000	5.3%

(1)

In conjunction with assuming the Interim CEO position, Mr. Cannon’s annualized salary was increased to $1 million. This additional salary was paid for the period from August 28, 2012 through March 24, 2013, as Mr. Swedish became the CEO on March 25, 2013.

Annual Incentives (AIP)

Generally, all of our associates are eligible for performance-based incentives or sales incentives. AIP awards are earned to the extent we meet or exceed annual financial targets and strategic and individual performance goals. In excess of 20,000 associates, including all of our Named Executive Officers except Mr. Madabhushi and Mr. Zoretic, earned awards under the AIP in 2012. This plan is designed to motivate and reward the successful completion of our annual performance goals.

Each participating associate is eligible for a target award, denominated as a percentage of base salary paid during the year. The maximum award payable under the AIP is 200% of the target award. In setting the target award percentages for the Named Executive Officers, the Committee considers the competitive data in the comparator group studies (as described under “Determination of Compensation” beginning on page 49), individual performance evaluations and internal equity factors.

Consistent with management’s recommendations, the Named Executive Officers did not receive increases to their target AIP awards during 2011. After consideration of the factors described above, the Committee increased the target AIP award as a percentage of base salary for four of the Named Executive Officers for 2012. The table below sets forth the target AIP awards as a percentage of base salary at year-end 2011 compared to year-end 2012 for each Named Executive Officer who was considered for an increase to their target AIP awards:

Named Executive Officer	Target AIP as of 12/31/2011	Target AIP as of 12/31/2012	Change
Mr. Cannon(1)	85%	90%	+ 5 points
Mr. DeVeydt	100%	100%	No change
Mr. Goulet	95%	100%	+ 5 points
Ms. Beer	80%	90%	+ 10 points
Ms. Braly	140%	150%	+ 10 points

(1)

In conjunction with assuming the Interim CEO position, Mr. Cannon’s target AIP award was temporarily increased to 110% of his base salary. This increased AIP award opportunity was applicable for the period from August 28, 2012 through March 24, 2013, as Mr. Swedish became the CEO on March 25, 2013.

2012 AIP Awards

Certain of the Named Executive Officers earned an AIP award for 2012 performance based on the achievement of results on the performance measures that were approved by the Committee. The Committee generally selects the performance measures based on our business strategy. The table below sets forth the 2012 AIP performance measures, the weight given to each measure, and the business objective or core value such measure is designed to achieve.

2012 AIP Measure	Weight	Business Objectives; Core Values; Mission
Adjusted Consolidated Operating Gain	40%	Meet or exceed annual financial plans; Create the best health care value in our industry; Excel at day-to-day execution
Adjusted Business Unit Operating Gain	30%
Member Health Index	5%	Improve the lives of the people we serve and the health of our communities
Service Excellence	5%	Excel at day-to-day execution
Individual Performance	20%	Personal accountability for excellence

The Committee sets specific targets for the AIP performance measures based on goals set during our annual business planning process. The business plan is developed based on the business environment, which takes into consideration our performance relative to our direct peers. The AIP targets are set to be congruent with business plan targets.

The following table shows the calculation of the 2012 AIP awards applicable to each of the Named Executive Officers who received payouts under the AIP for 2012. The amounts paid to these Named Executive Officers for 2012 performance were approved by the Committee on March 1, 2013 and are set forth in the Summary Compensation Table on page 55.

Named Executive Officer	Performance Measure	Target	Actual	Award %	Weight	% of Total AIP Payout
Mr. Cannon	Adjusted Consolidated Operating Gain	$4,015.5	$3,776.7	60.4%	40%	24.1%
	Adjusted Business Unit Operating Gain(1)	NA	NA	76.4%	30%	23.1%
	Member Health Index(2)	0.1	8.25	100.0%	5%	5.0%
	Service Excellence	4 quarters	4 quarters	100.0%	5%	5.0%
	Individual Performance(3)	NA	NA	150%	20%	30.0%
	Total					87.2%

Mr. DeVeydt	Adjusted Consolidated Operating Gain	$4,015.5	$3,776.7	60.4%	40%	24.1%
	Adjusted Business Unit Operating Gain(1)	NA	NA	76.4%	30%	23.1%
	Member Health Index(2)	0.1	8.25	100.0%	5%	5.0%
	Service Excellence	4 quarters	4 quarters	100.0%	5%	5.0%
	Individual Performance(3)	NA	NA	120.9%	20%	24.2%
	Total					81.4%

Mr. Goulet	Adjusted Consolidated Operating Gain	$4,015.5	$3,776.7	60.4%	40%	24.1%
	Adjusted Business Unit Operating Gain(4)	$3,351.1	$3,282.3	89.7%	30%	26.9%
	Member Health Index(2)	0.1	8.25	100.0%	5%	5.0%
	Service Excellence	4 quarters	4 quarters	100.0%	5%	5.0%
	Individual Performance(3)	NA	NA	100.0%	20%	20.0%
	Total					81.1%

Ms. Beer	Adjusted Consolidated Operating Gain	$4,015.5	$3,776.7	60.4%	40%	24.1%
	Adjusted Business Unit Operating Gain(1)	NA	NA	76.4%	30%	23.1%
	Member Health Index(2)	0.1	8.25	100.0%	5%	5.0%
	Service Excellence	4 quarters	4 quarters	100.0%	5%	5.0%
	Individual Performance(3)	NA	NA	126.1%	20%	25.2%
	Total					82.4%

Ms. Braly	Adjusted Consolidated Operating Gain	$4,015.5	$3,776.7	60.4%	40%	24.1%
	Adjusted Business Unit Operating Gain(1)	NA	NA	76.4%	30%	23.1%
	Member Health Index(2)	0.1	8.25	100.0%	5%	5.0%
	Service Excellence	4 quarters	4 quarters	100.0%	5%	5.0%
	Individual Performance(3)	NA	NA	100.0%	20%	20.0%
	Total					77.2%

(1)	Represents the results for Mr. Cannon, Mr. DeVeydt, Ms. Beer, and Ms. Braly, whose operating gain awards were based on the average award percentage paid to participants across our business units.

(2)

The 2012 Member Health Index score is equal to the 2012 Member Health Index results minus the 2011 Member Health Index results. To earn the portion of the award associated with this measure, the overall index score had to be positive.

(3)

A description of how individual performance is assessed by the Committee is shown under “Elements of Total Rewards—Overview” on page 39. The individual performance budget was funded at an aggregate award percentage of 100% for all participants. Three of the Named Executive Officers earned a higher award percentage, as shown in the table.

(4)	Represents the results for Mr. Goulet based on the performance of the Commercial Business Unit.

The Committee has the discretion to reduce AIP awards when it determines that such adjustments would be appropriate based on our interests and the interests of our shareholders. The Committee did not reduce any 2012 AIP awards.

Consolidated Operating Gain and Business Unit Operating Gain results are calculated as operating revenue less benefit expense, selling, general and administrative expense and cost of products. For purposes of AIP awards, these results are calculated on an adjusted, non-GAAP basis by the Committee to remove certain pre-established categorical amounts, which are often reported to the investment community and would generally not be included by the investment community in the determination of our financial results. The 2012 pre-established categories that were removed were reorganization costs, merger and acquisition costs and operating gains, gains resulting from releasing reserves that were set in 2011 as a result of healthcare reform and operating gains and losses from specific litigation settlements.

Equity Awards

The Committee granted equity awards on March 1, 2012 to coincide with the Committee’s Total Rewards review of our Named Executive Officers’ compensation. The date of the Committee meeting is set in advance and is the first business day of March every year. The Committee awarded stock options, performance share units, and time-based restricted stock units to more than 2,500 associates including the Named Executive Officers. These awards were granted to encourage retention, reward performance, promote a long-term business focus and align the interests of associates and shareholders.

For 2012, the Committee retained the 2011 equity award structure mix and performance share metrics for our executives, including our Named Executive Officers. The purpose of retaining the mix and metrics was to continue to position us to succeed in the marketplace by utilizing performance measures that continue to be key components of our profitable growth strategy, and by having half of the total award tied to achievement of these measures. The weightings below are based on the grant date fair value, calculated in accordance ASC Topic 718.

Performance Share Units—Measures and Results

The performance measures for the 2012 performance share unit grants and the weight and purpose for each performance measure are as follows:

Measure and Metrics	Weight	Purpose
Membership: 2012 Monthly Medical Membership and a portion of Specialty Membership vs. Plan	33 1/3%	Lay the groundwork to win in the post-Healthcare Reform environment with the most competitive offering possible
SG&A Expenses: 2012 Adjusted SG&A(1)(3), calculated on a per-member per-month basis (PMPM) vs. Plan (Includes a portion of specialty members)	33 1/3%	Respond to Medical Loss Ratio limits by transforming and reducing our cost to serve our members
Earnings Per Share: 2012 Adjusted EPS (2)(3) vs. Plan	33 1/3%	Balance short and long-term return and investment; Serve our shareholders today in order to invest for tomorrow

(1)

For purposes of performance share unit calculations, Adjusted SG&A, a non-GAAP financial measure, is defined to include quality improvement expenses that are classified on the income statement as claims expense, and exclude administrative expense for costs related to cost reimbursement businesses and accrued AIP expenses that are above or below pre-established targets. Additionally, SG&A results are adjusted for the same expense items as our AIP Operating Gain calculations described on page 43. These adjustments were applied to the actual results for the 2012 calendar year measurement period, and were not applied to the actual results for the period from January 1, 2012 through September 30, 2012.

(2)

For purposes of performance share unit calculations, EPS is calculated on an adjusted, non-GAAP basis by the Committee to remove certain pre-established categorical amounts, which are often reported to the investment community and would generally not be included by the investment community in the determination of our financial results. The 2012 pre-established adjustments reflected decreases to reported EPS for net realized gains on investments in excess of amounts planned during the budgeting process, and increases to reported EPS for other than temporary impairment losses on investments, and the aggregate impact of the expense item adjustments in our AIP Operating Gain calculations described on page 43. These adjustments were applied to the actual results for the 2012 calendar year measurement period, and were not applied to the actual results for the period from January 1, 2012 through September 30, 2012.

(3)

The 2012 pre-established categories that were adjusted were reorganization costs, merger and acquisition costs and operating gains, gains resulting from releasing reserves that were set in 2011 as a result of healthcare reform, operating gains and losses from specific litigation settlements, costs of other healthcare reform items and tax reserve increases as a result of legislation in California.

As a result of the significant changes anticipated as a result of healthcare reform, the Committee retained a one-year measurement period to heighten focus on 2012 performance for the long term plan metrics used to drive our profitable growth strategy.

The payout scale for each measure detailed above provided for a minimum award of 0% of the units granted, a target award of 100% of the units granted for achieving each business plan target and a maximum award of 150% of the units granted. The targets for each of these measures were based on our 2012 business plan, which was developed during our rigorous annual budgeting process.

On December 4, 2012, the Committee certified the results for the period from January 1, 2012 through September 30, 2012, and based on the pre-set payout scales, the Committee determined that 90.1% of target for the performance share units were earned for this period, as set out in the table below:

Measure	Target	Actual	Award Percent Earned	Weighting	Total Percent of Target
Monthly Membership	309,650,000	307,942,000	81.6%	33 1/3%	27.2%
Adjusted SG&A PMPM	$21.38	$21.32	111.5%	33 1/3%	37.2%
Adjusted EPS	$6.32	$6.24	77.2%	33 1/3%	25.7%
Total					90.1%

On March 1, 2013, the Committee certified the results and, based on the pre-set payout scales, the Committee determined that 83.0% of target for the performance share units granted were earned in 2012 as set out in the table below:

Measure	Target	Actual	Award Percent Earned	Weighting	Total Percent of Target
Monthly Membership	412,535,000	410,922,000	87.0%	33 1/3%	29.0%
Adjusted SG&A PMPM	$21.44	$21.53	73.4%	33 1/3%	24.5%
Adjusted EPS	$7.65	$7.59	88.6%	33 1/3%	29.5%
Total					83.0%

The Committee has the discretion to reduce performance share unit awards when it determines that such adjustments would be appropriate based on our interests and the interests of our shareholders. The Committee did not adjust the earned performance share unit awards in 2012.

These earned performance share units are then subject to time-based vesting described below.

2012 Time-Based Restricted Stock Unit and Performance Share Unit Vesting Schedule, Dividend Equivalents and Performance Share Units Earned

The earned performance share units and restricted stock units granted are subject to time-based vesting. The restricted stock units and earned performance share units granted on March 1, 2012 vest in three equal installments on each of December 10, 2012, March 1, 2014, and March 1, 2015. The restricted stock units granted to Mr. Cannon on October 1, 2012 vest in four equal annual installments. Performance share units and restricted stock units accrue cash dividend equivalents equal to the cash dividends paid to shareholders during the vesting period. These cash payments are distributed to the participants upon vesting, and are cancelled if the underlying units do not vest.

The first vesting for the restricted stock units and earned performance share units granted on March 1, 2012 occurred on December 10, 2012 instead of March 1, 2013 in order to obtain a federal income tax deduction in 2012 that would otherwise not be available in 2013 pursuant to tax law changes as described under “Tax Treatment of Compensation” on page 48. The Committee determined that the value of this tax deduction to the Company outweighed requiring an additional eighty-one days of service to secure vesting.

The formulas for the 2012 performance share units were pre-set such that the sum of units earned for the three tranches would equal the total award based on the results for 2012, shown in the table above at 83.0% of target. In order to vest the first tranche on December 10, 2012, the earned award for that tranche was based on results from January 1, 2012 through September 30, 2012. The number of units awarded in the first tranche were taken into consideration in determining how many performance share units were earned in tranches two and three in order for the 83.0% of target percentage to apply to the entire award. Under this formula, 79.4% of target for the performance share units granted was earned for tranches two and three, resulting in the total earned award for 2012 performance being 83.0% of target as shown in the table below:

Vesting Date	Award Percent Earned	Weighting	Total Percent of Target
December 10, 2012	91.1%	33 1/3%	30.0%
March 1, 2014	79.4%	33 1/3%	26.5%
March 1, 2015	79.4%	33 1/3%	26.5%
Total			83.0%

Stock Options

The exercise price for the stock options granted on March 1, 2012 was $66.23 per share, the closing price of our common stock on the NYSE on March 1, 2012. The term of all stock options granted was seven years, with vesting in six equal semi-annual installments over the first three years. This vesting schedule has been in place since 2005. The purpose of providing vesting every six months is to stagger inducements for remaining with the Company over the course of any year. More specifically, incumbents must generally be employed on December 31st of each year to vest in their annual incentive payment and then must be employed on March 1st and September 1st for their stock option grants to vest.

Aggregate and Individual Grant Sizes

When determining the aggregate size of our equity awards, the Committee considers the impact of stock-based compensation expense and the share dilution run rate, in order to strike a balance between promoting our cost competitiveness and maintaining employee incentives at market-competitive levels.

In setting the total shares available for long-term equity awards to all participants for the period between March 1, 2012 and February 1, 2013, the Committee considered the impact of the ASC Topic 718 expense on our income statement. As part of the 2011 budget process, the Committee reduced the aggregate target ASC Topic 718 expense of the 2011 grant pool when compared with the aggregate target ASC Topic 718 expense budgeted for the 2010 grant pool by $20 million. In 2012, the Committee increased the aggregate target ASC Topic 718 expense of the 2012 grant pool by $5 million compared to the 2011 amount to provide for larger grant size ranges for our executive officers, including the Named Executive Officers, based on the Committee’s review of the median grant size for awards made to executives in comparable positions at companies in the comparator groups, and by $7 million to fund grants to participants employed by WellPoint as a result of our acquisition of CareMore Health Group, Inc. in August 2011.

Our grant size guidelines provide for differentiation, and participant awards generally range from 66-2/3 percent to 133-1/3 percent of the target levels set for their particular positions.

The ASC Topic 718 expense of equity awards granted to each Named Executive Officer is based upon position and job level, Company and individual performance, the importance of retaining the services of the executive and the potential for his or her performance to help us attain our long-term goals. In apportioning these equity awards, the Committee also considers competitive market data. The awards granted on March 1, 2012 to the Named Executive Officers shown below were all pursuant to and within the guidelines set forth above and were a part of the budgeted annual aggregate stock-based compensation cost.

Grant Date Fair Value of 2012 Equity Grants

		2012 Equity Grants
	Number of Shares Covered By Grant			Grant Date Fair Value (1)
Named Executive Officer	Stock Options	Performance Share Units (At target levels)	Time - Based Restricted Stock Units	Stock Options	Performance Share Units (At target levels)	Time-Based Restricted Stock Units	Total
Mr. Cannon (2)	24,674	15,099	52,179	$399,966	$1,000,007	$3,100,084	$4,500,057
Mr. DeVeydt	37,012	22,648	13,590	$599,965	$1,499,977	$900,066	$3,000,008
Mr. Goulet	37,012	22,648	13,590	$599,965	$1,499,977	$900,066	$3,000,008
Ms. Beer	24,674	15,099	9,060	$399,966	$1,000,007	$600,044	$2,000,017
Ms. Braly	123,378	75,495	45,297	$1,999,957	$5,000,034	$3,000,020	$10,000,011
Mr. Madabhushi (3)	22,403	13,078	45,237	$400,118	$999,999	$3,300,039	$4,700,156
Total	269,153	164,067	178,953	$4,399,937	$11,000,000	$11,800,318	$27,200,256

(1)

The grant date fair value on March 1, 2012 was $16.21 per share for stock options and $66.23 for each performance share unit and restricted stock unit. The grant date fair value on April 2, 2012, covering the equity grants to Mr. Madabhushi, was $17.86 per share for stock options and $72.95 for each performance share unit and restricted stock unit. The grant date fair value covering 43,119 restricted stock units granted to Mr. Cannon on October 1, 2012 was $57.98 per restricted stock unit.

(2)

Mr. Cannon’s grants include 43,119 restricted stock units granted on October 1, 2012 as part of his compensation for the Interim CEO role. These units vest in four equal annual installments commencing on October 1, 2013.

(3)	Mr. Madabhushi’s grant included 37,012 restricted stock units that represented a new hire inducement covering the value of forfeited equity grants from his prior employer.

Mr. Zoretic joined WellPoint on December 24, 2012 as part of the Amerigroup acquisition. He did not receive any equity awards from WellPoint during 2012.

The chart below adjusts the performance share unit grants to reflect the percentage earned as a result of Company results, and adjusts all grants for Ms. Braly and Mr. Madabhushi to remove the awards that were cancelled and forfeited as a result of their employment terminations.

Intrinsic Value of 2012 Equity Grants on December 31, 2012

			2012 Equity Grants
	Number of Shares Covered By Grant (1)			Intrinsic Value (2) on December 31, 2012 @ $60.92 per share
Named Executive Officer	Stock Options	Performance Share Units Earned	Time- Based Restricted Stock Units	Stock Options	Performance Share Units Earned	Time-Based Restricted Stock Units	Total
Mr. Cannon	24,674	12,527	52,179	$0	$763,145	$3,178,745	$3,941,890
Mr. DeVeydt	37,012	18,791	13,590	$0	$1,144,748	$827,903	$1,972,651
Mr. Goulet	37,012	18,791	13,590	$0	$1,144,748	$827,903	$1,972,651
Ms. Beer	24,674	12,527	9,060	$0	$763,145	$551,935	$1,315,080
Ms. Braly	20,563	22,674	15,099	$0	$1,381,300	$919,831	$2,301,131
Mr. Madabhushi (3)	0	0	37,012	$0	$0	$2,256,599	$2,256,599
Total	143,935	122,322	178,953	$0	$5,197,085	$8,562,916	$13,760,001

(1)	Includes shares subject to awards that vested during 2012.

(2)

The intrinsic value of stock options is calculated by subtracting the exercise price of the stock option from $60.92 (the closing price of our common stock on December 31, 2012), and multiplying the result by the number of shares covered by the grant. The intrinsic value of performance share units earned and time-based restricted stock units is calculated by multiplying $60.92 by the number of shares covered by the grant.

(3)

Pursuant to the terms of his offer of employment, upon Mr. Madabhushi’s involuntary termination without cause, we paid Mr. Madabhushi cash in the amount of $2,256,599 in lieu of vesting the 37,012 restricted stock units shown in the table that were granted as a new hire inducement to cover the value of forfeited equity grants from his prior employer.

Broad-Based Employee Benefits

Our Named Executive Officers generally participate in the broad-based employee benefits programs under the same terms and conditions as other associates. These benefit offerings include a medical plan with higher associate contributions for more highly compensated associates such that in 2012, Named Executive Officers paid approximately 50% of the cost of the coverage, as compared with front line associates who generally paid between 5% and 25% of the cost of their coverage. Other broad-based employee benefits include a dental plan, disability benefits, wellness benefits, life and accidental death and dismemberment insurance, business travel accident insurance, the 401(k) Plan, retiree health care benefits, a cash balance pension plan for associates who meet age and service criteria, adoption assistance benefits, and paid time off for holidays, vacations, illnesses, bereavement leave, jury duty and military service.

Executive Benefits

Executives, including the Named Executive Officers, participate in a deferred compensation program that is subject to Section 409A of the Tax Code. Under this program, described on page 70, a participant may defer receipt of salary and annual incentive compensation and continue to receive pension and 401(k) Plan credits for compensation above Tax Code earnings limits. We offer this plan to provide executives with the same Company-paid retirement savings opportunities, denominated as a percent of salary, as the rest of the workforce is provided through the 401(k) Plan, and under the same terms and conditions as the underlying all-associate plans. Participants choose among a subset of the market-based investments provided to all associates in the 401(k) Plan, and their account balances increase or decrease in accordance with the performance of the selected investments.

Ms. Braly was a participant in the RightCHOICE Managed Care, Inc. Supplemental Executive Retirement Plan which was assumed when we acquired RightCHOICE Managed Care, Inc. This plan has been frozen since 2001, and there are no future benefit contributions or accruals to the plan. The present value of Ms. Braly’s frozen accrued benefit under this plan was $87,798 on December 31, 2012.

Perquisites

Executive perquisites are a small part of our competitive executive compensation package. The Committee believes that our perquisite program enables our executive officers to focus on our business with minimal disruption. As described on page 57 in this proxy statement, we offer a limited set of perquisites to all Named Executive Officers. We do not provide Named Executive Officers with personal use of private aircraft, memberships in country clubs or automobile benefits, except as related to the enhanced safety and security benefits provided to Ms. Braly described in more detail in footnote 5 to the Summary Compensation Table.

Tax Treatment of Compensation

Section 162(m)(1) of the Tax Code limits the amount a publicly-held corporation may deduct for compensation paid to the CEO and certain Named Executive Officers to $1 million per year per executive, makes an exception for performance-based compensation and commissions, and excludes the compensation paid to former covered executives once they are no longer covered. AIP awards, performance share units, and stock options are granted under the shareholder approved WellPoint Incentive Compensation Plan (“Incentive Plan”) and administered by the Committee such that they are intended to qualify as performance-based compensation to permit us to obtain full tax deductibility pursuant to Section 162(m) of the Tax Code.

The Patient Protection and Affordable Care Act (PPACA) amended the Tax Code to add Section 162(m)(6) which limits the amount that certain health care insurers, including the Company, may deduct for tax years starting after 2012. Unlike Section 162(m)(1) of the Tax Code, Section 162(m)(6) limits the tax deduction to $500,000 per individual, and makes no exception for performance-based compensation or commissions. In addition, the limit applies to compensation, including deferred compensation, paid to all current and former employees and most independent contractors, not just to compensation paid to a narrow group of current top executives. The new rule is effective for employer tax years beginning after December 31, 2012. However, the $500,000 limit includes any deferred compensation paid out after 2012 even if it was attributable to services performed for a covered health insurance provider in 2010, 2011 or 2012. As a result of this look-back rule, a portion of (1) restricted stock units and performance share units that were granted in 2010, 2011 and 2012 and vest in 2014 and 2015, (2) stock options exercised from 2010, 2011 and 2012 grants, and (3) compensation that was deferred by executives in 2010, 2011 and 2012 may not be eligible for future tax deductibility. As described under “Performance Share Unit and Time-Based Restricted Stock Unit Vesting Schedule,” the Committee set the vesting date for certain performance share units and restricted stock units on December 10, 2012, a date on which most of this compensation will be tax deductible, rather than on March 1, 2013, when much of this compensation likely will not be tax deductible.

Section 409A of the Tax Code provides certain requirements for deferred compensation arrangements. Those requirements, among other things, limit flexibility with respect to the time and form of payment of deferred compensation. If a payment or award constitutes deferred compensation subject to Section 409A and the applicable requirements are not satisfied, the recipient could be subject to tax on the award and all other deferred compensation of the same type, and an additional 20% tax and interest at the underpayment rate plus 1%, at the time the legally binding right to the payment or award arises or, if later, when that right ceases to be subject to a substantial risk of forfeiture. Payments or awards under our plans and arrangements either are intended to not constitute “deferred compensation” for Section 409A purposes (and would thereby be exempt from Section 409A’s requirements) or, if they constitute “deferred compensation,” are intended to comply with the Section 409A statutory provisions and final regulations.

Determination of Compensation

Role of the Compensation Consultant

In May 2010, the Committee selected Semler Brossy Consulting Group, LLC (“Semler Brossy”) to act as its independent compensation consultant. The consultant reports directly to the Committee. The consultant reviews information provided to the Committee, develops its own recommendations with respect to CEO compensation decisions and provides advice to the Committee on the compensation decisions affecting all executive officers including the other Named Executive Officers. The consultant regularly attends and participates in Committee meetings and reports on compensation trends and best practices, plan design and the reasonableness of individual compensation awards. The consultant also has informal conversations with members of the Committee to determine compensation objectives. The consultant provides expert advice and guidance on the design and implementation of performance-based compensation programs that align with Company strategy, business and market characteristics, talent requirements, culture, management style, and performance and total rewards strategies. The Committee uses the consultant’s recommendations as one of several factors in designing our executive compensation programs, reviewing and approving annual and long-term incentive plans and metrics, and making the compensation decisions affecting the CEO and other Named Executive Officers.

Compensation Consultant Independence

Semler Brossy does not provide any services to WellPoint other than those detailed above. On February 19, 2013, the Committee determined that no conflicts of interest exist with respect to Semler Brossy serving as an advisor to the

Committee. In making this determination, the Committee considered various factors, including those set forth in the SEC’s rules. Among other items, the Committee reviewed Semler Brossy’s policy on Consultant Independence, and certifications made by each of our executive officers and Directors that he or she did not have a business or personal relationship with Semler Brossy or any of the individuals at Semler Brossy working on our engagement.

Role of Management

The Committee meets with our CEO at the beginning of each year to agree upon the CEO’s performance objectives (both individual and Company) for the year. The Board also reviews these performance objectives. At the end of the year, the CEO provides to the Committee his or her self-assessment, and the Committee evaluates the CEO’s performance based on his or her self-assessment and performance updates. The Committee meets in executive session to review the performance of the CEO based on his or her achievement of the agreed-upon objectives, contribution to our performance and other leadership accomplishments. The results of the evaluation by the Committee are an important metric in evaluating CEO performance. This evaluation is shared with the CEO and the compensation consultant and is used by the Committee in setting the CEO’s compensation.

Our CEO and our other executive officers do not set their own compensation nor are they present when the Committee sets their specific individual compensation. Our CEO collects specific feedback from the Board with respect to the performance of our other executive officers, including our Named Executive Officers, provides their self evaluations and his or her own evaluations of the other executive officers’ performance to the Committee, and makes recommendations with respect to base salary and target AIP adjustments, equity awards and the AIP individual performance award component for each executive officer. This recommendation is considered by the Committee, which makes its own ultimate determinations.

All Named Executive Officers participate in the annual and long-term business planning processes and in recommending to the Committee the AIP and performance share measures and targets that result from these processes. These measures and targets impact the compensation of the associates who participate in our AIP and who are granted performance share units.

Pay Positioning and Comparator Groups

The Committee has designed our executive compensation program to target total compensation (salary plus target AIP award plus long term equity grant cost on the date of grant) at the median for comparable positions in our comparator groups. Individuals new to their roles may be paid below median. High performing individuals who demonstrate superior performance over a long period of time may have pay positioned above the median of the compensation paid by the companies in the comparator groups.

In setting compensation, the Committee compares base salaries, annual incentive opportunities and long-term compensation for the Named Executive Officers to two distinct comparator groups. One group represents a sample of 49 similarly-sized companies from general industry, and the other group includes our six largest direct health insurance competitors. The Committee uses two groups because many of our direct industry competitors are substantially smaller than us. The Committee determines which companies should be in the comparator groups with the assistance of Semler Brossy. Companies are selected on the basis of whether they compete with us in the executive labor market and whether they had comparable revenue in the prior full fiscal year.

The Committee, with the assistance of Semler Brossy, set the comparator groups for 2012 as follows:

(1)	The Standard and Poor’s 500 (the “S&P 500”) 11th-60th largest companies ranked by 2010 revenue (the “S&P 11-60”). Our 2010 revenue was the 28th largest of these 49 companies. The group is comprised of the following companies:

American International Group, Inc.	The Home Depot, Inc	Pfizer Inc.
AmerisourceBergen Corporation	Intel Corporation	The Procter & Gamble Company
Apple Inc.	International Business Machines Corporation	Prudential Financial, Inc.
Archer-Daniels-Midland Company	Johnson & Johnson	Safeway Inc.
Best Buy Co., Inc.	JPMorgan Chase & Co.	Sears Holdings Corporation
The Boeing Company	Kraft Foods Inc.	SUPERVALU INC.
Cardinal Health, Inc.	The Kroger Co.	Sysco Corporation
Caterpillar Inc.	Lockheed Martin Corporation	Target Corporation
Citigroup Inc.	Lowe’s Companies, Inc.	United Parcel Service, Inc.
Comcast Corporation	Marathon Oil Corporation	United Technologies Corporation
Costco Wholesale Corporation	McKesson Corporation	UnitedHealth Group Incorporated
CVS Caremark Corporation	Medco Health Solutions, Inc.	Valero Energy Corporation
Dell Inc.	Metlife, Inc.	Verizon Communications Inc.
The Dow Chemical Company	Microsoft Corporation	Walgreen Co.
Express Scripts, Inc.	Merck & Co., Inc.	The Walt Disney Company
FedEx Corporation	PepsiCo, Inc.	Wells Fargo & Company
The Goldman Sachs Group, Inc.

(2)	Our six largest direct health insurance peers, five of which are significantly smaller than us:

Aetna Inc.	Coventry Health Care, Inc.	Humana Inc.
CIGNA Corporation	Health Net, Inc.	UnitedHealth Group Incorporated

The Committee retained these two comparator groups for 2013. The S&P 500 11th-60th largest companies comparator group was updated in July 2012 to be ranked by 2011 revenue. As a result of this revenue update, AT&T Inc., Amazon.com, Inc., The Coca-Cola Company, and Sunoco, Inc. were added to the group for 2013 and The Goldman Sachs Group, Inc., Kraft Foods Inc., Medco Health Solutions, Inc., SUPERVALU, INC., and The Walt Disney Company were removed from the group for 2013. Our 2011 revenue was the 30th largest of these 48 companies.

In setting 2012 compensation, the Committee reviewed the available data from each of these comparator groups to better understand the practices of companies in our size category and our direct peers. The Committee relied more heavily on the data from the S&P 11-60, when available, because it represented practices of comparable organizations most similar in size to us.

Where possible, the data that was used to make compensation decisions in March 2012 was taken from surveys of 2011 compensation of our comparator groups prepared by third-party survey companies. In instances where a company listed above did not participate in the surveys or pay data was not available for a comparable position, the company was not included in the comparator group data for that position. In instances where our positions are structured in ways that do not match well with survey positions, the Committee compares based on target annual compensation pay rank, as reported in the surveys.

We draw competitive compensation information from a number of nationally recognized surveys as well as public filings and disclosures to determine pay practices and levels of peers. The Committee’s consultant either reviews or develops this information for the benefit of the Committee.

Competitive market data is only one of several resources made available to the Committee to assist it in setting executive compensation levels. The Committee does not use the market percentile described above as a formula to determine compensation or as a fixed target.

The Committee establishes an individual target opportunity for each Named Executive Officer based on the Committee’s evaluation of the executive’s experience, level and scope of responsibility, and individual performance. Actual cash compensation may be more or less than the target opportunity as a result of performance under the AIP. Realized compensation from our equity-based awards may be more or less than target opportunity as a result of Company performance relative to the performance share unit measures and our stock price performance.

The Committee reviews actual base salaries, as well as target and actual prior year annual incentive awards to compare total target and actual cash compensation. The Committee also reviews actual ASC Topic 718 expense of the equity grants as the metric for comparing for long-term compensation with comparator positions, as well as the value of unvested equity awards held by the Named Executive Officers.

Comparison to S&P 11-60 Comparator Group

The Committee compared the 2012 target total compensation of our Named Executive Officers with comparable positions at participating companies in the S&P 11-60 comparator group. The most recent survey data available for the comparator groups in preparing these comparisons was as of March 1, 2012. Comprehensive information from 2011 public filings was also available for comparable positions for Ms. Braly, Mr. Cannon, and Mr. DeVeydt. For purposes of this comparison, target total compensation for our Named Executive Officers includes base salary as of March 1, 2012, target 2012 AIP award amounts, the ASC Topic 718 expense of 2012 equity awards and one-third of the ASC Topic 718 expense of special equity awards received within three years of March 1, 2012. The target total compensation for Mr. Cannon, based on his annualized pay as Interim CEO, was below the twenty-fifth percentile of CEOs at companies in this comparator group. The target total compensation for Mr. DeVeydt, Ms. Beer and Ms. Braly were each near the median of the comparable positions at companies in this comparator group. The target total compensation for Mr. Goulet was between the twenty-fifth percentile and the median of comparable positions at companies in this comparator group. Neither Mr. Madabhushi, who joined the Company in March 2012, nor Mr. Zoretic who joined the Company in December 2012, were included in the review of target total compensation as of March 1, 2012.

Benefits and perquisites represent a small proportion of the Total Rewards program for our Named Executive Officers. The overall value of our broad-based employee benefits that were available to our Named Executive Officers in 2012 were 10% below the median survey average of the benefit packages offered by participating companies in our S&P 11-60 comparator group and our direct competitors.

Additional Compensation Policies

Stock Ownership Guidelines and Holding Requirements

We have stock ownership guidelines for all executives, including the Named Executive Officers. The ownership guideline is a multiple of the executive’s base salary and the executive has five years to meet the guideline. In 2010, the Committee amended the program to restrict the sale of our stock for executive officers who have not met their ownership requirements. The stock ownership guideline is five (5) times base salary for the CEO, and three (3) times base salary for the other Named Executive Officers. For the purposes of this program, all shares directly owned, unvested restricted stock units and unvested earned performance share units are included in the calculation. Unexercised stock options are not included in the calculation. The Committee reviews the extent to which our executive officers have complied with the guidelines. Our continuing Named Executive Officers owned sufficient shares as of December 31, 2012 to meet their ownership guidelines, as follows:

Named Executive Officer	Number of Shares Beneficially Owned(1)	Value of Shares Beneficially Owned(2)	Required Holding	Excess Holding	Actual Ownership Multiple of Base Salary
Mr. Cannon	146,144	$8,903,117	$1,875,000	$7,028,117	14.2 X Salary
Mr. DeVeydt	58,788	$3,581,341	$2,175,000	$1,406,341	4.9 X Salary
Mr. Goulet	81,613	$4,971,840	$2,175,000	$2,796,840	6.9 X Salary
Ms Beer	104,258	$6,351,422	$1,950,000	$4,401,422	9.8 X Salary
Mr. Zoretic(3)	51,778	$3,154,316	$1,725,000	$1,429,316	5.5 X Salary

(1)	Includes performance share units earned pursuant to the 2012 grant.
(2)	Based on $60.92, the closing price of one share of our common stock on the NYSE on December 31, 2012.
(3)	Includes 41,038 restricted share units granted on January 2, 2013

See “Board Equity Compensation and Stock Ownership Guidelines” on page 16 for a discussion of our directors’ stock ownership requirements.

Restrictions on Hedging and Pledging

As part of the WellPoint, Inc. Statement of Company Policy Regarding Securities Transactions by Company Personnel, all associates, including our Named Executive Officers, are prohibited from conducting any transactions that would permit the individual to continue to own our stock without the full risks and rewards of ownership. Prohibited transactions include short sales, publicly traded options transactions, hedging transactions, including zero cost collars and prepaid forward contracts, and margin accounts and pledges involving our stock. Designated associates, including all Named Executive Officers, are also prohibited from engaging in transactions in our stock during the quarterly period commencing on the fifteenth day of the last month of each calendar quarter and ending two business days after the release of quarterly earnings.

Recoupment Policy

We operate under a clawback/recoupment policy for incentive compensation. This policy provides that if we are required to restate our financial statements as a result of material noncompliance with a financial reporting requirement due to misconduct, the CEO, CFO and all other Section 16 officers (our executive officers and the Chief Accounting Officer) must repay any bonus or other incentive-based or equity-based compensation received during the 12 months after the inaccurate reporting, and any profits realized from the sale of stock during that 12-month period. The Board of Directors will determine, on a case by case basis, if it is in the best interest of the Company and our shareholders to pursue recoupment in individual cases.

Severance and Change in Control Arrangements

Our continuing Named Executive Officers are entitled to severance upon termination without cause by us. Messrs. Swedish, Cannon, DeVeydt, Goulet, and Ms. Beer are eligible for severance benefits pursuant to the Executive Agreement Plan as described beginning on page 74. Mr. Zoretic is eligible for severance benefits pursuant to his employment agreement, as described on page 73. We believe that a severance program is needed to attract and retain the executives that we need to achieve our business goals.

To be eligible for these benefits, executives generally agree to restrictive covenants including non-competition, non-solicitation of associates or customers, non-disparagement and confidentiality provisions which protect us from the competitive disadvantage that would result from losing executive talent to competitors. Additionally, in order to receive benefits, executives are generally required to release any prior claims against us.

Change in control severance benefits are subject to a double-trigger, which means that to receive such benefits there must be both: (1) a qualifying termination of employment and (2) termination occurring when a change of control is imminent or has occurred as detailed in the agreements described above and in “Compensation Plans—Employment Agreements” and “Compensation Plans—Other Executive Severance Arrangements.” As a result of changes approved in 2011, the Executive Agreement Plan no longer provides for tax gross-up of any regular or excise taxes imposed on severance payments in connection with a change in control pursuant to Section 4999 of the Tax Code. Mr. Zoretic’s employment agreement provides for tax gross-up of any regular or excise taxes imposed on him in connection with the Amerigroup change in control pursuant to Section 4999 of the Tax Code. This provision continues the benefit that was available to Mr. Zoretic under the Amerigroup Amended and Restated Change in Control Benefit Policy.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on the review and discussions with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Compensation Committee

Ramiro G. Peru, Chairperson

Lenox D. Baker, Jr., M.D.

William J. Ryan

George A. Schaefer

Jackie  M. Ward

Assessment of Compensation-Related Risks

In February 2013, several members of our management team, including our Chief Risk Officer, conducted an assessment of the risks related to or arising from our compensation policies and practices. The team reviewed and discussed the various design features and characteristics of our company-wide compensation policies and programs, as well as those at the business unit level, performance metrics at the Company and business unit levels and approval mechanisms of all Total Rewards programs for all associates, including salaries, incentive plans, sales incentives, stock options, performance share units and restricted stock units, to determine whether any of these policies or programs could create risks that are reasonably likely to have a material adverse effect on the Company. In its review and assessment, the team took into consideration the elements of our Total Rewards program for our senior executives including the performance measures used for the AIP, performance share unit awards and other incentive compensation arrangements and the elements of our compensation programs for our other employees.

In March 2013, the Compensation Committee reviewed and discussed the management team’s risk assessment. As part of its review, the Compensation Committee also noted the following factors that reduce the likelihood of excessive risk-taking by executives:

•	Our overall compensation levels are competitive with the market.

•

Our compensation mix is balanced among (i) fixed components like salary and benefits, (ii) annual incentives that reward total Company financial performance, business unit financial performance, operational measures and individual performance, and (iii) a portfolio approach for stock awards with a balance among stock options, performance share units and time-based restricted stock units.

•

A significant portion of our executive compensation is tied to how our stock price performs over a period of multiple years, with equity-based awards generally vesting evenly over three years and stock options having terms of seven years. This minimizes the benefit of a temporary spike in stock price.

•	The Compensation Committee has expanded the recoupment policy required by the Sarbanes-Oxley Act of 2002 to cover all of our executive officers subject to Section 16 of the Exchange Act.

•	The Compensation Committee has discretion to reduce performance-based awards when it determines that such adjustments would be appropriate based on our interests and the interests of our shareholders.

•

Incentive programs use financial measures with sliding scales, with amounts interpolated for awards between $0, target and maximum. Awards are capped at 200% of target for annual incentives and 150% of target for performance share units.

•	Payouts for the AIP and performance share units are based on results audited by the Internal Audit department.

•	Executive officers are subject to Stock Ownership Guidelines, holding requirements and our prohibition on hedging.

Based on the assessment, the Compensation Committee determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following table sets forth the compensation paid to or earned by each of our Named Executive Officers for the years ended December 31, 2012, and where applicable, December 31, 2011 and December 31, 2010.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
John Cannon	2012	$744,232	$500,000	$4,100,091	$399,966	$643,641	$0	$85,500	$6,473,430
Interim President and Chief Executive Officer	2011	$600,000	$0	$1,136,044	$284,044	$600,529	$0	$84,084	$2,704,701
	2010	$551,923	$0	$2,500,070	$665,294	$752,098	$0	$89,072	$4,558,457

Wayne S. DeVeydt	2012	$719,228	$0	$2,400,043	$599,965	$585,280	$0	$91,844	$4,396,360
EVP and Chief Financial Officer	2011	$700,000	$0	$1,840,050	$460,077	$824,256	$0	$105,456	$3,929,839
	2010	$700,000	$0	$1,250,013	$831,641	$1,186,409	$0	$120,243	$4,088,306

Kenneth R. Goulet	2012	$719,228	$0	$2,400,043	$599,965	$583,028	$0	$95,179	$4,397,443
EVP, Commercial, Individual and Marketing	2011	$700,000	$0	$1,600,015	$400,099	$910,245	$0	$110,187	$3,720,546
	2010	$700,000	$0	$1,000,035	$665,294	$1,257,169	$0	$150,918	$3,773,475

Richard C. Zoretic	2012	$0	$0	$0	$0	$0	$0	$4,321,792	$4,321,792
EVP, Medicaid Programs

Lori A. Beer	2012	$638,460	$0	$1,600,051	$399,966	$473,631	$2,091	$79,851	$3,194,050
EVP, Specialty Business and Information Technology	2011	$600,000	$0	$1,136,044	$284,044	$605,205	$2,012	$80,857	$2,708,162
	2010	$519,231	$0	$2,500,070	$665,294	$671,429	$1,936	$110,901	$4,468,861

Angela F. Braly	2012	$1,187,076	$0	$8,000,054	$9,822,320	$1,374,723	$26,990	$179,618	$20,590,781
Former Chair of the Board, President and CEO	2011	$1,144,000	$0	$8,000,009	$2,000,513	$1,858,528	$38,813	$216,279	$13,258,142
	2010	$1,144,000	$0	$5,404,433	$3,595,564	$2,714,503	$10,605	$591,340	$13,460,445

V. Rajamannar Madabhushi	2012	$470,000	$0	$4,300,038	$400,118	$0	$0	$22,500	$5,192,656
Former EVP, Senior Business and Chief Transformation Officer

(1)

The amounts in this column reflect the grant date fair value of stock awards issued during the respective fiscal years pursuant to our stock incentive plans (except disregarding the estimated forfeitures related to service-based vesting conditions) in accordance with ASC Topic 718. The grant date fair value of any performance-based awards was computed based on the level of performance that was deemed probable on the grant date. Dividend equivalents on the stock awards are factored into the grant date fair value.

The amounts in this column include the grant date fair values for time-based restricted stock units and performance share units. The grant date fair value for the performance share units was computed based on the target level of performance being achieved. Based on our actual performance, the target number of performance share units granted to our Named Executive Officers was multiplied by a performance factor of 150% for 2010 and 150% for 2011. For 2012, in order to facilitate a December 10, 2012 vesting of the first tranche of the grant, the earned award was based on results from January 1, 2012 through September 30, 2012 and the award for the second and third tranches were based on performance results from January 1, 2012 through December 31, 2012. The first tranche achieved a performance factor of 90.1%, and the second and third tranches achieved a performance factor of 79.4%, for a blended performance factor of 83.0%. The table below sets forth the grant date fair value of the restricted stock units granted in 2012 and the performance share units granted in 2012 at the target level of performance, the maximum level of performance and the actual level of performance.

Name	Restricted Stock Units Granted	Performance Share Units – Target	Performance Share Units – Maximum	Performance Share Units – Actual
John Cannon	$3,100,084	$1,000,007	$1,500,043	$829,663
Wayne S. DeVeydt	$900,066	$1,499,977	$2,249,966	$1,244,528
Kenneth R. Goulet	$900,066	$1,499,977	$2,249,966	$1,244,528
Lori A. Beer	$600,044	$1,000,007	$1,500,043	$829,663
Angela F. Braly	$3,000,020	$5,000,034	$7,500,084	$1,501,699
V. Rajamannar Madabhushi	$3,300,039	$999,999	$1,499,998	$0

For Mr. Madabhushi, restricted stock units included a new hire inducement grant of restricted stock units with a grant date fair value of $2,700,025, which was intended to offset equity grants from his previous employer which had been forfeited. In accordance with his separation agreement, upon Mr. Madabhushi’s termination, this grant was cancelled and he received a $2,256,599 cash payment. For Ms. Braly, only the first tranche of restricted stock and performance share units vested prior to her employment termination.

(2)

The amounts in this column reflect the grant date fair value of stock option awards issued during the respective fiscal years pursuant to our stock incentive plans (except disregarding the estimated forfeitures related to service-based vesting conditions) in accordance with ASC Topic 718.

The assumptions used in the calculation of the grant date fair value of the options were as follows:

Awards Granted In	Dividend Yield	Volatility	Expected Life	Risk-Free Interest Rate
2012	1.60%	34.00%	4.1 years	1.41%
2011	1.50%	34.00%	4.0 years	2.84%
2010	0.00%	34.00%	4.0 years	3.09%

At the time of Ms. Braly’s termination of employment, the Board agreed to extend the exercisability of her vested outstanding stock options through the full original expiration date of the respective grant, notwithstanding her separation from service. The incremental fair value of this modification was calculated at $7,822,363 and is included in the amount in the Option Awards column. See “Transition of Executive Leadership Team and Determination of 2012 Named Executive Officers – Principal Executive Officer – Angela F. Braly” at page 34 for additional details.

(3)

The amounts in this column represent cash AIP awards earned during the reported year which were paid in the following year. Based on a combination of Company, business unit and individual performance, the awards earned as a percentage of their respective target awards for 2012 (and paid in 2013) were 87.2% for Mr. Cannon, 81.4% for Mr. DeVeydt, 81.1% for Mr. Goulet, 82.4% for Ms. Beer and 77.2% for Ms. Braly. Mr. Zoretic was not a participant in the AIP for 2012. Consistent with his separation agreement, Mr. Madabhushi did not receive an AIP award for 2012. See “Compensation Plans – Other Executive Severance Arrangements – Separation Agreement” at page 77.

(4)

The amounts in this column reflect the increase in the actuarial present value of the Named Executive Officer’s benefits under all pension plans established by us between such pension plans’ applicable measurement dates used for financial statement reporting purposes with respect to our audited financial statements. These amounts were determined using discount rate, lump sum interest rate, post-retirement mortality rate and payment distribution assumptions consistent with those used in our financial statements and include amounts which the Named Executive Officers may not currently be entitled to receive because such amounts are not vested. We do not provide any above market returns on deferred compensation so no deferred compensation earnings are included.

(5)

The amounts in this column for 2012 include cash as part of the WellPoint Directed Executive Compensation Plan (“DEC”), as described under “Compensation Plans—WellPoint Directed Executive Compensation Plan,” and the cost of an executive physical for those who chose to have an executive physical this year, as detailed in the following table:

Name	DEC Cash	Executive Physical
John Cannon	$30,000	$1,709
Wayne S. DeVeydt	$30,000	$0
Kenneth R. Goulet	$30,000	$0
Lori A. Beer	$30,000	$0
Angela F. Braly	$54,000	$0
V. Rajamannar Madabhushi	$22,500	$0

The amounts shown above as “DEC Cash” are the amounts of cash actually paid to the Named Executive Officer as cash credits under the DEC program in 2012. The executive physical amounts are the actual amounts paid to each provider of the benefits in 2012.

The remaining perquisites, personal benefits and other amounts received by the Named Executive Officers included in this column for 2012 consist of:

•

Mr. Zoretic received a cash award of $4,321,792 equal to the value of a restricted stock grant that he received from Amerigroup, which grant was cancelled upon our cash payment to him in connection with the Amerigroup acquisition.

•

In light of safety concerns for Ms. Braly and her family as a result of the national health care debate, we provided Ms. Braly with additional security, including personal security during travel. We incurred expenses of $3,706 for these security measures in 2012.

•	Ms. Braly, Ms. Beer and Mr. DeVeydt occasionally had family members accompany them on business travel on the fractional share aircraft at no additional incremental cost to us.

•

The spouses of Ms. Braly, Ms. Beer and Mr. DeVeydt were provided admission and transportation to and food at Company sponsored events for business purposes at no additional incremental cost to us. The amount in this column for Ms. Braly also includes the nominal incremental cost to us for incidental amenities she and her spouse received in connection with the events.

The amounts in this column also include matching contributions made by us under the applicable 401(k) Plan and deferred compensation plan in 2012. These amounts are detailed in the following table:

Name	401(k) Match	Deferred Comp Match
John Cannon	$10,000	$43,791
Wayne S. DeVeydt	$10,000	$51,844
Kenneth R. Goulet	$10,000	$55,179
Lori A. Beer	$10,000	$39,851
Angela F. Braly	$10,000	$111,824

Grants of Plan Based Awards

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards: # of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Options Awards ($/ Share)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date		Threshold	Target	Maximum	Threshold	Target	Maximum
John Cannon	—		$36,904	$738,038	$1,476,157
	3/1/2012	(4)				0	15,099	22,649				$1,000,007
	3/1/2012	(5)							9,060			$600,044
	3/1/2012	(6)								24,674	$66.23	$399,966
	10/1/2012	(7)							43,119			$2,500,040
Wayne S. DeVeydt	—		$35,961	$719,228	$1,438,456
	3/1/2012	(4)				0	22,648	33,972				$1,499,977
	3/1/2012	(5)							13,590			$900,066
	3/1/2012	(6)								37,012	$66.23	$599,965
Kenneth R. Goulet	—		$35,961	$719,228	$1,438,456
	3/1/2012	(4)				0	22,648	33,972				$1,499,977
	3/1/2012	(5)							13,590			$900,066
	3/1/2012	(6)								37,012	$66.23	$599,965
Richard C. Zoretic(8)

Lori A. Beer	—		$28,731	$574,614	$1,149,228
	3/1/2012	(4)				0	15,099	22,649				$1,000,007
	3/1/2012	(5)							9,060			$600,044
	3/1/2012	(6)								24,674	$66.23	$399,966
Angela F. Braly	—		$89,031	$1,780,614	$3,561,228
	3/1/2012	(4)				0	75,495	113,243				$5,000,034
	3/1/2012	(5)							45,297			$3,000,020
	3/1/2012	(6)								123,378	$66.23	$1,999,957
V. Rajamannar Madabhushi	—		$21,150	$423,000	$846,000
	4/2/2012	(4)				0	13,708	20,562				$999,999
	4/2/2012	(5)							45,237			$3,300,039
	4/2/2012	(6)								22,403	$72.95	$400,118

(1)

These columns show the range of payouts targeted for 2012 performance under the AIP. The cash payouts for 2012 performance were made in March 2013 and are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.” The plan includes various measures of our performance, which each have a different weight and an independent threshold performance level. For corporate operating gain, which is weighted at 40%, there is a payout from 0% to 100% for performance between the threshold and target level and up to 225% for maximum performance. For business unit operating gain, which is weighted at 30%, there is a payout from 0% to 100% for performance between the threshold and target level and up to 200% for maximum performance. For individual performance, weighted at 20%, there is a payout at target for threshold performance and up to 200% if maximum performance is achieved on the corporate operating gain scale. For two measures each weighted 5%, there is no payment for performance below the target. If there is no payment on one or more measures, a payment can still be earned based on performance against the other measures. The amounts included under “Threshold” reflect the amounts that would be paid under the AIP if target performance was achieved for one of the measures weighted 5% but no payouts were earned under any of the other performance measures. The maximum total payment under the AIP is 200% of target.

(2)	All options were granted at an exercise price equal to the fair market value based on the closing price of our common stock on the NYSE on the date of grant.

(3)

The grant date fair value of these awards was calculated in accordance with ASC Topic 718. There is no assurance that the value realized by an executive, if any, will be at or near the amounts shown in this column.

(4)

Represents the performance share units granted to each Named Executive Officer under the Incentive Plan. The final number of shares received depended on our performance versus our performance goals, as detailed in the Compensation Discussion and Analysis under “Elements of Total Rewards—Performance Share Units—Measures and Results” on page 44. The final number of shares will be from 0% to 100% of target for performance between the threshold and target level and up to 150% of target for maximum performance. These shares vest in equal installments on December 10, 2012, March 1, 2014 and March 1, 2015. The first vesting was accelerated from March 1, 2013 to December 10, 2012 to obtain a federal income tax deduction for 2012 that would otherwise not be available in 2013 due to recent tax law changes. See “Elements of Total Rewards—2012 Time-based Restricted Stock Unit and Performance Share Unit Vesting Schedule, Dividend Equivalents and Performance Share Units Earned” on page 45. Consequently, the number of performance share units earned and issued was 12,527 for Mr. Cannon, 18,791 for Mr. DeVeydt, 18,791 for Mr. Goulet, and 12,527 for Ms. Beer. Ms. Braly earned and was issued 22,674 shares that vested on December 10, 2012; the remaining performance share units vesting on March 1, 2014 and March 1, 2015 were cancelled upon her employment termination. Mr. Madabhushi’s grant was made on April 2, 2012, the first business day of the month following his hire date. All of Mr. Madabhushi’s performance share units were cancelled in accordance with his separation agreement.

(5)

Represents the number of restricted stock units granted to each Named Executive Officer under the Incentive Plan. These shares vest in equal installments on December 10, 2012, March 1, 2014 and March 1, 2015. The first vesting was accelerated from March 1, 2013 to December 10, 2012 to obtain a federal income tax deduction in 2012 that would otherwise not be available in 2013 pursuant to recent tax law changes. Of the 45,297 restricted stock units granted to Ms. Braly in 2012, 15,099 vested on December 10, 2012 and the remaining 30,198 were cancelled upon her employment termination. Mr. Madabhushi’s grant was made on April 2, 2012, the first business day of the month following his hire date. All of Mr. Madabhushi’s restricted stock units were cancelled in accordance with his separation agreement. Mr. Madabhushi’s grant included a new hire inducement grant of restricted stock units with a grant date fair value of $2,700,025, intended to offset equity grants forfeited at his previous employer. In accordance with his separation agreement, upon Mr. Madabhushi’s termination, this grant was cancelled and he received a $2,256,599 cash payment.

(6)

Represents the number of stock options granted to each Named Executive Officer as an annual grant under the Incentive Plan. These shares vest in equal semi-annual installments on September 1, 2012, March 1, 2013, September 1, 2013, March 1, 2014, September 1, 2014 and March 1, 2015. Mr. Madabhushi’s grant was made on April 2, 2012, the first business day of the month following his hire date. Of the 123,378 stock options granted to Ms. Braly in 2012, 20,563 vested on September 1, 2012, and she retains such options, and the remaining 102,815 stock options were cancelled upon her employment termination. All of Mr. Madabhushi’s options were cancelled in accordance with his separation agreement.

(7)

Represents the number of restricted stock units issued to Mr. Cannon on October 1, 2012 under the Incentive Plan in recognition of his increased role as Interim President and Chief Executive Officer. These shares vest in equal installments on October 1, 2013, October 1, 2014, October 1, 2015 and October 1, 2016.

(8)	Mr. Zoretic was not with the Company at the time of the 2012 grants.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($/ Share)	Option Expiration Date	Number of Shares or Units of Stock That Have not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have not Vested ($)(3)
John Cannon					69,970	$4,262,572	10,066	$613,221
	40,000	0	$87.00	1/2/2018
	58,244	0	$70.80	3/3/2015
	30,762	0	$30.10	3/2/2016
	29,839	5,968	$62.06	3/1/2017
	8,157	8,158	$65.98	3/1/2018
	4,112	20,562	$66.23	3/1/2019
Wayne S. DeVeydt					46,178	$2,813,164	15,099	$919,831
	32,000	0	$63.36	4/4/2015
	60,000	0	$76.59	3/1/2016
	61,867	0	$80.81	3/1/2017
	13,333	0	$81.07	7/2/2017
	72,805	0	$70.80	3/3/2015
	37,300	7,460	$62.06	3/1/2017
	13,212	13,214	$65.98	3/1/2018
	6,168	30,844	$66.23	3/1/2019
Kenneth R. Goulet					19,670	$1,198,296	15,099	$919,831
	24,783	0	$44.90	6/27/2014
	34,662	0	$63.36	4/4/2015
	29,333	0	$76.59	3/1/2016
	46,667	0	$80.81	3/1/2017
	6,000	0	$78.06	11/1/2017
	72,805	0	$70.80	3/3/2015
	116,426	0	$30.10	3/2/2016
	29,839	5,968	$62.06	3/1/2017
	11,490	11,491	$65.98	3/1/2018
	6,168	30,844	$66.23	3/1/2019
Richard C. Zoretic(4)					10,740	$654,281	0	$0
	2,060	6,181	$60.15	9/28/2019
Lori A. Beer					26,851	$1,635,763	10,066	$613,221
	2,000	0	$44.18	5/7/2014
	1,687	0	$63.36	4/4/2015
	8,667	0	$76.59	3/1/2016
	17,333	0	$80.81	3/1/2017
	20,386	0	$70.80	3/3/2015
	15,779	0	$52.27	9/2/2015
	92,285	0	$30.10	3/2/2016
	29,839	5,968	$62.06	3/1/2017
	8,157	8,158	$65.98	3/1/2018
	4,112	20,562	$66.23	3/1/2019

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($/ Share)	Option Expiration Date	Number of Shares or Units of Stock That Have not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have not Vested ($)(3)
Angela F. Braly					0	$0	0	$0
	2,436	0	$41.03	1/25/2014
	100,000	0	$63.36	4/4/2015
	80,000	0	$76.59	3/1/2016
	40,000	0	$75.13	11/1/2016
	413,333	0	$80.81	3/1/2017
	270,836	0	$70.80	3/3/2015
	100,000	0	$30.10	3/2/2016
	161,265	0	$62.06	3/1/2017
	57,453	0	$65.98	3/1/2018
	20,563	0	$66.23	3/1/2019

(1)	The vesting schedule is shown below based on the expiration dates of the above grants:

Option Expiration Date	Vesting Schedule
3/1/2017	All remaining shares vested on March 1, 2013.
3/1/2018	Vest in equal installments on March 1, 2013, September 1, 2013 and March 1, 2014.
3/1/2019	Vest in equal installments on March 1, 2013, September 1, 2013, March 1, 2014, September 1, 2014 and March 1, 2015.
9/28/2019	Vest in equal installments on December 31, 2013, December 31, 2014 and December 31, 2015

(2)

The amounts in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column represent the target number of performance share units in the second and third tranches of the performance share unit awards granted to our Named Executive Officers in 2012. The final number of shares earned depended on our performance versus our performance goals, as detailed in the Compensation Discussion and Analysis under “Elements of Total Rewards—Performance Share Units—Measures and Results” on page 44. As discussed in footnote 4 to the Grants of Plan Based Awards table, the Compensation Committee determined that the performance achieved resulted in the performance share units in the second and third tranches of the 2012 award being earned at 79.4% of target. Therefore, the number of performance share units granted in the second and third tranches of the 2012 award was multiplied by 79.4% to calculate the actual performance share units earned in these tranches.

The table below shows the vesting dates for the number of shares of common stock underlying unvested restricted stock unit grants and unvested performance share units earned in 2011 and 2012 reflected in the “Number of Shares or Units of Stock That Have Not Vested” column, as well as the vesting dates for the actual performance share units earned in 2012 and not yet vested as of December 31, 2012, as described above.

Name	Vesting Date	Restricted Stock Units (#)	Performance Share Units Earned in 2011 (#)	Performance Share Units Earned in 2012 (#)
John Cannon	10/1/2013	10,779	—	—
	12/1/2013	6,638	—	—
	3/1/2014	5,173	5,381	3,996
	10/1/2014	10,780	—	—
	12/1/2014	6,639	—	—
	3/1/2015	3,020	—	3,996
	10/1/2015	10,780	—	—
	10/1/2016	10,780	—	—

Wayne S. DeVeydt	3/2/2013	24,917	—	—
	3/1/2014	8,016	8,715	5,994
	3/1/2015	4,530	—	5,995

Kenneth R. Goulet	3/1/2014	7,562	7,578	5,994
	3/1/2015	4,530	—	5,995

Richard C. Zoretic	12/14/2013	2,685	—	—
	12/14/2014	2,685	—	—
	12/14/2015	2,685	—	—
	12/14/2016	2,685	—	—

Lori A. Beer	12/1/2013	6,638	—	—
	3/1/2014	5,173	5,381	3,996
	12/1/2014	6,639	—	3,996
	3/1/2015	3,020	—	—

(3)	These amounts are calculated by multiplying $60.92, the closing price of our common stock on December 31, 2012, by the applicable number of shares.

(4)	Mr. Zoretic’s outstanding equity awards consist of grants he received as an employee of Amerigroup that were converted to awards under our Incentive Plan at the time of the Amerigroup acquisition.

Option Exercises and Stock Vested in 2012

	Option Awards		Stock Award(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
John Cannon	0	$0	63,680	$3,994,096
Wayne S. DeVeydt	38,453	$1,082,640	95,379	$6,162,380
Kenneth R. Goulet	0	$0	67,511	$4,320,876
Lori A. Beer	0	$0	63,680	$3,994,096
Angela F. Braly	391,928	$10,866,890	283,177	$18,096,979

(1)

As previously disclosed, annual grants that would have typically vested on March 1 or 2, 2013 vested instead on December 10, 2012 in order to obtain a federal income tax deduction that would otherwise not be available in 2013 due to recent tax law changes. Therefore, the 2010 and 2011 grants had two of their three tranches vest during 2012. The above table includes the following shares:

•	Restricted stock units that vested pursuant to a retention grant made in 2009 to Mr. DeVeydt and promotion grants made in 2010 to Mr. Cannon and Ms. Beer:

Restricted Stock Units
John Cannon	13,277
Wayne S. DeVeydt	24,917
Lori A. Beer	13,277

•	Restricted stock units and performance share units that vested from the 2009 annual grant:

	Restricted Stock Units	Performance Share Units
John Cannon	7,383	6,970
Wayne S. DeVeydt	9,229	8,713
Kenneth R. Goulet	11,075	10,456
Lori A. Beer	7,383	6,970
Angela F. Braly	34,331	32,411

•	Restricted stock units and performance share units that vested from the 2010 annual grant:

	Restricted Stock Units	Performance Share Units
John Cannon	5,372	8,058
Wayne S. DeVeydt	6,714	10,072
Kenneth R. Goulet	5,372	8,058
Lori A. Beer	5,372	8,058
Angela F. Braly	29,028	43,542

•	Restricted stock units and performance share units that vested from the 2011 annual grant:

	Restricted Stock Units	Performance Share Units
John Cannon	4,304	10,761
Wayne S. DeVeydt	6,972	17,430
Kenneth R. Goulet	6,062	15,156
Lori A. Beer	4,304	10,761
Angela F. Braly	30,312	75,780

•	Restricted stock units and performance share units that vested from the 2012 annual grant:

	Restricted Stock Units	Performance Share Units
John Cannon	3,020	4,535
Wayne S. DeVeydt	4,530	6,802
Kenneth R. Goulet	4,530	6,802
Lori A. Beer	3,020	4,535
Angela F. Braly	15,099	22,674

(2)

Amounts are calculated by multiplying the number of shares vesting by the market value of our common stock on the vesting date. The amounts also include dividend equivalents, if any, paid upon vesting.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each applicable Named Executive Officer, including the number of years of service credited to each such Named Executive Officer, under each of the specified plans, computed as of December 31, 2012, the same pension plan measurement date used for financial reporting purposes with respect to our 2012 audited financial statements. Information regarding the specified plans can be found under the heading “Compensation Plans” beginning on page 67.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During the Last Fiscal Year ($)
Lori A. Beer	WellPoint Cash Balance Pension Plan A(2)	8.08	$55,617	$0

	Total		$55,617	$0

Angela F. Braly	WellPoint Cash Balance Pension Plan A(2)(3)	6.00	$95,970	$0
	RightCHOICE Managed Care, Inc. Supplemental Executive Retirement Plan	3.34	87,798	0

	Total		$183,768	$0

(1)

Assumptions used in the calculation of the amounts in this column are included in Note 11 to our audited consolidated financial statements for the year ended December 31, 2012 included in our 2012 Annual Report on Form 10-K filed with the SEC on February 22, 2013.

(2)

The Named Executive Officers’ years of actual service are greater than the credited service because the predecessor plans were frozen for certain participants. There is no resulting increase in benefits because the Named Executive Officers did not meet the Rule of 65. The Rule of 65 is described in “Compensation Plans—WellPoint Cash Balance Pension Plan.”

(3)

The present value of the accumulated benefit is the sum of the frozen benefit earned under the prior Blue Cross and Blue Shield of Missouri Retirement Program plus the frozen benefit earned under the WellPoint Cash Balance Pension Plan A.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year(1)($)	WellPoint Contributions in Last Fiscal Year(2)($)	Aggregate Earnings in Last Fiscal Year($)	Aggregate Withdrawals / Distributions($)	Aggregate Balance at Last Fiscal Year End(3)($)
John Cannon	$74,259	$43,791	$30,514	$0	$426,346
Wayne S. DeVeydt	$60,305	$51,844	$105,623	$0	$897,956
Kenneth R. Goulet	$119,088	$55,179	$215,225	$0	$1,635,155
Lori A. Beer	$45,314	$39,851	$94,179	$0	$853,071
Angela F. Braly	$135,280	$111,824	$366,274	$0	$4,050,332

(1)	These amounts are also included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.

(2)	These amounts are also included in the “All Other Compensation” column of the Summary Compensation Table.

(3)

Amounts in this column reflect all nonqualified deferred compensation for each Named Executive Officer. Portions of such amounts are included in the “Salary,” “Non-Equity Incentive Plan Compensation” and “All Other Compensation” columns of the Summary Compensation Table for all applicable years for each Named Executive Officer.

Potential Payments Upon Termination or Change in Control

The following table describes the potential additional payments and benefits under our compensation and benefit plans and arrangements to which the Named Executive Officers would be entitled upon a termination of employment, except at noted below. The Named Executive Officers would also be entitled to vested benefits and generally available benefits under our various plans and arrangements, as discussed after the following table. The following includes the various types of circumstances that would trigger payments and benefits under plans, agreements and arrangements currently in effect, but it is always possible that different arrangements could be negotiated in connection with an actual termination of employment or change in control. Further, the amounts shown are estimates and are based on numerous assumptions, including that employment terminated on December 31, 2012 (i.e., the last business day in 2012 on which securities were traded on the NYSE). Therefore, the actual amounts of the payments and benefits that would be received by the Named Executive Officers could be more or less than the amounts set forth below, and can only be determined at the time of an actual termination of employment event.

	Cash Severance	AIP Award for Year of Termination	Acceleration or Continuation of Equity Awards(1)	Continuation of Executive Benefits	Continuation of Health & Life Coverage(2)	Post- Termination Benefits(3)	Total Additional Post Termination Payment & Benefit Value
John Cannon
Change in control related(4)	$6,552,000	$738,078	$4,875,793	$90,000	$27,378	$15,000	$12,298,249
Company initiated (not for cause) or good reason termination by employee(5)	$4,200,000	$643,641	$0	$60,000	$18,252	$15,000	$4,936,893
Retirement(6)	$0	$643,641	$0	$0	$0	$0	$643,641
Resignation	$0	$643,641	$0	$0	$0	$0	$643,641
Death	$0	$643,641	$4,875,793	$0	$0	$0	$5,519,434
Long-term disability	$0	$643,641	$4,875,793	$0	$0	$0	$5,519,434
For cause	$0	$0	$0	$0	$0	$0	$0

Wayne S. DeVeydt
Change in control related(4)	$4,523,981	$719,228	$3,732,995	$90,000	$27,378	$15,000	$9,108,582
Company initiated (not for cause) or good reason termination by employee(5)	$2,899,988	$585,280	$0	$60,000	$18,252	$15,000	$3,578,520
Retirement(6)	$0	$0	$0	$0	$0	$0	$0
Resignation	$0	$585,280	$0	$0	$0	$0	$585,280
Death	$0	$585,280	$3,732,995	$0	$0	$0	$4,318,275
Long-term disability	$0	$585,280	$3,732,995	$0	$0	$0	$4,318,275
For cause	$0	$0	$0	$0	$0	$0	$0

Kenneth R. Goulet
Change in control related(4)	$4,523,981	$719,228	$2,118,127	$90,000	$27,378	$15,000	$7,493,714
Company initiated (not for cause) or good reason termination by employee(5)	$2,899,988	$583,028	$0	$60,000	$18,252	$15,000	$3,576,268
Retirement(6)	$0	$0	$0	$0	$0	$0	$0
Resignation	$0	$583,028	$0	$0	$0	$0	$583,028
Death	$0	$583,028	$2,118,127	$0	$0	$0	$2,701,155
Long-term disability	$0	$583,028	$2,118,127	$0	$0	$0	$2,701,155
For cause	$0	$0	$0	$0	$0	$0	$0

Richard C. Zoretic
Change in control related(4)	$3,588,000	$0	$659,040	$0	$27,378	$15,000	$4,289,418
Company initiated (not for cause) or good reason termination by employee(7)	$2,300,000	$0	$659,040	$0	$0	$0	$2,959,040
Retirement(6)	$0	$0	$0	$0	$0	$0	$0
Resignation	$0	$0	$0	$0	$0	$0	$0
Death	$0	$0	$659,040	$0	$0	$0	$659,040
Long-term disability	$0	$0	$659,040	$0	$0	$0	$659,040
For cause	$0	$0	$0	$0	$0	$0	$0

Lori A. Beer
Change in control related(4)	$3,853,188	$574,614	$2,248,984	$90,000	$27,378	$15,000	$6,809,164
Company initiated (not for cause) or good reason termination by employee(5)	$2,469,992	$473,631	$0	$60,000	$18,252	$15,000	$3,036,875
Retirement(6)	$0	$0	$0	$0	$0	$0	$0
Resignation	$0	$473,631	$0	$0	$0	$0	$473,631
Death	$0	$473,631	$2,248,984	$0	$0	$0	$2,722,615
Long-term disability	$0	$473,641	$2,248,984	$0	$0	$0	$2,722,615
For cause	$0	$0	$0	$0	$0	$0	$0

	Cash Severance	AIP Award for Year of Termination	Acceleration or Continuation of Equity Awards(1)	Continuation of Executive Benefits	Continuation of Health & Life Coverage(2)	Post- Termination Benefits(3)	Total Additional Post Termination Payment & Benefit Value
Angela F. Braly(8)
Company initiated (not for cause) or good reason termination by employee(5)	$6,240,000	$1,374,723	$0	$108,000	$18,252	$15,000	$7,755,975

V. Rajamannar Madabhushi(8)
Company initiated (not for cause) or good reason termination by employee(5)	$2,470,000	$0	$2,256,599	$60,000	$18,252	$15,000	$4,819,851

(1)

For all Named Executive Officers, all unvested equity awards vest immediately upon termination following a change in control or due to death or long-term disability. Upon an eligible retirement, unvested equity awards generally continue to vest on the existing vesting schedule. For Mr. Zoretic, grants made prior to the Amerigroup acquisition will vest upon a Company initiated (not for cause) or good reason termination. Unvested equity for special grants, such as the December 1, 2010 grant to Ms. Beer and the October 1, 2012 grant to Mr. Cannon, would be cancelled upon retirement. None of the Named Executive Officers is currently retirement eligible under the Incentive Plan. The amounts in this column represent: (1) for stock option awards, the amount that could be realized from the exercise of all unvested stock options held by the Named Executive Officer that would immediately vest or continue to vest upon the indicated termination, which is calculated by subtracting the exercise price of the option from the market price of a share of our common stock on December 31, 2012, and multiplying the result by the total number of shares that could be acquired on exercise at that exercise price, and (2) for restricted stock units and performance share units, the value of the unvested units held by the Named Executive Officer that would vest upon the indicated termination, which is calculated by multiplying the number of such shares or units by the market price of a share of our common stock on December 31, 2012.

(2)	Estimate based on the average Company cost per employee for these coverages.

(3)	Represents outplacement services available under our policy.

(4)

These amounts apply to a termination following a change in control that is a company initiated termination not for cause, or a good reason termination by the employee, as defined in our Executive Agreement Plan. Executive is a participant in the Executive Agreement Plan or, in the case of Mr. Zoretic, has an employment agreement, which provides the following benefits for this termination event: (1) a severance benefit of 300% of base salary plus target AIP award, (2) a payment equal to 4% of this amount to cover the value of the Company match under the 401(k) Plan and supplemental plan on this payment, (3) an annual AIP award equal to the greater of the annual target AIP award or AIP award earned under the normal terms of the AIP plan for the year, (4) a payment equal to 300% of the annual value of executive benefits, and (5) a three year continuation of health and life insurance coverage.

(5)

Executive is a participant in the Executive Agreement Plan or, in the case of Ms. Braly, had an employment agreement, which provides the following benefits for this termination event: (1) a severance benefit of 200% of salary plus target AIP award, (2) a payment equal to 200% of the annual value of executive benefits, (3) a two year continuation of health and life insurance coverage, and (4) for Ms. Braly only, a payment equal to 4% of the severance benefit to cover the value of the Company match under the 401(k) Plan and supplemental plan on this payment.

(6)	Mr. Cannon is eligible for retirement treatment under the AIP program, but not our Incentive Plan. No other Named Executive Officers are currently retirement eligible.

(7)	Mr. Zoretic has an employment agreement which provides for severance benefits equal to the greater of 200% of salary plus target AIP award or $2,300,000.

(8)

Each of Ms. Braly’s and Mr. Madabhushi’s service as executive officers was terminated prior to December 31, 2012. The table provides the actual post-termination payments received by each of them. In addition to the payments reflected in the table, Ms. Braly also received an extension of the exercisability of her vested outstanding stock options through the full original expiration date of the respective grants, notwithstanding her separation from service. See Footnote 2 to the “Summary Compensation Table” on page 56.

The Named Executive Officers would also be entitled to the vested benefits included in the Outstanding Equity Awards at Fiscal Year-End table, the Nonqualified Deferred Compensation table and the Pension Benefits table. In addition, the amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include accrued salary and vacation pay, health benefits and distribution of account balances under the 401(k) Plan.

COMPENSATION PLANS

Annual Incentive Plan

Under the Annual Incentive Plan (the “AIP”), participants are eligible to receive awards of cash or shares of restricted stock based upon the achievement of performance measures established by the Compensation Committee. Such awards are stated as a percentage of earnings payable to the eligible associates, with a range of targets from 5% to 150%. The Committee retains the discretion to adjust these earned awards to reflect individual performance. The maximum award is 200% of target. In 2012, the amounts earned by our Named Executive Officers under the AIP were paid in cash under the WellPoint Incentive Compensation Plan (the “Incentive Plan”). Amounts payable under the AIP are paid during the year immediately following the performance year and are payable only upon approval of the Compensation Committee. Participants must have been employed on or before October 1st of the performance year in order to receive a payment under the AIP. Also, participants must have been actively employed by us on the last business day of the plan year to receive an award. In the event a non-executive participant is part of a reduction in force in the fourth quarter of the year, or in the event of a death, qualified retirement or an approved disability of a participant during a plan year, a prorated amount may be payable.

WellPoint Incentive Compensation Plan

In May 2009, shareholders approved the amended and restated Incentive Plan, which plan was formerly known as the WellPoint 2006 Incentive Compensation Plan (the “2006 Stock Plan”). The 2006 Stock Plan was approved by our shareholders in May 2006. The Incentive Plan gives the authority to the Compensation Committee to make incentive awards consisting of stock options, stock, restricted stock, restricted stock units, cash-based awards, stock appreciation rights, performance shares and performance units. The Compensation Committee selects the participants from our non-employee directors, employees and consultants and determines whether to grant incentive awards, the types of incentive awards to grant and any requirements and restrictions relating to incentive awards. The Compensation Committee is also authorized to grant shares of restricted and unrestricted common stock in lieu of obligations to pay cash under other plans and compensatory arrangements, including the AIP.

The Incentive Plan reserved for issuance for incentive awards to non-employee directors, employees and consultants 60,068,344 shares of our common stock, plus any additional shares of our common stock subject to outstanding options or other awards under the 2006 Stock Plan or the Anthem 2001 Stock Incentive Plan (the “2001 Plan”) that expired, were forfeited or otherwise terminated unexercised on or after May 19, 2009 and May 16, 2006, respectively. From and after May 19, 2009, no further grants or awards were made under the 2006 Stock Plan.

Anthem 2001 Stock Incentive Plan

The 2001 Plan was approved by our shareholders in May 2003 and gives the Compensation Committee the authority to make incentive awards consisting of stock options, restricted stock and restricted stock units to our directors, executives and associates. The Compensation Committee was also authorized to grant shares of restricted and unrestricted common stock in lieu of obligations to pay cash under other plans and compensatory arrangements, including the AIP. From and after May 16, 2006, no further grants or awards were made under the 2001 Plan.

WHN Stock Incentive Plans

The WellPoint Health Networks Inc. 1999 Stock Incentive Plan (the “1999 Plan”) was approved by WHN’s stockholders in May 1999. Under the 1999 Plan, employees of WHN and its subsidiaries received equity-based compensation, including restricted stock and stock options. At the time of our merger with WHN, WHN employees and directors also had stock options outstanding under (1) the WellPoint Health Networks Inc. 2000 Stock Option Plan; (2) the RightCHOICE Managed Care, Inc. 2001 Stock Incentive Plan, the RightCHOICE Managed Care, Inc. 1994 Equity Incentive Plan and the RightCHOICE Managed Care, Inc. Nonemployee Directors’ Stock Option Plan, which were assumed by WHN in connection with WHN’s merger with RightCHOICE Managed Care, Inc. in 2002; and (3) the Cobalt Corporation Equity Incentive Plan, which was assumed by WHN in connection with WHN’s merger with Cobalt Corporation in 2003 (the plans described in clauses (1), (2) and (3) are collectively referred to as the “WHN Plans”). Pursuant to the merger agreement between WHN and us, all equity awards for WHN common stock outstanding at the close of the merger were converted into equity awards for our common stock and were assumed by us. No new equity awards can be made under the 1999 Plan or the WHN Plans.

Amerigroup 2009 Equity Incentive Plan

The Amerigroup Corporation 2009 Equity Incentive Plan (the “Amerigroup Plan”) was approved by Amerigroup’s shareholders in May 2009. Under the Amerigroup Plan, employees of Amerigroup and its subsidiaries received equity-based compensation, including restricted stock and stock options. Pursuant to the merger agreement between Amerigroup and us, all equity awards for Amerigroup common stock outstanding at the close of the merger were converted into equity awards for our common stock and were assumed by us. No new equity awards can be made under the Amerigroup Plan.

Employee Stock Purchase Plan

In May 2009, shareholders approved the amended and restated Employee Stock Purchase Plan (the “Stock Purchase Plan”) which is intended to comply with Section 423 of the Tax Code and to provide a means by which to encourage and assist associates in acquiring a stock ownership interest in us. The Stock Purchase Plan is administered by the Compensation Committee and amended and restated a previously approved employee stock purchase plan. The Compensation Committee has complete discretion to interpret and administer the Stock Purchase Plan and the rights granted under it and determines the terms of each offering that permits purchases of our common stock. Any of our associates were eligible to participate, as long as the associate does not own stock totaling 5% or more of our voting power or value. No associate was permitted to purchase more than $25,000 worth of stock in any calendar year, determined in accordance with Section 423 of the Tax Code. Based on the current terms of the Stock Purchase Plan, this value is determined based on the fair market value of the stock on the last trading day of each plan offering period. The Stock Purchase Plan reserved 14,000,000 shares of stock for issuance and purchase by associates.

The Stock Purchase Plan was suspended in 2011 in connection with our broader efforts to reduce the general and administrative expenses of the Company.

Securities Authorized for Issuance under Equity Compensation Plans

Securities authorized for issuance under our equity compensation plans as of December 31, 2012 are as follows:

Plan Category(1)	Number of securities to be issued upon exercise of outstanding options(2)	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans(3)
Equity compensation plans approved by security holders as of December 31, 2012	16,696,245	$66.2723	35,301,832

(1)	We have no equity compensation plans pursuant to which awards may be granted in the future that have not been approved by security holders.

(2)

Excludes outstanding stock options from options assumed in acquisitions as detailed below. Including all such assumed options and the outstanding options shown in the table, there were a total of 17,783,038 shares to be issued upon the exercise of outstanding stock options as of December 31, 2012. The weighted average exercise price of these options was $64.6680. Excludes 693,577 shares to be issued upon the exercise of outstanding stock options under the 1999 Plan and the WHN Plans as of December 31, 2012. The weighted average exercise price of these options was $40.8885. Also excludes 209,289 shares to be issued upon the exercise of outstanding stock options under the WellChoice, Inc. 2003 Omnibus Incentive Plan as of December 31, 2012. The weighted average exercise price of these options was $36.5062. Also excludes 9,178 shares to be issued upon the exercise of outstanding stock options as of December 31, 2012 under the Resolution Health, Inc. 2003 Stock Plan assumed by us as part of the acquisition of Resolution Health, Inc. on April 15, 2008. The weighted average exercise price of these options was $10.7834. Also excludes 174,749 shares to be issued upon the exercise of outstanding stock options and 708,493 shares to be issued upon the vesting and distribution of outstanding restricted share awards under the AMERIGROUP Corporation 2009 Equity Incentive Plan assumed by us as part of the acquisition of AMERIGROUP Corporation as of December 31, 2012. The weighted average exercise price of these options was $42.3220. We also had 1,928,720 unvested shares of restricted stock outstanding as of December 31, 2012.

(3)

Excludes securities reflected in the first column, “Number of securities to be issued upon exercise of outstanding options.” Includes 29,204,076 shares at December 31, 2012 available for issuance as stock options, restricted stock awards, performance stock awards, performance awards and stock appreciation rights under the Incentive Plan. Includes 6,097,756 shares of common stock at December 31, 2012 available for issuance under the Stock Purchase Plan. The Stock Purchase Plan was suspended effective January 1, 2011.

WellPoint Directed Executive Compensation Plan

The WellPoint Directed Executive Compensation Plan (the “DEC”) is a plan that provides our officers with flexibility to tailor certain personal benefits or perquisites to meet their needs using cash credits. The amount of cash credits the executive receives is based upon his or her position with us, with the President and Chief Executive Officer receiving $54,000 per year in cash credits, executive vice presidents receiving $30,000 per year in cash credits and senior vice presidents receiving $18,000 per year in cash credits. Cash credits under the DEC are paid to the executive in cash and are in lieu of executive perquisites such as the following: automobile-related benefits, first class air travel, airline clubs, savings or retirement accounts and additional life insurance or long-term disability insurance.

Newly hired or promoted executives will participate in the program at the beginning of the month following their hire date or the effective date of their promotion and receive a prorated amount of credits for the year.

WellPoint, Inc. Executive Salary Continuation Plan

We maintain the WellPoint, Inc. Executive Salary Continuation Plan for vice presidents, senior vice presidents, and executive vice presidents. Salary continuation is provided at no cost to the executive and pays a benefit equal to 100% of base salary and is payable on the eighth consecutive calendar day of a covered disability, for up to 180 days.

WellPoint 401(k) Retirement Savings Plan

We maintain the WellPoint 401(k) Retirement Savings Plan (“401(k) Plan”). The 401(k) Plan is sponsored by ATH Holding Company, LLC and is designed to provide all of our associates with a tax-deferred, long-term savings vehicle. During 2012, we made matching contributions in an amount equal to 100% of the first 3% and 50% of the next 2% of an associate’s eligible earnings that he or she contributed. Annual earnings for executives is base salary, AIP cash awards and cash bonuses. Our matching contributions begin following one year of service. None of our matching contributions is in the form of our common stock. During 2012, associates could contribute 1% to 60% of his or her base salary and AIP cash award. In addition, participants who are age 50 by the end of a plan year can contribute an additional amount (a “catch-up contribution”), up to the limit described in Section 414(v) of the Tax Code as in effect for the plan year in which the contribution is made. We offered 25 investment funds for participants to invest their contributions. Our common stock is an investment option under the 401(k) Plan. Another investment option is the Vanguard Brokerage Option, which offers 401(k) Plan participants the opportunity to invest in over 2,600 mutual funds of their choice. A participant in the 401(k) Plan can change his or her election at any time (24 hours a day, seven days a week). A participant can also change how he or she wants his or her future contributions and earning on those contributions invested in multiples of 1%, and can transfer or reallocate current investments in multiples of 1% or in flat dollar amounts. Associate contributions and our matching contributions vest immediately.

Amerigroup 401(k) Plan

The Amerigroup Corporation Retirement Savings Plan 401(k) (the “Amerigroup 401(k) Plan”) will continue to be available to all Amerigroup associates that became WellPoint employees as a result of the merger until the end of 2013 on the terms and conditions of the Amerigroup 401(k) Plan. Provided through Prudential Retirement, the Amerigroup 401(k) Plan offers 15 different investment options. Amerigroup associates can begin participation in the Amerigroup 401(k) Plan following 30 days of service. During 2013, employees participating in the Amerigroup 401(k) Plan can contribute up to $17,500 and if an employee is over age 50, he or she may contribute up to an additional $5,500.

During 2013, we will make contributions in an amount equal to 100% of the first 1% of compensation that an employee contributes, and 50% on each subsequent percentage of compensation that an employee contributes, up to the first 6%. Therefore, contributing 6% of an employee’s before-tax salary would entitle the employee to the maximum company match allowed by the Amerigroup 401(k) Plan of 3.5%. The company match is deposited into the employee’s account each bi-weekly pay period. An employee must contribute each bi-weekly pay period to receive the match. Employees may contribute up to 100% of their pay and are 100% vested in the company match after two years of employment. Employees are always immediately vested in their own contributions. Participants who choose to contribute at a contribution rate of less than 6% will have their contribution rate automatically increased by 1% on an annual basis, up to a limit of 6%, unless they choose to opt-out of this automatic feature.

WellPoint, Inc. Comprehensive Non-Qualified Deferred Compensation Plan

Eligible executive participants begin participation in the WellPoint, Inc. Comprehensive Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”) once the participant reaches the maximum contribution amount for the 401(k) Plan. An eligible executive participant may defer a percentage not to exceed

60% of his or her eligible earnings and may defer a percentage of his or her award under the AIP, but only to the extent that his or her aggregate base salary and AIP award deferral does not exceed 80% of his or her compensation, into the Deferred Compensation Plan. Those contributions are matched by us at the same rate as they would have been in the 401(k) Plan. The annual incentive deferral option allows an additional deferral of amounts under the AIP and is matched at the same rate as the rate for the 401(k) Plan.

Non-executive eligibility for participation is determined annually by reviewing prior compensation. Eligible non-executive participants begin participation in the Deferred Compensation Plan once their compensation exceeds the limit established by Section 401(a)(17) of the Tax Code. An eligible non-executive participant can defer a percentage not to exceed 5% of such participant’s base salary to the Deferred Compensation Plan, and these contributions are matched at the same rate as they would have been in the 401(k) Plan.

Investment options for the Deferred Compensation Plan mirror those for the 401(k) Plan other than our common stock and the Vanguard Brokerage Option are not available. The frequency and manner of changing investment options also mirrors the 401(k) Plan.

The Deferred Compensation Plan includes a supplemental pension benefit contribution program which in general credits eligible participants quarterly with a contribution equal to the difference between the amount which was actually credited to his or her account under the WellPoint Cash Balance Pension Plan (the “Pension Plan”) and the amount which would have been credited to his or her account had the amount not been limited as a result of Section 401(a)(17) or Section 415 of the Tax Code. None of the Named Executive Officers received contributions under either the Pension Plan or the supplemental pension provision of the Deferred Compensation Plan.

Account balances in the Deferred Compensation Plan are payable at the election of the participant in a single lump sum or installments.

WellPoint Cash Balance Pension Plan

We maintain the Pension Plan, which continues to be sponsored by ATH Holding Company, LLC. It is a non-contributory pension plan for certain associates that is qualified under Section 401(a) of the Tax Code and is subject to the Employee Retirement Income Security Act. On January 1, 1997, we converted the Pension Plan from a final average compensation pension plan into a cash balance pension plan. The Pension Plan covered substantially all full-time, part-time and temporary associates, including executive officers, and provides a set benefit at age 65, the normal retirement age under the Pension Plan. Effective January 1, 2006, the Pension Plan was a frozen pension plan that applies only to participants who were active as of that date. Upon the freeze of the Pension Plan, participants who were active Pension Plan participants and accruing a benefit under the Pension Plan formula, and the sum of whose age (in complete years) and years of service as defined by the Pension Plan (in complete years) equaled or exceeded 65 (“Rule of 65 Participants”), including executives, were eligible to continue to accrue benefits under the Pension Plan formula. None of the Named Executive Officers is a Rule of 65 Participant. Effective January 1, 2011, the Pension Plan was entirely frozen and we spun out the Rule of 65 Participants into a new plan, the WellPoint Cash Balance Pension Plan B. Effective January 1, 2012, the Pension Plan was renamed the WellPoint Cash Balance Pension Plan A.

Under the Pension Plan, at the end of each calendar quarter, a bookkeeping account for each participant is credited with interest based on the average of the monthly yields for 10-year U.S. Treasury Security Constant Maturities for the 12-month period ending on September 30 of the preceding plan year but not lower than 3.85%. Account balances are payable in a single lump sum or an actuarially equivalent annuity commencing on the first of any month following termination of employment.

Employment Agreements

Angela F. Braly

In February 2007, we entered into an employment agreement with Ms. Braly in connection with her promotion to the positions of President and Chief Executive Officer, effective June 1, 2007. On March 1, 2010, she was appointed to the additional office of Chair of the Board. The agreement had an initial term of three years and was extendable thereafter until one year from notice of non-renewal by either party. On December 2, 2008, we entered into an amendment to the employment agreement with Ms. Braly in order for the employment agreement to be compliant with Section 409A of the Tax Code, and on March 8, 2011, we entered into an amendment to the employment agreement with Ms. Braly to eliminate the gross-up payments to cover excise taxes. On August 28, 2012, we entered into a Separation Agreement with Ms. Braly whereby her position as President and Chief Executive Officer terminated as of August 28, 2012 and her employment with us as an employee but not an officer continued through December 31, 2012.

During the term of her employment agreement, Ms. Braly received an annual base salary of $1,100,000 and an annual incentive bonus opportunity for each calendar year that ended during the term (with a minimum target bonus equal to 120% of her base salary) based upon the achievement of objective performance criteria, and on terms and conditions no less favorable than for other executives generally. Base salary was subject to review for increase (and decrease if we instituted a salary reduction generally and ratably applicable to substantially all of our senior executives) by our Board or Compensation Committee. Target incentive bonus opportunity was subject to review for increase (but not decrease below 120%) by our Board or Compensation Committee. See “Compensation of Executive Officers—Compensation Discussion and Analysis.” She also received an annual incentive equity grant commensurate with her position, performance and competitive practice, as determined by the Board or Compensation Committee. During the term of her employment agreement, Ms. Braly was also entitled to participate in the employee benefit plans provided to our other senior executives and to the use of fractional share aircraft in accordance with our policies.

As noted above, Ms. Braly’s employment with us terminated without cause on December 31, 2012. She received, upon execution of a waiver and release of claims in favor of us, (1) a severance benefit in an amount equal to two times the sum of her annual base salary plus her target annual incentive, paid in periodic installments over a two year period, which period commenced on January 1, 2013 (the “severance period”); (2) a pro-rata bonus for the year of termination and cash payments equivalent to our tax-qualified retirement and supplemental retirement plan contributions for the severance period; (3) continued coverage for Ms. Braly and her eligible dependents in all of our employee health, medical, hospital and life insurance plans, programs or arrangements for the severance period; (4) the continuation of the DEC cash credits for the severance period; (5) the continuation of financial planning services, if provided to other executives, for the severance period; and (6) outplacement counseling for a period not to exceed six months following termination of employment. Additionally, pursuant to the Separation Agreement with Ms. Braly, all of her vested stock options as of December 31, 2012 remained exercisable through the full original term of each such option grant, notwithstanding her separation from service.

Under the terms of the employment agreement, Ms. Braly could have been terminated for “cause” for any act or failure to act on her part which constituted (1) fraud, embezzlement, theft or dishonesty against us, (2) gross misconduct materially damaging or materially detrimental to us, (3) conviction of any felony, (4) any willful material breach of the agreement, (5) willful material breach of any written employment policy if grounds for immediate termination under the terms of such written employment policy, or (6) conduct which brings us into substantial public disgrace or disrepute done willfully by her. Ms. Braly could have terminated her employment with us for “good reason” under the employment agreement if there had occurred: (1) a reduction in her annual total cash compensation (including base salary and target annual incentive) of more than ten percent, unless such reduction was applied equally and proportionally to substantially all management employees, (2) a material adverse change without her prior consent in her position, duties, or responsibilities, (3) a change in her principal work location to a location more than fifty miles from her prior work location and more than fifty miles from her principal residence, (4) a requirement that she spend an average of two or more days per week at a work location other than her prior principal place of employment if the average ground commute to such new work location was longer than two hours, (5) the failure of any successor of ours to promptly assume and continue our obligations under the agreement, or (6) any other material breach of the agreement by us.

In addition, after a change in control, in the event that Ms. Braly’s employment was terminated by us other than for cause or by Ms. Braly for good reason, all outstanding stock options, stock appreciation rights, restricted stock and other equity awards that were granted to her at any time would have been fully vested and non-forfeitable and the value of any performance-based shares for which the performance measures had not been determined would have been paid to her in cash within thirty days following the termination of employment. Further, the annual bonus of Ms. Braly for the year of a change in control would have been guaranteed to be the greater of her target bonus for that year or the amount earned under the bonus plan formula.

Ms. Braly has agreed that during her employment and for the greater of 18 months following her termination of employment or so long as she holds outstanding vested stock options she will not (1) seek or obtain certain positions, or engage in certain activities, that are competitive with us; (2) solicit or hire, or attempt to solicit or hire, our employees or certain persons actively recruited by us; or (3) solicit business from certain of our clients or potential clients. She has also agreed that during her employment and indefinitely following her termination of employment for any reason, she will preserve our confidences, and not disparage us, and during her employment and for 18 months thereafter she will cooperate with us. In the event of a material and willful violation by Ms. Braly of such covenants, and in addition to equitable relief for us in such event, she will forfeit the severance benefit payable upon a termination of her employment by us without cause or by her for good reason, if applicable, and equity awards or certain gains from such awards granted after the effective date of the employment agreement. We may offset our obligations under the employment agreement by the actual damages from breach of such covenants or certain other claims against Ms. Braly.

Richard C. Zoretic

In July 2012, we entered into an employment agreement with Mr. Zoretic in connection with our acquisition of Amerigroup, which agreement became effective upon the closing of that transaction on December 24, 2012. The agreement has a term of two years and then Mr. Zoretic will be offered participation in the WellPoint, Inc. Executive Agreement Plan as described below.

During the term of his employment agreement, Mr. Zoretic will receive an annual base salary of $575,000 and an annual incentive bonus opportunity for each calendar year that ends during the term (with a minimum target bonus equal to 100% of his base salary) based upon the achievement of objective performance criteria, and on terms and conditions no less favorable than for other executives generally. Base salary is subject to review for increase annually. Target incentive bonus opportunity is subject to review for increase (but not decrease below 100%) by our Board or Compensation Committee. See “Compensation of Executive Officers—Compensation Discussion and Analysis.” He also will receive an annual incentive equity grant commensurate with his position, performance and competitive practice, as determined by the Board or Compensation Committee. During the term of his employment agreement, Mr. Zoretic is also entitled to participate in the employee benefit plans provided to our other senior executives.

Mr. Zoretic’s employment will terminate upon his death, disability (as defined in our long-term disability plan), termination by us with or without cause, or termination by him for “good reason” (as defined below). In the event of a termination of Mr. Zoretic’s employment by us, other than for cause, or by Mr. Zoretic for good reason, he will receive, subject to execution of a waiver and release of claims in favor of us, a severance benefit in an amount equal to the greater of (1) two times the sum of his annual base salary plus his target annual incentive, or (2) $2,300,000, paid in a lump sum payment. If this severance benefit would constitute an “excess parachute payment” within the meaning of Section 280G(b) of the Tax Code, Mr. Zoretic will receive an additional amount such that the net amount retained by him after deduction of any excess tax and all other taxes, including any interest and penalties with respect thereto, will be equal to the severance benefit amount. However, if the severance benefit is less than or equal to 120% of the severance benefit reduced by the amount necessary to prevent any portion from being a “parachute payment” (as defined in Section 280G(b)(2) of the Tax Code), then the severance benefit will be reduced by an amount necessary to prevent any portion of the severance benefit from being a “parachute payment.”

Under the terms of the employment agreement, Mr. Zoretic could be terminated for “cause” for any act or failure to act on his part which constitutes (1) fraud, embezzlement, theft or dishonesty against us, (2) material violation of law in connection with or in the course of his duties or employment with us, (3) commission of a felony or crime involving moral turpitude, (4) any violation of the restrictive covenants described below, (5) any other material breach of the agreement, (6) material breach of any written employment policy of the Company, (7) conduct which tends to bring the Company into substantial public disgrace or disrepute, or (8) material violation of the our Standards of Ethical Business Conduct. Mr. Zoretic could terminate his employment with us for “good reason” under the employment agreement if there occurs: (1) a material reduction in his annual base salary or his annual total cash compensation (including base salary and target annual incentive), unless such reduction is applied equally and proportionally to substantially all management employees, (2) a material adverse change without his prior consent in his position, duties, or responsibilities, (3) a material breach of the agreement by us, (4) a change in his principal work location to a location more than fifty miles from his prior work location, or (5) the failure of any successor of ours to promptly assume and continue our obligations under the agreement.

In addition, after a change in control, in the event that Mr. Zoretic’s employment is terminated by us other than for cause or by Mr. Zoretic for good reason, Mr. Zoretic will be eligible for the benefits under the WellPoint, Inc. Executive Agreement Plan pursuant to a change in control as if he were a participant in the WellPoint, Inc. Executive Agreement Plan, except that all of the restrictive covenants provided for therein will be replaced by the restrictive covenants contained in his employment agreement.

Mr. Zoretic has agreed that during his employment and for 12 months following his termination of employment unless his employment is terminated by us without cause or by Mr. Zoretic for good reason, he cannot (1) seek or obtain certain positions, or engage in certain activities, that are competitive with us; (2) solicit or hire, or attempt to solicit or hire, our employees or certain persons actively recruited by us; or (3) solicit business from certain of our clients or potential clients. He has also agreed that during his employment and indefinitely following his termination of employment for any reason, he will preserve our confidences, and not disparage us, and during his employment and for 12 months thereafter he will cooperate with us. In the event of a material and willful violation by Mr. Zoretic of such covenants, and in addition to equitable relief for us in such event, he will forfeit the severance benefit payable upon a termination of his employment by us without cause or by him for good reason, if applicable, and equity awards or certain gains from such awards granted after the effective date of the employment agreement. We may offset our obligations under the employment agreement by the actual damages from breach of such covenants or certain other claims against Mr. Zoretic.

Other Executive Severance Arrangements

WellPoint, Inc. Executive Agreement Plan

The WellPoint, Inc. Executive Agreement Plan (the “Executive Agreement Plan”) is intended to protect our key executive employees and key employees of our subsidiaries and affiliates against an involuntary loss of employment (without cause) so as to attract and retain such employees and to motivate them to enhance our value. The Executive Agreement Plan is administered by a committee appointed by our Chief Executive Officer.

Our key executive employees and key employees of our subsidiaries and affiliates, including each vice president, senior vice president, executive vice president and any other key executive selected by our Chief Executive Officer, are eligible to participate in the Executive Agreement Plan. An eligible executive will only become a participant in the Executive Agreement Plan upon his or her execution of an employment agreement with us. In general, the terms of the Executive Agreement Plan will replace a participant’s pre-existing agreements for employment, severance or change in control benefits, or restrictive covenants.

Severance pay and benefits are triggered under the Executive Agreement Plan upon a termination of a participant’s employment by us for any reason other than death, disability (each as defined in the Executive Agreement Plan), “cause” (as defined below) or a “transfer of business” (as defined below). Severance pay and benefits will also be provided under the Executive Agreement Plan (at enhanced levels for each participant who is a senior vice president or executive vice president) upon a termination of a participant’s employment (1) by us for any reason other than death, disability, cause, or a transfer of business, during certain periods prior to, or the 36-month period after, a “change in control” (as defined in the Executive Agreement Plan), or (2) by the participant for “good reason” (as defined below), during the 36-month period after a change in control.

Under the Executive Agreement Plan, “cause” means any act or failure to act which constitutes:

(1)	fraud, embezzlement, theft or dishonesty against us;

(2)	a material violation of law in connection with or in the course of the participant’s duties or employment;

(3)	commission of any felony or crime involving moral turpitude;

(4)	any violation of any of the restrictive covenants contained in the Executive Agreement Plan;

(5)	any other material breach of the related employment agreement;

(6)	a material breach of any of our written employment policies;

(7)	conduct which tends to bring us into substantial public disgrace or disrepute; or

(8)	a material violation of the Company’s Standards of Ethical Business Conduct.

except that with respect to a termination of employment during the period beginning on the date of the public announcement or the making of a proposal or offer which if consummated would be a change in control, or the approval by our Board or our shareholders of a transaction that upon closing would be a change in control, and ending on the earlier to occur of the termination, abandonment or occurrence of the change in control or the first anniversary of the beginning of the period (the “Change in Control Period”), or within the 36-month period after a change in control, clause (6) and (8) will apply only if such material breach or violation is grounds for immediate termination under the terms of such written employment policy or standard of ethical business conduct; and clauses (4), (5), (6), and (7) will apply only if such violation, breach or conduct is willful. In addition, “transfer of business” means a transfer of the participant’s position to another entity, as part of either (1) a transfer to such entity as a going concern of all or part of our business function(s) in which the participant was employed, or (2) an outsourcing to another entity of our business function(s) in which the participant was employed.

Any participant who is a vice president, senior vice president or executive vice president may terminate his or her employment for “good reason” under the Executive Agreement Plan upon (a) the occurrence of the events set forth in clauses (2) or (5) below within the 36-month period after a change in control, or (b) the occurrence of the events set forth in clauses (1), (3) or (4) below at any time before or after a change in control:

(1)	a material reduction during any 24 consecutive month period in the participant’s salary, or in the annual total cash compensation (including salary and target bonus), but excluding in either case any reduction both (A) applicable to management employees generally, and (B) not implemented during a Change in Control Period or within the 36-month period after a change in control;

(2)	a material adverse change without the participant’s prior consent in the participant’s position, duties, or responsibilities except in connection with a transfer of business if the position offered by the transferee is substantially comparable and is not in violation of the participant’s rights under the employment agreement;

(3)	a material breach of the employment agreement by us;

(4)	a change in the participant’s principal work location to a location more than 50 miles from the participant’s prior work location and from the participant’s principal residence; or

(5)	the failure of any successor of ours to assume our obligations under the Executive Agreement Plan (including any employment agreements).

If a vice president, senior vice president or executive vice president terminates his or her employment without “good reason,” he or she is not entitled to any severance benefits under the Executive Agreement Plan.

In the event that severance pay and benefits are triggered, an eligible vice president, senior vice president or executive vice president will be entitled to receive severance pay in an amount equal to the participant’s applicable severance multiplier times the sum of the participant’s annual salary and annual target bonus, payable in equal installments over the participant’s applicable severance period; continued participation in our health and life insurance benefit plans during the severance period; continuation of certain executive compensation perquisite payments and benefits during the severance period; continued financial planning services, if available to current executives, and outplacement services. For participants who are executive vice presidents, the applicable severance multiplier is two (increased to three when enhanced severance is paid in circumstances relating to a change in control, as described above) and the severance period is two years (increased to three years when such enhanced severance is paid).

Other severance benefits payable to vice presidents, senior vice presidents and executive vice presidents triggered by qualifying terminations of employment after a change in control include a pro-rata bonus for the year of termination; cash payments equivalent to our tax-qualified retirement and supplemental retirement plan contributions for the participant during the severance period; and accelerated vesting of equity grants which were outstanding on both the date of the change in control and the date of termination of employment. The annual bonus of each executive participant for the year of a change in control is guaranteed to be the greater of the participant’s target bonus for that year or the amount earned under the bonus plan formulas. The Executive Agreement Plan further provides that, in the event of certain corporate transactions, if an acquiring company does not assume our equity grants, the grants will vest and become payable upon the corporate transaction.

Participants who are executive vice presidents or senior vice presidents as of April 1, 2009 were also, in certain circumstances, entitled to full tax gross-up for taxes on excess parachute payments. This full tax gross-up benefit was eliminated from the Executive Agreement Plan effective March 1, 2012.

The Executive Agreement Plan payments and benefits of each participant are conditioned upon the participant’s compliance with restrictive covenants and execution of a release of claims against us. The Executive Agreement Plan provides that if a participant breaches any restrictive covenant or fails to provide the required cooperation, (1) such participant shall repay to us any severance benefits previously received, as well as an amount equal to the fair market value of restricted stock vested and gain on stock options exercised within the 24-month period prior to such breach, (2) no further severance pay or benefits shall be provided to such participant, and (3) all outstanding unexercised stock options and unvested restricted stock shall be cancelled and forfeited.

Messrs. Cannon, DeVeydt and Goulet, and Ms. Beer participate in the Executive Agreement Plan. Mr. Madabhushi was a participant in the Executive Agreement Plan from September 2012 until his termination. In addition, Mr. Swedish became a participant in the Executive Agreement Plan upon commencing employment on March 25, 2013.

Employment Agreement

As set forth above, for an executive officer to become eligible to participate in the Executive Agreement Plan, he or she must enter into an employment agreement with us (the “Plan Employment Agreement”). The Plan

Employment Agreement has an initial term of one year, which term is automatically extended until one year after the date on which either we or the executive officer provides notice of non-renewal. The executive officer’s employment terminates upon the disability or death of the executive officer, or we may terminate the executive officer with or without Cause (as defined in the Executive Agreement Plan). Upon termination of employment, the executive officer may be entitled to the benefits set forth in the Executive Agreement Plan as set forth above. The Plan Employment Agreement also contains the restrictive covenants set forth in the Executive Agreement Plan. Messrs. Cannon, DeVeydt and Goulet, and Ms. Beer are parties to the Plan Employment Agreement and Mr. Madabhushi was a party until his termination. In addition, Mr. Swedish became a party to the Plan Employment Agreement upon commencing employment on March 25, 2013.

Separation Agreement

We entered into a Separation Agreement with Mr. Madabhushi effective September 19, 2012. Mr. Madabhushi remained employed with us as an employee but not an officer through January 2, 2013, receiving base salary and monthly DEC payments from September 20, 2012 through January 2, 2013. Mr. Madabhushi agreed to forego any AIP payment that he might otherwise be entitled to and he also agreed that, notwithstanding the grant agreements, all equity grants not vested as of September 19, 2012 were cancelled and forfeited on September 19, 2012. Mr. Madabhushi also ceased accruing paid time off as of September 19, 2012. Following his termination, Mr. Madabhushi received a lump sum cash payment of $2,256,599. Mr. Madabhushi also received severance payments and other benefits under the Executive Agreement Plan as described above upon the execution of a release of claims, which payments are conditioned upon his compliance with the restrictive covenants set forth in his Plan Employment Agreement.

PROPOSAL NO. 4

SHAREHOLDER PROPOSAL TO

REQUIRE SEMI-ANNUAL REPORTING ON

POLITICAL CONTRIBUTIONS AND EXPENDITURES

We have been informed that Harrington Investments, Inc. (“Harrington”), 1001 2nd Street, Suite 325, Napa, California 94559, a beneficial owner of 100 shares of our common stock, intends to introduce at the annual meeting the following resolution. The following shareholder proposal will be voted on at the annual meeting only if properly presented by or on behalf of Harrington. In accordance with SEC rules, the text of the proposed shareholder resolution and supporting statement is printed verbatim from its submission.

“Resolved, that the shareholders of WellPoint, Inc. (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used to participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, and used in any attempt to influence the general public, or segments thereof, with respect to elections or referenda. The report shall include:

a.	An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above; and

b.	The title(s) of the person(s) in the Company responsible for the decision(s) to make the political contributions or expenditures.

The report shall be presented to the board of directors or relevant board oversight committee and posted on the Company’s website.”

The proponent has furnished the following statement:

“As long-term shareholders of WellPoint, Inc., we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect political contributions to candidates, political parties, or political organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Publicly available data does not provide useful insight into the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In some cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax-exempt organizations for political purposes. This would bring our Company in line with a growing number of leading companies, including Exelon, Merck, and Microsoft that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.”

Recommendation

The Board of Directors recommends a vote AGAINST this proposal.

We are committed to participating in the political process in a responsible way that serves the Company’s best interests and the best interests of our shareholders and customers. Our Board already oversees and receives significant information related to the Company’s political contributions and expenditures, and we already provide extensive disclosure of our corporate political contributions and activities. Therefore, implementation of this proposal would be unnecessary and not in the best interests of shareholders.

Our corporate political activities are overseen by our Board and management and are an important part of our corporate strategy. In accordance with its charter, the Audit Committee reviews at least annually, the Company’s political strategy, contributions and activities and oversees compliance with the Company’s policies and procedures regarding political contributions and activities. In additions, our Board receives regular updates on public affairs from management. The risks associated with political and lobbying activities are managed in accordance with our enterprise risk management framework, including reviews by our Internal Audit Department. The Board oversees the enterprise risk management framework. Our management possesses detailed knowledge about the opportunities and challenges facing the Company and thus is best suited to decide, with the oversight of the Board, which issues are important to the Company.

Furthermore, we already disclose much of the information requested by this proposal. As a result, adoption of this proposal would result in additional administrative burden and be duplicative of the many reports that are already publicly available. For example, we publish annually a very extensive Political Contributions & Related Activity Report that discloses information about our political contributions and lobbying activities. This report is available on our website and discloses the following items:

•

WellPoint’s policies and procedures for political contributions and lobbying activities, including the title of associates involved with and required to approve political contributions and lobbying activities;

•	The aggregate amount spent on state and federal lobbying activities;

•	An itemized report of all contributions by WellPoint to state candidates and committees, including the names of recipients and the amounts of contributions;

•

An itemized report of the amount of annual dues WellPoint paid to national and state business and trade associations that were at least $50,000, including the portion allocated to non-deductible lobbying activity and political expenditures; and

•

Information about WellPoint’s political action committee (“WellPAC”) (the non-partisan political action committee of WellPoint associates), including an itemized report of all political contributions by WellPAC to (i) federal candidates, (ii) federal PACs and party committees, (iii) state candidates and party committees, and (iv) other organizations.

In addition, our Standards of Ethical Business Conduct disclose our policies for political activity and contributions and lobbying activities by associates. These Standards are also available on our website.

We also comply with all disclosure requirements pertaining to political contributions and lobbying under federal, state and local laws. In addition to the disclosures about our political contributions and lobbying activities available on our website, detailed information about WellPAC contributions and our political contributions and expenditures is available on the Federal Election Commission website and through the websites of individual state agencies. In this regard, we file a quarterly federal lobbying disclosure report, which is publicly available and includes the amount of dues we pay to national trade associations that are non-deductible for federal lobbying expenses. In turn, these trade associations are all required to disclose their lobbying expenditures under the Lobbying Disclosure Act of 1995 and to report their lobbying expenditures to the United States Senate.

Additionally, our expenses related to political and lobbying activities are not financially material. In 2012, total payments for political and lobbying activities accounted for less than one-tenth of one percent of our overall operating costs. Requiring us to provide additional reporting on our political contributions and activities beyond the disclosure we currently provide would require us to expend additional resources and management time without providing any real benefit to shareholders. Furthermore, any additional disclosure of proprietary information related to our corporate strategy could result in a competitive disadvantage to us.

We believe that our current policies and disclosures, including the robust oversight provided by our Board and management and the detailed disclosure of our political contributions, policies, procedures and activities in our Political Contributions & Related Activity Report, make this proposal unnecessary. Accordingly, we believe that this proposal is not in the best interests of shareholders.

For the reasons described above, the Board recommends a vote AGAINST this proposal. Proxies will be voted AGAINST the proposal unless you specify otherwise.

By Order of the Board of Directors,

Kathleen S. Kiefer
Corporate Secretary

002CSN8606

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 14, 2013 (May 13 for 401 (k) shares).
Vote by Internet
• Go to www.envisionreports.com/wlp
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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To vote as the Board of Directors recommends on all items listed below, sign, date and return this proxy card.
A	Election of Directors — The Board of Directors recommends a vote FOR each of the nominees.							+
1. Election of Directors for a three-year term:
	For	Against	Abstain		For	Against	Abstain

1a - Sheila P. Burke	☐	☐	☐	1b - George A. Schaefer, Jr.	☐	☐	☐

1c - Joseph R. Swedish	☐	☐	☐

B	Proposals — The Board of Directors recommends a vote FOR Proposals 2 and 3.
2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2013.					For ☐	Against ☐	Abstain ☐

3. Advisory vote to approve the compensation of our named executive officers.					☐	☐	☐
C	Proposals — The Board of Directors recommends a vote AGAINST Proposal 4.
4. If properly presented at the meeting, to vote on a shareholder proposal to require semi-annual reporting on political contributions and expenditures.					For ☐	Against ☐	Abstain ☐

Annual Meeting of Shareholders

Indiana History Center, 450 West Ohio Street, Indianapolis, Indiana 46202

Wednesday, May 15, 2013

Registration and Seating Available at 7:30 a.m. Eastern Daylight Time

Meeting Begins Promptly at 8:00 a.m. Eastern Daylight Time

Please plan to arrive early as there will be no admission after the meeting begins.

To attend the annual meeting, please present this admission ticket and photo identification at the registration desk upon arrival.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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PROXY VOTING INSTRUCTIONS FOR ANNUAL MEETING OF SHAREHOLDERS	+

Wednesday, May 15, 2013

This PROXY is solicited by the Board of Directors for use at the Annual Meeting of Shareholders on May 15, 2013. Your shares of stock will be voted as you specify. If you sign and date your proxy card, but do not provide instructions, your shares of stock will be voted FOR Proposals 1, 2, 3 and AGAINST Proposal 4.

By signing this PROXY, you revoke all prior proxies and appoint John Cannon, Wayne S. DeVeydt, and Kathleen S. Kiefer or any of them, as proxies, with the power to appoint substitutes, to vote your shares of stock of WellPoint, Inc. that you would be entitled to cast if personally present at the Annual Meeting of Shareholders, and all adjournments or postponements of the meeting.

If you participate in the WellPoint 401(k) Retirement Savings Plan and you are invested in the Company Common Stock fund in your account, you may give voting instructions to Vanguard Fiduciary Trust Company, the plan Trustee, as to the number of shares of common stock equivalent to the interest in the Company Common Stock fund credited to your account as of the most recent valuation date coincident with or preceding the record date. The Trustee will vote your shares in accordance with your instructions received by 11:59 p.m., Eastern Daylight Time, May 13, 2013. You may also revoke previously given voting instructions by 11:59 p.m., Eastern Daylight Time, May 13, 2013, by filing with the Trustee either written notice of revocation or a properly completed and signed proxy card bearing a later date. Your voting instructions will be kept confidential by the Trustee. If you do not send voting instructions, the Trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.

Your voice is important. You are strongly encouraged to vote your proxy through the Internet or by telephone in accordance with the instructions on the reverse side. However, if you wish to vote by mail, just complete the reverse side of this card, sign, and date below and return in the enclosed envelope. If you wish to vote in accordance with the Board of Directors’ recommendations, you need not mark the voting boxes, only return a signed card. If you do not sign and return a proxy, submit a proxy by telephone or through the Internet, or attend the meeting and vote by ballot, shares that you own directly cannot be voted.

Electronic distribution of proxy materials saves time, postage and printing costs, and is environmentally friendly. For electronic distribution of proxy materials in the future, log on to www.envisionreports.com/wlp.

Please mark your vote on the reverse side and date and sign below.

D	Non-Voting Items
Change of Address — Please print new address below.		Meeting Attendance
		Mark box to the right	☐
if you plan to attend the
Annual Meeting.

E	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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